     As Filed with the Securities and Exchange Commission on July 12, 2001.
                                                      Registration No. 333-
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                        Under the Securities Act of 1933
                              --------------------
                              RITE AID CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

              Delaware                                5912                           23-1614034
  (State or Other Jurisdiction of         (Primary Standard Industrial            (I.R.S. Employer
   Incorporation or Organization)          Classification Code Number)         Identification Number)

                              --------------------
                                 30 Hunter Lane
                         Camp Hill, Pennsylvania 17011
                                 (717) 761-2633
              (Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                              --------------------
                             Elliot S. Gerson, Esq.
              Senior Executive Vice President and General Counsel
                              Rite Aid Corporation
                                 30 Hunter Lane
                         Camp Hill, Pennsylvania 17011
                                 (717) 761-2633
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                              --------------------
                                    Copy to:
                             Stacy J. Kanter, Esq.
                    Skadden, Arps, Slate, Meagher & Flom LLP
                               Four Times Square
                            New York, New York 10036
                                 (212) 735-3000
                              --------------------
  Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|
  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
  If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|
                              --------------------

                                              CALCULATION OF REGISTRATION FEE
================================================================================================================================
                                                                         Proposed Maximum     Proposed Maximum      Amount of
                      Title of Each Class of          Amount To Be        Offering Price         Aggregate         Registration
                    Securities to be Registered      Registered(1)         Per Share(2)      Offering Price(2)        Fee(3)
--------------------------------------------------------------------------------------------------------------------------------
 Common stock, par value $1.00 per share              123,059,669             $8.07           $985,021,528.83      $246,255.39
================================================================================================================================

(1) Includes 21,216,770 shares of common stock issuable upon the conversion of 2,121,677 shares of Series C preferred stock, which shares of Series C preferred stock automatically convert into shares of common stock upon the effectiveness of this registration statement.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, and based upon the average of the high and low prices on the New York Stock Exchange on July 9, 2001.
(3) Pursuant to Rule 457(p), the full amount of the filing fee due with respect to this registration is being paid by applying a portion of the $834,000.00 filing fee paid in connection with our Form S-3 (File No. 333-70777) filed on January 19, 1999 and subsequently withdrawn.
                              --------------------
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this
Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to
Section 8(a), may determine.
===============================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   Subject to Completion, dated July 12, 2001


PROSPECTUS



                              RITE AID CORPORATION
                       123,059,669 Shares of Common Stock


   This prospectus relates to the sale by selling stockholders, including their respective transferors, donees, pledgees, or successors of up to 123,059,669 shares of our common stock that the selling shareholders acquired from us in various private placements and debt-for-equity exchanges. We will not receive any proceeds from the sale of any of the shares.

   The shares are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The selling stockholders may sell the shares through ordinary brokerage transactions or through any other means described in the section "Plan of Distribution". We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may sell any, all or none of the shares offered by this prospectus.

   Our common stock is listed on the NYSE and the Pacific Stock Exchange under the symbol "RAD". The last reported sale price of our common stock on the NYSE on July 9, 2001, was $8.07.

See "Risk Factors" beginning on page 9 for a discussion of risks you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy of this prospectus. Any representation to the contrary is a criminal offense.


                The date of this prospectus is            , 2001

                               TABLE OF CONTENTS


                                                                            Page
                                                                        --------
Cautionary Note Regarding Forward Looking Statements ...............           3
Where You Can Find More Information ................................           4
Prospectus Summary .................................................           5
Risk Factors .......................................................           9
Use of Proceeds ....................................................          14
Price Range of Common Stock and Dividend Policy ....................          14
Dilution ...........................................................          14
Selected Consolidated Financial Information ........................          15
Management's Discussion and Analysis of Financial Condition and
  Results of Operations.............................................          17
Security Ownership of Certain Beneficial Owners and Management .....          52
Business ...........................................................          31
Management .........................................................          40
Certain Relationships and Related Transactions .....................          54
Description of Capital Stock .......................................          56
Selling Stockholders ...............................................          60
Plan of Distribution ...............................................          68
Legal Matters ......................................................          70
Experts ............................................................          70
Index to Consolidated Financial Statements .........................         F-1

              CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS


   This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are identified by terms and phrases such as "anticipate," "believe," "intend," "estimate," "expect," "continue," "should," "could," "may," "plan," "project," "predict," "will," and similar expressions and include references to assumptions and relate to our future prospects, developments and business strategies.

   Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

   o our high level of indebtedness;

   o our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our credit facilities and other debt agreements;

   o our ability to improve the operating performance of our existing stores, and, in particular, our new and relocated stores in accordance with our management's long term strategy;

   o the outcomes of pending lawsuits and governmental investigations, both civil and criminal, involving our financial reporting and other matters;

   o competitive pricing pressures and continued consolidation of the drugstore industry;

   o third party prescription reimbursement levels and regulatory changes governing pharmacy practices;

   o general economic conditions, inflation and interest rate movements;

   o merchandise supply constraints or disruptions;

   o access to capital; and

   o our ability to further develop, implement and maintain reliable and adequate internal accounting systems and controls.

   We undertake no obligation to revise the forward-looking statements included in this prospectus to reflect any future events or circumstances. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences are discussed in this prospectus in the sections titled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                      WHERE YOU CAN FIND MORE INFORMATION


   We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. We also furnish to our stockholders annual reports, which include financial statements audited by our independent certified public accountants and other reports which the law requires us to send to our stockholders. The public may read and copy any reports, proxy statements or other information that we file at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 and at the SEC's regional offices at 505 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. The public may obtain information on the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov."

   Our common stock is listed on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "RAD". You can inspect and copy reports, proxy statements and other information about us at the NYSE's offices at 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104 and 618 South Spring Street, Los Angeles, California 90014.

   We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus does not contain all of the information in the registration statement. You will find more information about us and our common stock in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents which are filed as exhibits to the registration statement or otherwise filed with the SEC.

                               PROSPECTUS SUMMARY


   The following information summarizes the detailed information and financial statements included elsewhere in this prospectus. We encourage you to read this entire prospectus carefully. Unless otherwise indicated or the context otherwise requires, dates in this prospectus that refer to a particular fiscal year (e.g. fiscal 2001) refer to the fiscal year ended on the Saturday closest to February 28 of that year. The fiscal year ended March 3, 2001 included 53 weeks. The fiscal years ended February 27, 1999 and February 26, 2000 included 52 weeks.

                              Rite Aid Corporation

Our Business

    We are the second largest retail drugstore chain in the United States, based on number of stores, and the third largest based on revenues. As of June 2, 2001, we operated 3,631 drugstores in 30 states across the country and in the District of Columbia. We have a first or second place market position, based on revenues, in 34 of the 65 major U.S. metropolitan markets in which we operate. During fiscal 2001, we generated $14.5 billion in revenues. Since the beginning of fiscal 1997, we have purchased 1,554 stores, relocated 949 stores, opened 469 new stores and remodeled 410 stores. As a result, we believe we have one of the most modern store bases in the industry.

    In our stores, we sell prescription drugs and a wide assortment of other merchandise, which we call "front-end" products. In fiscal 2001, our pharmacists filled more than 204 million prescriptions, which accounted for 59.5% of our total revenues. We believe that our pharmacy operations will continue to represent a significant part of our business due to favorable industry trends, including an aging population, increased life expectancy and the discovery of new and better drug therapies. We offer approximately 24,600 front-end products, including over-the-counter medications, health and beauty aids, personal care items, cosmetics, household items, beverages, convenience foods, greeting cards, photo processing, seasonal merchandise and numerous other everyday and convenience products, which accounted for the remaining 40.5% of our total revenues in fiscal 2001. We distinguish our stores from other national chain drugstores, in part, through our private label brands and our strategic alliance with General Nutrition Companies, Inc. ("GNC"), a leading retailer of vitamin and mineral supplements. We offer over 1,500 products under the Rite Aid private label brand, which contributed approximately 10% of our front-end sales in fiscal 2001.

Background

    Under prior management, we were engaged in an aggressive expansion program from 1997 until 1999. During that period, we purchased 1,554 stores, relocated 866 stores, opened 445 new stores, remodeled 308 stores and acquired PCS Health Systems, Inc. These activities had a significant negative impact on our operating results and financial condition, severely strained our liquidity and increased our indebtedness to $6.6 billion as of February 26, 2000, which contributed to our inability to access the financial markets. A resulting decrease in revenue due to inventory shortages, reduction in advertising and uncompetitive prices on front-end products led to a decline in customer traffic, which had a negative impact on our store operations. In October 1999, we announced that we had identified accounting irregularities and our former chairman and chief executive officer resigned. In November 1999, our former auditors resigned and withdrew their previously issued opinions on our financial statements for fiscal 1998 and fiscal 1999. We needed to restate our financial statements and develop accounting systems and controls that would allow us to manage our business and accurately report the results of our operations.

    In December 1999, a new management team was hired, and since that time we have been addressing our business, operational and financial challenges. In response to our situation, new management has:

   o Reduced our indebtedness from $6.6 billion as of February 26, 2000 to $3.7 billion as of June 30, 2001, after giving effect to the Refinancing (described below);

   o Improved front-end same store sales growth from a negative 2.2% in fiscal 2000 to a positive 6.5% in fiscal 2001 by improving store conditions and product pricing and launching a competitive marketing program;

   o Improved same store sales growth from 6.2% in the first quarter of fiscal 2001 to 10.0% in the first quarter of fiscal 2002 and front-end same store sales growth from 1.4% in the first quarter of 2001 to 5.9% in the first quarter of 2002;

   o Restated our financial statements for fiscal 1998 and fiscal 1999, as well as engaged Deloitte & Touche LLP as our new auditors to audit our fiscal years beginning with fiscal 1998;

   o Continued developing and implementing a comprehensive plan, which is ongoing, to address problems with our accounting systems and controls, and also resumed normal financial reporting;

   o Significantly reduced the amount of our indebtedness maturing prior to March 2005; and

   o Addressed out-of-stock inventory levels and strengthened our vendor relationships.

Refinancing Transactions

   On June 27, 2001, we completed a comprehensive $3.2 billion refinancing package (the "Refinancing") that includes a new $1.9 billion senior secured credit facility underwritten by Citicorp North America, Inc., The Chase Manhattan Bank, Credit Suisse First Boston and Fleet Retail Finance, Inc. As a result of the Refinancing, we have significantly reduced our debt and the amount of our debt maturing prior to March 2005.

   Simultaneously with or prior to the closing of the new credit facility, we completed the following transactions, which also form part of the Refinancing:

   o  $552.0 million in private placements of our common stock.

   o An exchange with a financial institution of $152.0 million of our 10.5% senior secured notes due 2002 for $152.0 million of new 12.5% senior secured notes due 2006. The 12.5% senior secured notes due 2006 are secured by a second lien on the collateral securing the new credit facility.

   o Private exchanges of common stock for $303.5 million of our bank debt and 10.5% senior secured notes due 2002.

   o A synthetic lease transaction with respect to two of our distribution centers in the amount of approximately $106.9 million.

   o  $150 million in a private placement of new 11.25% senior notes due 2008.

   o The reclassification of $848.8 million of capital leases as operating leases.

   o An operating lease that we entered into with respect to our aircraft for approximately $25.6 million.

   o A tender offer whereby we accepted for payment $174.5 million of our 10.5% senior secured notes due 2002 at 103.25% of their principal amount.

   With the proceeds of the Refinancing, we repaid our previous senior secured credit facility, our PCS and RCF credit facilities and our secured exchange debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Credit Facilities and Refinancing". As a result of the Refinancing, our remaining debt due before March 2005 consists of $152.0 million of our 5.25% convertible subordinated notes due 2002, $107.8 million of our 6.00% dealer remarketable securities due 2003, $21.9 million of our 10.5% senior secured notes due 2002 and amortization of the new credit facility. We expect to use internally generated funds to retire both the 5.25% notes and the dealer remarketable securities at maturity and to meet the amortization payments under the new credit facility.

Risk Factors

   Prospective purchasers of our common stock should carefully consider the information set forth under the heading "Risk Factors", together with all other information in this prospectus, before making an investment in the common stock offered by this prospectus.

   Our headquarters are located at 30 Hunter Lane, Camp Hill, Pennsylvania 17011, and our telephone number is (717) 761-2633. The address of our Web site is www.riteaid.com. The information on our Web site is not part of this prospectus. Our common stock is listed on the New York Stock Exchange and the Pacific Stock Exchange under the trading symbol "RAD". We were incorporated in 1968 and are a Delaware corporation.

Recent Event

   On July 11, 2001, we announced our results for our first quarter ended June 2, 2001. Revenues for the thirteen week quarter were $3.7 billion, versus $3.4 billion in the first quarter of fiscal 2001. Same store sales increased 10.0% during the quarter compared to the first quarter of fiscal 2001, reflecting prescription sales growth of 12.7% and a 5.9% increase in front-end same store sales. Prescription revenue accounted for 61.6% of total drugstore sales and third party prescription sales represented 91.7% of total pharmacy sales. Net loss from continuing operations for the first quarter was $211.1 million, or a loss of $0.56 cents per share, compared to a net loss from continuing operations of $403.4 million, or a loss of $1.57 per share, in the first fiscal quarter of fiscal 2001.

                                  The Offering

  Common stock offered by selling
  stockholders .......................   123,059,669 shares

  Use of proceeds ....................   We will not receive any proceeds from
                                         the sale of shares by selling
                                         stockholders

  New York Stock Exchange/
  Pacific Stock Exchange Symbol ......   RAD

                      SUMMARY CONSOLIDATED FINANCIAL DATA

   The following summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements and related notes appearing on pages F-1 through F-42. The following summary financial data does not give pro forma effect to the Refinancing.


                                                                                         Year Ended
                                                         --------------------------------------------------------------------------
                                                        March 3, 2001    February 26, 2000    February 27, 1999   February 28, 1998
                                                          (53 weeks)         (52 weeks)          (52 weeks)           (52 weeks)(2)
                                                        -------------    -----------------    -----------------   -----------------
                                                                  (In thousands, except per share amounts and other data)
Statement of Operations Data:
REVENUES ............................................    $ 14,516,865       $ 13,338,947        $ 12,438,442         $ 11,352,637
COSTS AND EXPENSES:
  Cost of goods sold, including occupancy costs......      11,151,490         10,213,428           9,406,831            8,419,021
  Selling, general and administrative expenses.......       3,458,307          3,607,810           3,200,563            2,773,560
  Goodwill amortization..............................          20,670             24,457              26,055               26,169
  Store closing and impairment charges...............         388,078            139,448             195,359              155,024
  Interest expense...................................         649,926            542,028             274,826              202,688
  Loss on debt conversions and modifications.........         100,556                 --                  --                   --
  Share of loss from equity investments..............          36,675             15,181                 448                1,886
  Gain on sale of fixed assets.......................          (6,030)           (80,109)                 --              (52,621)
                                                         ------------       ------------        ------------         ------------
Total costs and expenses ............................      15,799,672         14,462,243          13,104,082           11,525,727
                                                         ------------       ------------        ------------         ------------
Loss from continuing operations before income taxes
  and cumulative effect of accounting change.........      (1,282,807)        (1,123,296)           (665,640)            (173,090)
INCOME TAX EXPENSE (BENEFIT) ........................         148,957             (8,375)           (216,941)             (28,064)
                                                         ------------       ------------        ------------         ------------
  Loss from continuing operations before cumulative
   effect of accounting change.......................      (1,431,764)        (1,114,921)           (448,699)            (145,026)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS, net(1)...          11,335              9,178             (12,823)             (20,214)
  Loss on disposal of discontinued operations, net(1)        (168,795)                --                  --                   --
CUMULATIVE EFFECT OF ACCOUNTING CHANGE, net .........              --            (27,300)                 --                   --
                                                         ------------       ------------        ------------         ------------
Net loss ............................................    $ (1,589,224)      $ (1,133,043)       $   (461,522)        $   (165,240)
                                                         ============       ============        ============         ============
BASIC AND DILUTED (LOSS) INCOME PER SHARE:
  Loss from continuing operations....................    $      (5.15)      $      (4.34)       $      (1.74)        $      (0.58)
  Income (loss) from discontinued operations.........           (0.50)              0.04               (0.05)               (0.08)
  Cumulative effect of accounting change, net........              --              (0.11)                 --                   --
                                                         ------------       ------------        ------------         ------------
  Net loss per share.................................    $      (5.65)      $      (4.41)       $      (1.79)        $      (0.66)
                                                         ============       ============        ============         ============

Balance Sheet Data (at end of period):
  Working capital (deficit)..........................    $  1,955,877       $    752,657        $   (892,115)        $  1,258,580
  Property, plant and equipment (net)................       3,041,008          3,445,828           3,328,499            2,460,513
  Total assets.......................................       7,913,911          9,845,566           9,778,451            7,392,147
  Total debt and capital lease obligations(3)........       5,894,548          6,612,868           5,922,504            3,132,894
  Redeemable preferred stock.........................          19,457             19,457              23,559                   --
  Stockholders' equity (deficit).....................        (354,435)           432,509           1,339,617            1,898,203

Other Data:
  Cash dividends declared per common share...........    $          0       $      .3450        $      .4375         $      .4075
  Basic weighted average shares......................     314,189,000        259,139,000         258,516,000          250,659,000
  Number of retail drugstores........................           3,648              3,802               3,870                3,975
  Number of employees................................          75,500             77,300              89,900               83,000

(1) PCS was acquired on January 22, 1999. On October 2, 2000, we sold PCS. See "Business--PBM Segment." Accordingly, our PBM segment is reported as a discontinued operation for all periods presented. See note 24 of the notes to the consolidated financial statements.
(2)  K&B, Incorporated and Harco, Inc. were acquired in August 1997.
(3) Total debt includes capital lease obligations of $1.1 billion, $1.1 billion, $1.1 billion and $622 million as of March 3, 2001, February 26, 2000, February 27, 1999 and February 28, 1998, respectively.

                                  RISK FACTORS


   You should carefully consider the following factors, in addition to the other information in this prospectus, before investing in our common stock.

               Risks Related to an Investment in our Common Stock

We are highly leveraged. Our substantial indebtedness will severely limit cash flow available for our operations and could adversely affect our ability to service debt or obtain additional financing if necessary.

   After giving effect to the Refinancing, we had, as of June 30, 2001 $3.7 billion of outstanding indebtedness (including current maturities but excluding letters of credit) and stockholders' equity of $567.6 million. We also have additional borrowing capacity under our new revolving credit facility of $500.0 million. Our debt obligations will continue to adversely affect our operations in a number of ways and our cash flow is insufficient to service our debt, which may require us to borrow additional funds for that purpose, restructure or otherwise refinance that debt. Our earnings were insufficient to cover our fixed charges for fiscal 2001 by $1.2 billion. After giving effect to the Refinancing on a pro forma basis, we estimate that our earnings would have been insufficient to cover our fixed charges for fiscal 2001.

   Our high level of indebtedness will continue to restrict our operations. Among other things, our indebtedness will:

   o limit our ability to obtain additional financing;

   o limit our flexibility in planning for, or reacting to, changes in the markets in which we compete;

   o place us at a competitive disadvantage relative to our competitors with less indebtedness;

   o render us more vulnerable to general adverse economic and industry conditions; and

   o require us to dedicate substantially all of our cash flow to service our debt.

   In fiscal 2000 we experienced operational and financial difficulties, resulting in disputes with suppliers and vendors. These disputes were based primarily on our level of indebtedness and led to more restrictive vendor contract terms. Although we believe that our prior disputes with suppliers and vendors have been largely resolved, any future material deterioration in our operational or our financial situation could again impact vendors' and suppliers' willingness to do business with us. Our ability to make payments on our debt, depends upon our ability to substantially improve our future operating performance, which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If our cash flow from our operating activities is insufficient, we may take certain actions, including delaying or reducing capital or other expenditures, attempting to restructure or refinance our debt, selling assets or operations or seeking additional equity capital. We may be unable to take any of these actions on satisfactory terms or in a timely manner. Further, any of these actions may not be sufficient to allow us to service our debt obligations or may have an adverse impact on our business. Our existing debt agreements, limit our ability to take certain of these actions. Our failure to earn enough to pay our debts or to successfully undertake any of these actions could have a material adverse effect on us.

Some of our debt, including borrowings under our new credit facility, is based upon variable rates of interest, which could result in higher interest expense in the event of increases in interest rates.

   Approximately $378.0 million of our outstanding indebtedness as of June 30, 2001, following the Refinancing, bears an interest rate that varies depending upon LIBOR and is not covered by interest rate swap contracts that expire in 2002. If we borrow additional amounts under our senior secured facility, the interest rate on those borrowings will vary depending upon LIBOR. If LIBOR rises, the interest rates on this outstanding debt will also increase. Therefore an increase in LIBOR would increase our interest payment obligations under these outstanding loans and have a negative effect on our cash flow and financial condition.

Holding Company Structure

   We are a holding company with no direct operations. Our principal assets are the equity interests that we hold in our operating subsidiaries. As a result, we are dependent upon dividends and other payments from our subsidiaries to generate the funds necessary to meet our financial obligations, including the payment of principal of and interest on our outstanding debt. Our subsidiaries are legally distinct from us and have no obligation to pay amounts due with respect to our debt or to make funds available to us for such payment or for any other reason. As of June 30, 2001, after giving effect to the Refinancing, our subsidiaries had approximately
$3.7 billion of indebtedness and liabilities.

The covenants in our outstanding indebtedness impose restrictions that may limit our operating and financial flexibility.

   The covenants in the instruments governing our outstanding indebtedness, including our new credit facility and the instruments governing our new 11.25% notes and 12.5% notes, restrict our ability to incur liens and debt, pay dividends, make redemptions and repurchases of capital stock, make loans, investments and capital expenditures, prepay, redeem or repurchase debt, engage in mergers, consolidations, asset dispositions, sale-leaseback transactions and affiliate transactions, change our business, amend certain debt and other material agreements, issue and sell capital stock of subsidiaries, restrict distributions from subsidiaries and grant negative pledges to other creditors.

   Moreover, if we are unable to meet the terms of the financial covenants or if we breach any of these covenants, a default could result under one or more of these agreements. A default, if not waived by our lenders, could result in the acceleration of our outstanding indebtedness and cause our debt to become immediately due and payable. If acceleration occurs, we would not be able to repay our debt and it is unlikely that we would be able to borrow sufficient additional funds to refinance such debt. Even if new financing is made available to us, it may not be available on terms acceptable to us.

   If we were required to obtain waivers of defaults, we may incur significant fees and transaction costs. In fiscal 2000, we were required to obtain waivers of compliance with, and modifications to, certain of the covenants contained in our senior credit and loan agreements and public indentures. In connection with obtaining certain of such waivers and modifications, we paid significant fees and transaction costs.

                        Risks Related to our Operations

Major lawsuits have been brought against us and certain of our subsidiaries, and there are currently pending both civil and criminal investigations by the U.S. Securities and Exchange Commission, the United States Attorney and an investigation by the United States Department of Labor. In addition to any fines or damages that we might have to pay, any criminal conviction against us may result in the loss of licenses and contracts that are material to the conduct of our business, which would have a negative effect on our results of operations, financial condition and cash flows.

   There are several major ongoing lawsuits and investigations in which we are involved. These include, in addition to the investigations described below, several class action lawsuits. While some of these lawsuits have been settled, pending court approval, we are unable to predict the outcome of any of these matters at this time. If any of these cases result in a substantial monetary judgment against us or is settled on unfavorable terms, our results of operations, financial condition and cash flows could be materially adversely affected.

   There are currently pending both civil and criminal governmental investigations by the SEC and the United States Attorney concerning our financial reporting and other matters. In addition, an investigation has also been commenced by the U.S. Department of Labor concerning our employee benefit plans, including our principal 401(k) plan, which permitted employees to purchase our common stock. Purchases of our common stock under the plan were suspended in October 1999. In January 2001, we appointed an independent trustee to represent the interests of these plans in relation to the company and to investigate possible claims the plans may have against us. Both the independent trustee and the Department of Labor have asserted that the plans may have claims against us. These investigations are ongoing and we cannot predict their outcomes. If we were convicted of any crime, certain licenses and government contracts, such as Medicaid plan reimbursement agreements, that are material to our operations may be revoked, which would have a material adverse effect on our results of operations and financial condition. In addition, substantial penalties, damages, or other monetary remedies assessed against us could also have a material adverse effect on our results of operations, financial condition and cash flows.

   Given the size and nature of our business, we are subject from time to time to various lawsuits which, depending on their outcome, may have a negative impact on our results of operations, financial condition and cash flows.

We are substantially dependent on a single supplier of pharmaceutical products to sell products to us on satisfactory terms. A disruption in this relationship would have a negative effect on our results of operations, financial condition and cash flows.

   We obtain approximately 93% of our pharmaceutical supplies from a single supplier, McKesson HBOC, Inc., pursuant to a long-term contract. Pharmacy sales represented approximately 59.5% of our total revenues during fiscal 2001, and, therefore, our relationship with McKesson HBOC is important to us. Any significant disruptions in our relationship with McKesson HBOC would make it difficult for us to continue to operate our business, and would have a material adverse effect on our results of operations, financial condition and cash flows.

Our auditors have identified numerous "reportable conditions", which relate to our internal accounting systems and controls, which systems and controls may be insufficient. Improvements to our internal accounting systems and controls could require substantial resources.

   An audit of our financial statements for fiscal 1998 and fiscal 1999, following a previous restatement, concluded in July 2000 and resulted in an additional restatement of fiscal 1998 and fiscal 1999. Following its review of our books and records, our management concluded that further steps were needed to establish and maintain the adequacy of our internal accounting systems and controls. In connection with the above audits of our financial statements, Deloitte & Touche LLP advised us that it believed there were numerous "reportable conditions" under the standards established by the American Institute of Certified Public Accountants which relate to our accounting systems and controls that could adversely affect our ability to record, process, summarize and report financial data consistent with the assertions of management in the financial statements. In order to address the reportable conditions identified by Deloitte & Touche LLP, we are developing and implementing comprehensive, adequate and reliable accounting systems and controls. If, however, we determine that our internal accounting systems and controls require additional improvements beyond those identified, or if the changes we are implementing are inadequate, we may need to commit additional substantial resources, including time from our management team, to implement new systems and controls, which could affect the timeliness of our financial or management reporting.

We need to continue to improve our operations in order to improve our financial condition, but our operations will not improve if we cannot continue to effectively implement our business strategy or if they are negatively affected by general economic conditions.

   Our operations during fiscal 2000 were adversely affected by a number of factors, including our financial difficulties, inventory shortages, allegations of violations of the law, including drug pricing issues, disputes with suppliers and uncertainties regarding our ability to produce audited financial statements. To improve operations, new management developed and in fiscal 2001 began implementing and continues to implement, a business strategy to improve our stores and enhance our relationships with our customers by improving the pricing of products, providing more consistent advertising through weekly circulars, eliminating inventory shortages and out-dated inventory, resolving issues and disputes with our vendors, and developing programs intended to provide better customer service and purchasing prescription files and other means. If we are not successful in implementing our business strategy, or if our business strategy is not effective, we may not be able to continue to improve our operations. In addition, any adverse change in general economic conditions can adversely affect consumer buying practices and reduce our sales of front-end products, which are our higher margin products, and cause a proportionately greater decrease in our profitability. Failure to continue to improve operations or a decline in general economic conditions would adversely affect our results of operations, financial condition and cash flows and our ability to make principal or interest payments on our debt.

We cannot assure you that management will be able to successfully manage our business or successfully implement our strategic plan. This could have a material adverse effect on our business and the results of our operations, financial condition and cash flows.

   In December 1999, we hired a new management team to address our business, operational financial and accounting challenges. Our management team has considerable experience in the retail industry. Nonetheless, we cannot assure you that our management will be able successfully to manage our business or successfully implement our strategic business plan. This could have a material adverse effect on our results of operations, financial condition and cash flows.

We are dependent on our management team, and the loss of their services could have a material adverse effect on our business and the results of our operations or financial condition.

   The success of our business is materially dependent upon the continued services of our chairman and chief executive officer, Robert G. Miller, and the other members of our management team. The loss of Mr. Miller or other key personnel could have a material adverse effect on the results of our operations, financial condition and cash flows. Additionally, we cannot assure you that we will be able to attract or retain other skilled personnel in the future.

                         Risks Related to our Industry

The markets in which we operate are very competitive and further increases in competition could adversely affect us.

   We face intense competition with local, regional and national companies, including other drugstore chains, independently owned drugstores, supermarkets, mass merchandisers, discount stores and mail order pharmacies. We may not be able to effectively compete against them because our existing or potential competitors may have financial and other resources that are superior to ours. In addition, we may be at a competitive disadvantage because we are more highly leveraged than our competitors. Because many of our stores are new, their ability to achieve profitability depends on their ability to achieve a critical mass of customers. While customer growth is often achieved through purchases of prescription files from existing pharmacies, our ability to achieve this critical mass through purchases of prescription files could be confined by liquidity constraints. Although in the recent past, our competitiveness has been adversely affected by problems with inventory shortages, uncompetitive pricing and customer service, we have taken steps to address these issues. We believe that the continued consolidation of the drugstore industry will further increase competitive pressures in the industry. As competition increases, a significant increase in general pricing pressures could occur which would require us to increase our sales volume and to sell higher margin products and services in order to remain competitive. We cannot assure you that we will be able to continue effectively to compete in our markets or increase our sales volume in response to further increased competition.

Changes in third-party reimbursement levels for prescription drugs could reduce our margins and have a material adverse effect on our business.

   Sales of prescription drugs, as a percentage of revenues, and the percentage of prescription sales reimbursed by third parties, have been increasing and we expect them to continue to increase. In fiscal 2001, sales of prescription drugs represented 59.5% of our revenues and we were reimbursed by third-party payors for approximately 90.3% of all of the prescription drugs that we sold. During fiscal 2001, the top five third-party payors accounted for approximately 26.4% of our total revenues. Any significant loss of third-party provider business could have a material adverse effect on our business and results of operations. Also, these third-party payors could reduce the levels at which they will reimburse us for the prescription drugs that we provide to their members. Furthermore, if Medicare is reformed to include prescription benefits, we may be reimbursed for some prescription drugs at prices lower than our current retail prices. If third-party payors reduce their reimbursement levels or if Medicare covers prescription drugs at reimbursement levels lower than our current retail prices, our margins on these sales would be reduced, and the profitability of our business and our results of operations, financial condition and cash flows could be adversely affected.

We are subject to governmental regulations, procedures and requirements; our noncompliance or a significant regulatory change could adversely affect our business, the results of our operations or our financial condition.

   Our pharmacy business is subject to federal, state, and local regulation. These include local registrations of pharmacies in the states where our pharmacies are located, applicable Medicare and Medicaid regulations, and prohibitions against paid referrals of patients. Failure to properly adhere to these and other applicable regulations could result in the imposition of civil and criminal penalties and could adversely affect the continued operation of our business. Furthermore, our pharmacies could be affected by federal and state reform programs, such as healthcare reform initiatives which could, in turn, negatively affect our business. The passing of these initiatives or any new federal or state programs could adversely affect our results of operations, financial condition and cash flows.

Certain risks are inherent in the provision of pharmacy services; our insurance may not be adequate to cover any claims against us.

   Pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceuticals and other healthcare products, such as with respect to improper filling of prescriptions, labeling of prescriptions and adequacy of warnings. Although we maintain professional liability and errors and omissions liability insurance from time to time, claims result in the payment of significant amounts, some portions of which are not funded by insurance. We cannot assure you that the coverage limits under our insurance programs will be adequate to protect us against future claims, or that we will maintain this insurance on acceptable terms in the future. Our results of operations, financial condition or cash flows may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liability for which we self insure or we suffer reputational harm as a result of an error or omission.

We will not be able to compete effectively if we are unable to attract, hire and retain qualified pharmacists.

   There is a nationwide shortage of qualified pharmacists. In response, we have implemented improved benefits and training programs in order to attract, hire and retain qualified pharmacists. However, we may not be able to attract, hire and retain enough qualified pharmacists. This could adversely affect our operations.

                       Risks Related to our Common Stock

You may not be able to sell the common stock when you want to and, if you do, you may not be able to receive the price that you want.

   Although our common stock has been actively traded on the New York Stock Exchange and the Pacific Exchange, we do not know if an active trading market for the common stock will continue or, if it does, at what prices the common stock may trade. The shares of our common stock offered by this prospectus will significantly increase the number of shares of our common stock registered for sale to the public, and could result in a decline in the market price of our common stock. Therefore, you may not be able to sell the common stock when you want and, if you do, you may not receive the price you want. Additionally, in connection with the settlement of a class action suit brought against us, we may be required to issue 20 million shares of common stock. If the value of our shares of common stock is less than $7.75 per share in February 2002, we may deliver a greater number of shares. We will also issue additional shares of common stock pursuant to outstanding options granted pursuant to our various stock option plans. In addition, as described below, the refinancing of our indebtedness may include additional issuances of equity securities. We cannot predict the extent to which this dilution, the availability of a large amount of shares for sale, and the possibility of additional issuances and sales of our common stock will negatively affect the trading price of our common stock or the liquidity of our common stock.

Our debt restructuring efforts may be dilutive to your shares.

   We may undertake additional transactions to simplify and restructure our capital structure, which may include, as part of these efforts, additional issuances of equity securities in exchange for our indebtedness. The issuance of additional shares of common stock may be dilutive to the holders of our common stock, including holders who purchase shares of common stock in this offering.

                                USE OF PROCEEDS


   We will not receive any of the proceeds of sales by the selling stockholders.


                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

   Our common stock is listed on the New York and Pacific Stock Exchanges under the symbol "RAD". On July 9, 2001, we had approximately 11,690 record shareholders. Quarterly high and low stock prices, based on the New York Stock Exchange composite transactions, together with dividend information are shown below:


Fiscal Year                                        Quarter       High         Low       Dividend
-----------                                        --------     --------    --------     --------
2002 (second quarter through July 9, 2001) ...     First        9.09         5.27           --
                                                   Second       9.99         8.02           --

2001 .........................................     First           8 1/2        4 3/4       --
                                                   Second          8 1/2        4           --
                                                   Third           4 3/8        2 7/16      --
                                                   Fourth          6 3/32       1 3/4       --

2000 .........................................     First          41 3/4       21       $.1150
                                                   Second         26 15/16     17 1/2   $.1150
                                                   Third          20 1/8        4 1/2   $.1150
                                                   Fourth         13 1/4        6 3/8       --


   We have not declared or paid any cash dividends on our common stock since the third quarter of fiscal 2000 and we do not anticipate paying cash dividends in the foreseeable future. Our credit facilities and the instruments governing our other indebtedness do not allow us to pay cash dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Credit Facilities and Refinancing".


                                    DILUTION


   This offering is for sales of our common stock by some of our existing stockholders on a continuous or delayed basis. Sales of common stock by selling stockholders pursuant to this prospectus will not result in a change to the net tangible book value per share before and after the distribution of shares by the selling stockholders. There will be no change in net tangible book value per share attributable to cash payments made by purchasers of the shares being offered. Prospective investors should be aware, however, that the market price of our shares may not bear any relationship to net tangible book value per share.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

   The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements and related notes appearing on pages F-1 through F-42. Selected consolidated financial information is presented for four fiscal years. As previously discussed in our Form 10-K dated May 18, 2001 and our Form 10-K/A dated October 11, 2000, substantial time, effort and expense was required over a six month period to review, assess, reconcile, prepare and audit our financial statements for the 2000, 1999 and 1998 fiscal years. We believe it would require an unreasonable effort and expense to conduct a similar process related to the 1997 fiscal year. The following selected consolidated financial information does not give pro forma effect to the Refinancing.


                                                                                     Fiscal Year Ended
                                                         --------------------------------------------------------------------------
                                                        March 3, 2001    February 26, 2000    February 27, 1999   February 28, 1998
                                                          (53 Weeks)         (52 Weeks)          (52 Weeks)         (52 Weeks)(1)
                                                        -------------    -----------------    -----------------   -----------------
                                                                   (Dollars in thousands, except per share amounts)
Operations Data:
Revenues ............................................   $ 14,516,865       $ 13,338,947         $ 12,438,442        $ 11,352,637
Costs and expenses:
  Cost of goods sold, including occupancy costs......     11,151,490         10,213,428            9,406,831           8,419,021
  Selling, general and administrative expenses.......      3,458,307          3,607,810            3,200,563           2,773,560
  Goodwill amortization..............................         20,670             24,457               26,055              26,169
  Store closing and impairment charges...............        388,078            139,448              195,359             155,024
  Interest expense...................................        649,926            542,028              274,826             202,688
  Loss on debt conversions and modifications.........        100,556                 --                   --                  --
  Share of loss from equity investments..............         36,675             15,181                  448               1,886
  Gain on sale of fixed assets.......................         (6,030)           (80,109)                  --             (52,621)
                                                        ------------       ------------         ------------        ------------
Total costs and expenses ............................     15,799,672         14,462,243           13,104,082          11,525,727
                                                        ------------       ------------         ------------        ------------
  Loss from continuing operations before income taxes
   and cumulative effect of accounting change........     (1,282,807)        (1,123,296)            (665,640)           (173,090)
Income tax expense (benefit) ........................        148,957             (8,375)            (216,941)            (28,064)
                                                        ------------       ------------         ------------        ------------
  Loss from continuing operations before cumulative
   effect of accounting change(2)....................     (1,431,764)        (1,114,921)            (448,699)           (145,026)
Income (loss) from discontinued operations, net(2)...         11,335              9,178              (12,823)            (20,214)
Loss on disposal of discontinued operations, net ....       (168,795)                --                   --                  --
Cumulative effect of accounting change, net .........             --            (27,300)                  --                  --
                                                        ------------       ------------         ------------        ------------
 Net loss ...........................................   $ (1,589,224)      $ (1,133,043)        $   (461,522)       $   (165,240)
                                                        ============       ============         ============        ============
Basic and diluted (loss) income per share:
  Loss from continuing operations....................   $      (5.15)      $      (4.34)        $      (1.74)       $      (0.58)
  Income (loss) from discontinued operations.........          (0.50)              0.04                (0.05)              (0.08)
  Cumulative effect of accounting change, net........             --              (0.11)                  --                  --
                                                        ------------       ------------         ------------        ------------
   Net loss per share................................   $      (5.65)      $      (4.41)        $      (1.79)       $      (0.66)
                                                        ============       ============         ============        ============
Balance Sheet Data (at end of period):
  Working capital (deficit)..........................   $  1,955,877       $    752,657         $   (892,115)       $  1,258,580
  Property, plant and equipment (net)................      3,041,008          3,445,828            3,328,499           2,460,513
  Total assets.......................................      7,913,911          9,845,566            9,778,451           7,392,147
  Total debt and capital lease obligations(3)........      5,894,548          6,612,868            5,922,504           3,132,894
  Redeemable preferred stock.........................         19,457             19,457               23,559                  --
  Stockholders' equity (deficit).....................       (354,435)           432,509            1,339,617           1,898,203
Other Data:
  Cash flows from continuing operations provided by
   (used in):
   Operating activities..............................   $   (704,554)      $   (623,098)        $    276,855        $    622,865
   Investing activities..............................        677,653           (504,112)          (2,705,043)         (1,050,322)
   Financing activities..............................        (64,324)           905,091            2,660,341             535,066
  Capital expenditures(4)............................        132,504            573,287            1,222,674             716,052
  Cash dividends declared per common share ..........              0              .3450                .4375               .4075
  Basic weighted average shares .....................    314,189,000        259,139,000          258,516,000         250,659,000
  Ratio of earnings to fixed charges(5)..............             --                 --                   --                  --
  Number of retail drugstores........................          3,648              3,802                3,870               3,975
  Number of employees................................         75,500             77,300               89,900              83,000
  Pharmacy sales as a percentage of revenues.........           59.5%              58.4%                54.2%               50.2%
                                                                                                           (Footnotes on next page)

---------------
(1) Includes the operations of K&B, Incorporated and Harco, Inc. from their acquisition in August 1997.

(2) PCS was acquired on January 22, 1999 and sold on October 2, 2000 and accordingly, reported as a discontinued operation for all periods presented. See note 24 of the notes to the consolidated financial statements.

(3) Total debt includes capital lease obligations of $0.6 billion, $1.1 billion, $1.1 billion and $1.1 billion as of March 3, 2001, February 26, 2000, February 27, 1999 and February 28, 1998, respectively.

(4)  Capital expenditures represent expenditures for property and equipment.

(5) Calculated by dividing earnings by fixed charges. For this purpose, earnings include loss from continuing operations before income taxes and cumulative effect of accounting change plus fixed charges. Fixed charges include interest, whether expensed or capitalized, amortization of debt incurrence cost, preferred stock dividends and that portion of rental expense which is representative of the interest factor in those rentals. For fiscal 2001, fiscal 2000, fiscal 1999 and fiscal 1998, earnings were insufficient to cover fixed charges by approximately $1,248.0 million, $1,113.4 million, $671.6 million and $175.3 million respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


Overview

   We operate 3,631 retail drugstores in 30 states and in the District of Columbia. We sell prescription drugs, which accounted for approximately 59.5% of our total revenues during fiscal 2001, and other products, which we refer to as front-end products, including non-prescription medications, health and beauty aids and personal care items, cosmetics, photo processing and convenience items. Until October 2, 2000, we operated a pharmacy benefit management services business.

   From the beginning of fiscal 1997 until December 1999, we were engaged in an aggressive expansion program. During that period, we purchased 1,554 stores, relocated 866 stores, opened 445 new stores, remodeled 308 stores and acquired PCS. These activities had a significant negative impact on our operating results, severely strained our liquidity and increased our indebtedness to $6.6 billion as of February 26, 2000.

   In October 1999, we announced that we had identified accounting irregularities and our former chairman and chief executive officer resigned. In November 1999, our former auditors resigned and withdrew their previously issued opinions on our financial statements for the fiscal years 1998 and 1999. Thereafter, the SEC and the U.S. Attorney for the Middle District of Pennsylvania began investigations into our affairs. In addition, the complaint in a securities class action lawsuit, which had been filed in March 1999, was amended to include allegations based upon the accounting irregularities we disclosed. In December 1999, a new senior management team was hired.

   At the time of their arrival, the new management team faced a series of immediate challenges. These included:

   o Deteriorating Store Operations. We experienced substantial operational difficulties during fiscal 2000. The principal problem was a decline in customer traffic and revenues due to inventory shortages, reduced advertising and uncompetitive prices on front-end products. By November 1999, our out-of-stock level had reached 29% and many popular products were not available in our stores. This situation resulted from liquidity constraints and concerns, tighter vendor credit terms and a delay in the opening of our distribution center in Perryman, MD, which caused delays in the shipment of seasonal merchandise. During fiscal 2000, we also suspended our practice of circulating regular newspaper advertising supplements. This disrupted customer traffic and adversely affected revenues. In order to offset the effects of these actions, former management raised the prices of front-end products above competitive levels. Customers rejected the higher prices and revenues continued to decline.

   o Inability to Access Capital Markets. From March 1995 through February 2000, we substantially increased our level of debt and placed a significant strain on our short-term liquidity. The problems were exacerbated by our inability to complete a planned public offering of equity securities to repay the $1.3 billion short-term credit facility due in October 1999, which had been established to support the commercial paper issuances used to acquire PCS. By June 1999, we had issued the maximum amount of commercial paper that was permitted under our credit facilities. In September 1999, we informed our banks that we anticipated being in default on various covenants under both our $1.3 billion PCS credit facility and our $1.0 billion general credit facility and in October 1999, Standard & Poor's and Moody's downgraded our credit rating. Following these events, we lost access to the commercial paper market.

   In response to the situation we faced, we completed the following:

   o Reduced our indebtedness from $6.6 billion on February 26, 2000 to $3.7 billion on June 30, 2001 after giving effect to the Refinancing;

   o Improved our front-end same store sales growth from a negative 2.2% in fiscal 2000 to a positive 6.5% in fiscal 2001 by improving store conditions and product pricing and launching a competitive marketing program;

   o Restated our financial statements for fiscal 1998 and fiscal 1999, engaged new auditors to audit our financial statements for fiscal 1998, fiscal 1999 and fiscal 2000, and resumed normal financial reporting;

   o Significantly reduced the amount of our indebtedness maturing prior to March 2005, including as a result of the Refinancing;

   o Pending court approval, settled the securities class action and related lawsuits for $45.0 million to be funded with insurance proceeds and $155.0 million of common stock, cash and/or notes to be issued and paid in January 2002;

   o Began implementing an initiative to improve all aspects of our supply chain, including buying practices, category management systems and other inventory issues; and

   o Continued developing and implementing a comprehensive plan, which is ongoing, to address problems with our accounting systems and controls, and also resumed normal financial reporting.

   Recent Actions Affecting Operating Results. During fiscal 2001, we took a number of actions which had the short term effect of significantly reducing our operating results but which management believes were nevertheless necessary. Among the actions taken were: (i) the sale of PCS which resulted in our recognizing a loss of $168.8 million and an increase in income tax expense of $146.9 million; (ii) the exchange of approximately $597.3 million of our debt for shares of our common stock which resulted in a net loss of $100.6 million; (iii) our decision to close or relocate certain stores which resulted in an approximate $149.2 million charge included in the $388.1 million recorded charges for store closures and impairment; and (iv) the restatement and audit of our fiscal 1998 and fiscal 1999 financial statements and the related investigation conducted by our audit committee of prior accounting irregularities, which resulted in our incurring and recording of $82.1 million of accounting and legal expense. We anticipate taking actions in the future similar to those described above that may have a material negative impact upon our operating results for the period in which we take those actions or subsequent periods. We expect to incur costs and fees of approximately $94.0 million in connection with the Refinancing.

   Maturing Store Base. Since the beginning of fiscal 1997, we opened 469 new stores, relocated 949 stores, remodeled 410 stores and closed 1,159 stores. These new, relocated and remodeled stores represented approximately 49.8% of our total stores at March 3, 2001 and are generally larger, free standing stores and have higher operating expenses than our older stores. New stores generally do not become profitable until a critical mass of customers is developed. Relocated stores also must attract additional customers to achieve comparable profitability to the store that was replaced. We believe that the period of time required for a new store to achieve profitable operations is generally between two and four years. This period can vary significantly based on the location of a particular store and on other factors, including the investments made in purchasing prescription files for the location and advertising. Our recent liquidity constraints have limited our ability to purchase prescription files and make other investments to promote the development of our new and relocated stores. We believe that our relatively high percentage of new and relocated stores is a significant factor in our recent operating results. Management believes that as these newer stores mature they should gain the critical mass of customers needed for profitable operations. We believe this continuing maturation should positively affect our operating performance in future periods. If we are not able to improve the performance of these new and relocated stores, it will have a material adverse effect on our ability to restore the profitability of our operations.

   Substantial Accounting, Legal and Investigation Expenses. We have incurred substantial expenses in connection with the process of reviewing and reconciling our books and records, restating our fiscal 1998 and fiscal 1999 financial statements, investigating our prior accounting practices and preparing our financial statements. Included in these expenses are the costs of the Deloitte & Touche LLP audits, the investigation by the law firm of Swidler, Berlin, Shereff, Friedman LLP, assisted by Deloitte & Touche LLP, conducted for our audit committee concerning the accounting irregularities which led to the restatement of our financial statements for fiscal 1998 and fiscal 1999 and the costs of retaining Arthur Andersen LLP to assist management in reviewing and reconciling our books and records. We incurred $82.1 million in fiscal 2001 and we expect to incur $10.0 million to $15.0 million in fiscal 2002 for these types of investigations. We anticipate that we will continue to incur significant legal and other expenses in connection with the ongoing litigation and investigations to which we are subject.

   Dilutive Equity Issuances. In June 2000, we completed a series of debt restructuring transactions as described in "Liquidity and Capital Resources". In connection with these transactions, an aggregate total of 69,564,434 shares of our common stock were issued in exchange for $462.6 million principal amount of our outstanding indebtedness. In addition, in November 2000, January 2001 and April 2001, we completed numerous privately negotiated transactions, whereby an aggregate total of 18,125,700 shares of our common stock were issued in exchange for approximately $156.6 million principal amount of our outstanding indebtedness. In March 2001, we also exchanged approximately $279.3 million principal amount of outstanding indebtedness for an aggregate of 41,276,335 shares of our common stock upon completion of a public tender offer. As a result of these exchanges, we recorded an aggregate loss on conversion of approximately $100.6 million in fiscal 2001 and will record additional losses in fiscal 2002. In addition, pursuant to the conversion price adjustment and pay-in-kind dividend provisions of the series B convertible preferred stock issued to Green Equity Investors III, L.P. in October 1999, 62,317,123 shares of our common stock were issuable upon the conversion of such preferred stock at July 1, 2001. As a result of the Refinancing, and including the shares issuable upon the conversion of our Series B and our new Series C preferred stock, shares issuable under outstanding stock options and warrants and shares contingently issuable under the shareholder litigation settlement, common shares outstanding increased from 348.1 million on March 3, 2001 to 493.3 million on June 30, 2001.

   Accounting Systems. Following a review of our books and records, management concluded that further steps were needed to establish and maintain the adequacy of our internal accounting systems and controls. In connection with the audit of our financial statements, Deloitte & Touche LLP advised us that it believed there were numerous "reportable conditions" under the standards established by the American Institute of Certified Public Accountants which relate to our accounting systems and controls that could adversely affect our ability to record, process, summarize and report financial data consistent with the assertions of management in the financial statements. We are developing and implementing comprehensive, adequate and reliable accounting systems and controls which are intended to address the reportable conditions identified by Deloitte & Touche LLP.

   Sale of PCS. On October 2, 2000, we sold PCS, our PBM segment, to Advance Paradigm (now AdvancePCS). The selling price of PCS consisted of $710.5 million in cash, $200.0 million in principal amount of AdvancePCS's 11% promissory notes and AdvancePCS equity securities. Accordingly, the PBM segment is reported as a discontinued operation for all periods presented in the accompanying financial statements, and the operating income of the PBM segment through October 2, 2000, the date of sale, is reflected separately from the income from continuing operations. The loss on disposal of the PBM segment was $168.8 million. Additionally, we recorded an increase to the tax valuation allowance and income tax expense of $146.9 million in the first quarter of fiscal 2001 in continuing operations.

   Working Capital. We generally finance our inventory and capital expenditure requirements with internally generated funds and borrowings. We expect to use borrowings to finance inventories and to support our continued growth. Over 75% of our front-end sales are in cash. Third-party insurance programs, which typically settle in fewer than 30 days, accounted for 90.3% of our pharmacy revenues and 53.7% of our revenues in fiscal 2001.

   Seasonality. We experience seasonal fluctuations in our results of operations in the fourth fiscal quarter as the result of Christmas and the flu season. We also tailor certain front-end merchandise to capitalize on holidays and seasons. This leads to an increase in revenues during our fourth fiscal quarter.

   Industry Trends. It is anticipated that pharmacy sales in the United States will increase 75% over the next five years. This anticipated growth is expected to be driven by the "baby boom" generation entering their fifties, the increasing life expectancy of the American population and the introduction of several new drugs and inflation. The retail drugstore industry is highly fragmented and has been experiencing consolidation. We believe that the continued consolidation of the drugstore industry will further increase competitive pressures in the industry. We expect to continue to compete on the basis of price and convenience, particularly in front-end products and therefore will continue to focus on programs designed to improve our image with customers. Prescription drug sales continue to represent a greater portion of our business due to the general aging of the population, the use of pharmaceuticals to treat a growing number of healthcare problems, and the introduction of a number of successful new prescription drugs. In fiscal 2001, we were reimbursed by third-party payors for approximately 90.3% of all of the prescription drugs that we sold. If third-party payors reduce their reimbursement levels or if Medicare covers prescription drugs at reimbursement levels lower than our current retail prices, our margins on these sales would be reduced and the profitability of our business could be adversely affected.

Results of Operations

 Revenues and Other Operating Data


                                                                          Year Ended
                                                          ------------------------------------------
                                                           March 3,     February 26,    February 27,
                                                             2001           2000            1999
                                                          -----------   ------------    ------------
Revenues (dollars in thousands).......................    $14,516,865    $13,338,947    $12,438,442
Revenue growth........................................            8.8%           7.2%           9.6%
Same store sales growth...............................            9.1%           7.9%          15.5%
Pharmacy sales growth.................................            8.7%          15.6%          18.2%
Same store pharmacy sales growth......................           10.9%          16.2%          21.9%
Pharmacy as a % of total revenues.....................           59.5%          58.4%          54.2%
Third-party sales as a % of total pharmacy revenues...           90.3%          87.8%          85.4%
Front-end sales growth................................            3.8%          (2.6)%          0.8%
Same store front-end sales growth.....................            6.5%          (2.2)%          6.6%
Front-end as a % of total revenues....................           40.5%          41.6%          45.8%
Store data:
Total stores (beginning of period)....................          3,802          3,870          3,975
New stores............................................              9             77            163
Closed stores.........................................           (163)          (181)          (330)
Store acquisitions, net...............................             --             36             62
Total stores (end of period) .........................          3,648          3,802          3,870
Remodeled stores......................................             98             14            155
Relocated stores......................................             63            180            331

 Revenues

   The 8.8% growth in revenues in fiscal 2001 was driven by an increase of 3.8% in front-end sales, an increase of 8.7% in pharmacy sales and the additional week in fiscal 2001. Our total revenue growth in fiscal 2000 of 7.2 % was fueled by strong growth in pharmacy sales, offset by a slight decline in front end sales. Same store sales growth for fiscal 2001 was 9.1%. As fiscal 2001 was a 53 week year, same store sales are calculated by comparing the 53 week period ended March 3, 2001 with the 53 week period ended March 4, 2000. The decrease from 15.5% sales growth in fiscal 1999 was due to the deterioration in store operations described above.

   For fiscal 2001 and fiscal 2000, pharmacy revenues led sales growth with same store sales increases of 10.9% and 16.2%, respectively. Fiscal 2001 increases were generated by our ability to attract and retain managed care customers, our successful pilot markets for reduced cash pricing, our increased focus on pharmacy initiatives such as will call and predictive refill, and favorable industry trends. These favorable trends include an aging population, the use of pharmaceuticals to treat a growing number of healthcare problems, and the introduction of a number of successful new prescription drugs. Fiscal 2000 pharmacy increases were driven by similar favorable industry trends, as well as the purchase of prescription files from independent pharmacies.

   The lower growth in same store pharmacy sales in fiscal 2001 was due primarily to a significant reduction in the number of prescription files we purchased and store relocations we effected. The lower growth in fiscal 2000 was due primarily to a reduction as compared to fiscal 1999 in the number of relocations effected.

   Same store front-end sales in fiscal 2001, which includes all non-prescription sales, such as seasonal merchandise, convenience items, and food and other non- prescription sales, increased 6.5% from fiscal 2000. This increase was fueled by the reinstatement of our weekly circular advertising program, and was also driven by strong performance in seasonal businesses, consumables, vitamins, general merchandise and private label brands. Same store front-end sales in fiscal 2000 decreased 2.2% from fiscal 1999 levels. This decrease was due to elevated levels of out-of-stock merchandise in the third and fourth quarters of fiscal 2000, and the decision of former management to suspend the weekly advertising program in fiscal 2000 and to raise front-end prices to levels that were not competitive.


                                                                      Year Ended
                                                      ------------------------------------------
                                                       March 3,     February 26,    February 27,
                                                         2001           2000            1999
                                                      -----------   ------------    ------------
                                                                (dollars in thousands)
Costs of goods sold...............................    $11,151,490    $10,213,428     $9,406,831
Gross margin......................................           23.2%          23.4%          24.4%
Selling, general and administrative expenses......    $ 3,458,307    $ 3,607,810     $3,200,563
Selling, general and administrative expenses as a
  percentage of revenues..........................           23.8%          27.0%          25.7%
Goodwill amortization.............................    $    20,670    $    24,457     $   26,055
Store closing and impairment charges..............        388,078        139,448        195,359
Interest expense..................................        649,926        542,028        274,826
Loss on debt conversions and modifications........        100,556             --             --
Share of loss from equity investments.............         36,675         15,181            448
Gain on sale of fixed assets......................         (6,030)       (80,109)            --


 Cost of Goods Sold

   Gross margin was 23.2% for fiscal 2001 compared to 23.4% in fiscal 2000. The slight decline in margin was attributable to a shifting in sales mix to pharmacy from front-end. In fiscal 2001, the percentage of front-end sales to total revenues decreased to 40.5% from 41.6% in 2000. Also contributing to the lower margin in 2001 was an increase in sales of cigarettes and liquor (typically lower margin products) as a percentage of front-end sales. Additionally, we incurred $17.5 million in inventory liquidation losses related to our closed stores. Partially offsetting the items listed above was an improvement in the margin of front-end goods (exclusive of cigarettes and liquor). These increases resulted from a more profitable product mix, and from increases in the levels of one-hour photo and phone card sales.

   Gross margin declined to 23.4% in fiscal 2000 from 24.4% in fiscal 1999. The decline in gross margin in fiscal 2000 from fiscal 1999 was a result of a substantial decline in our pharmacy margins. A decline in occupancy costs in fiscal 1999 was largely offset by increased costs related to our distribution facilities. We incurred costs in fiscal 2000 in connection with the shift in certain operations from our distribution facility in Harrisburg, Pennsylvania to a new distribution facility located in Perryman, Maryland, resulting in certain duplicate costs and also in connection with the processing of merchandise received from our stores for shipment back to our vendors. These costs are not expected to be recurring costs. These increased costs were partially offset by a substantial credit to cost of goods sold resulting from the receipt of vendor allowances following a restructuring of the terms of certain vendor contracts. In fiscal 1999, prior to the restructuring of the contracts, these vendor allowances were credited to selling, general and administrative expense. Also partially offsetting the increases in cost of goods sold in fiscal 2000 were improved store level margins for front-end and pharmacy sales.

   Also negatively impacting gross margins in the periods presented was the continuing industry trend of rising third-party sales coupled with decreasing margins on third-party reimbursed prescription sales. Third-party prescription sales typically have lower gross margins than other prescription sales because they are paid by a person or entity other than the recipient of the prescribed pharmaceutical and are generally subject to lower negotiated reimbursement rates in conjunction with a pharmacy benefit plan. Pharmacy sales as a percentage of total revenues were 59.5%, 58.4% and 54.2% in fiscal 2001, fiscal 2000 and fiscal 1999, respectively and third-party sales as a percentage of pharmacy sales were 90.3%, 87.8%, and 85.4% in fiscal 2001, fiscal 2000 and fiscal 1999, respectively.

   We use the last-in, first-out (LIFO) method of inventory valuation. The LIFO charge was $40.7 million in fiscal 2001, $34.6 million in fiscal 2000 and $36.5 million in fiscal 1999. We have changed our method of accounting for LIFO as of February 26, 2000. See "Accounting Change".

 Selling, General and Administrative Expenses

   Selling, general and administrative expense ("SG&A") was 23.8% of revenues in fiscal 2001, 27.0% in fiscal 2000 and 25.7% in fiscal 1999. SG&A expenses for fiscal 2001 were favorably impacted by a $20.0 million increase in estimated insurance recovery related to the settlement of the shareholders' class action lawsuit, and by $20.0 million received related to the partial settlement of litigation with certain drug manufacturers. Offsetting these items was $82.1 million incurred in connection with the restatement of our historical financial statements, and the incurrence of $45.9 million in non-cash expense related to variable plan accounting on certain management stock options, and restricted stock grants. If these non-operating and non cash items are excluded, our SG&A as a percentage of revenues would have been 23.2%. SG&A expense for fiscal 2000 was unfavorably impacted by a charge of $232.8 million related to litigation issues, offset by a reversal of stock appreciation rights accruals of $45.5 million. Excluding these non-operating and non cash items results in an adjusted SG&A as a percentage of revenues of 25.6% in fiscal 2000. SG&A on an adjusted basis of 23.2% for fiscal 2001 compares favorably with SG&A on an adjusted basis of 25.6% for fiscal 2000 due to lower depreciation expense resulting from a net reduction in our store count, decreased repair and maintenance and terminated project costs, and the better leveraging of fixed SG&A costs resulting from our higher sales volume.

   The increase in SG&A expense as a percent of revenues in fiscal 2000 over fiscal 1999 is predominately attributable to increased accruals for litigation and other contingencies, as described above.

 Store Closing and Impairment Charges

   Store closing and impairment charges consist of:


                                                            Year Ended
                                             ---------------------------------------
                                             March 3,    February 26,   February 27,
                                               2001          2000           1999
                                             --------    ------------   ------------
                                                      (dollars in thousands)
Impairment charges .......................   $214,224      $120,593       $ 87,666
Store lease exit costs ...................     57,668        18,855        107,693
Impairment of investments ................    116,186            --             --
                                             --------      --------       --------
                                             $388,078      $139,448       $195,359
                                             ========      ========       ========


 Impairment Charges

   In fiscal 2001, fiscal 2000 and fiscal 1999, store closing and impairment charges include non-cash charges of $214.2 million, $120.6 million and $87.7 million, respectively, for the impairment of long-lived assets (including allocable goodwill) of 495 stores, 249 stores and 270 stores, respectively. These amounts include the write-down of long-lived assets to estimated fair value at stores that were assessed for impairment as part of our on-going review of the performance of our stores or management's intention to relocate or close the store.

 Store Lease Exit Costs

   Costs incurred to close a store, which principally consist of lease termination costs, are recorded at the time management commits to closing the store, which is the date that the closure is formally approved by senior management, or in the case of a store to be relocated, the date the new property is leased or purchased. We calculate our liability for closed stores on a store-by-store basis. The calculation includes the future minimum lease payments and related ancillary costs, from the date of closure to the end of the remaining lease term, net of estimated cost recoveries that may be achieved through subletting properties or through favorable lease terminations. As a result of focused efforts on cost recoveries for closed stores during fiscal 2001, we experienced improved results, which has been reflected in the assumptions about future sublease income. This liability is discounted using a risk-free rate of interest. We evaluate these assumptions each quarter and adjust the liability accordingly.

 Impairment of Investments

   We have an investment in the common stock of drugstore.com, which is accounted for under the equity method. The initial investment was valued based upon the initial public offering price for drugstore.com. During fiscal 2001, we recorded an impairment of our investment in drugstore.com of $112.1 million. This write-down was based upon a decline in the market value of drugstore.com's stock that we believe to be other than temporary.
Additionally, we recorded impairment charges of $4.1 million for other investments.

 Interest Expense

   Interest expense was $649.9 million in fiscal 2001 compared to $542.0 million in fiscal 2000 and $274.8 million in fiscal 1999. The substantial increase in fiscal 2001 and fiscal 2000 were due to higher average levels of indebtedness and higher interest rates on debt. In fiscal 2001, we increased our average outstanding debt with the addition of the $1.1 billion senior secured credit facility, which includes a $600.0 million term loan and a $500.0 million revolving credit facility. We used the term loan to terminate our accounts receivable securitization facility and repurchased $300.0 million of unpaid receivables thereunder and funded $66.4 million of transaction costs related to our debt restructuring. The remainder of the term loan together with the revolving credit facility were used for general corporate purposes, including the costs of reviewing, reconciling and restating our fiscal 1998 and fiscal 1999 financial statements, the cost of the audit of our restated financial statements and investigation costs. These items were partially offset by reductions of indebtedness in the second half of fiscal 2001 resulting from the sale of PCS and debt for equity exchanges. In fiscal 2000, our debt increased as a result of the $1.3 billion borrowed in January 1999 under the PCS credit facility and the $300.0 million of demand note borrowings to supplement cash flows from operating activities. The annual weighted average interest rates on our indebtedness in fiscal 2001, fiscal 2000 and fiscal 1999 were 8.2%, 7.4% and 6.8% respectively.

 Income Taxes

   We had net losses in fiscal 2001, fiscal 2000 and fiscal 1999. Tax expense of $149.0 million and tax benefits of $26.6 million (including the benefit related to cumulative effect of accounting change) and $216.9 million have been reflected for fiscal 2001, fiscal 2000 and fiscal 1999, respectively. The full benefit of the net operating loss carryforwards ("NOLs") generated in each period has been fully offset by a valuation allowance based on management's determination that, based on available evidence, it is more likely than not that some of the deferred tax assets will not be realized. We expect to file amended tax returns and utilize the NOLs against taxable income in prior years to the maximum extent possible. It is likely that an "ownership change" for statutory purposes may occur as a result of our refinancing efforts, including issuances of equity and exchanges of debt for equity. If an ownership change occurs, the use of our existing NOLs and possibly our net unrealized built-in losses would be subject to limitations. Of the $147.6 million recoverable taxes recorded as of February 26, 2000, we have collected or have offsets of $122.7 million. The remaining $24.9 million has been reclassified to other non current assets since we anticipate collection beyond fiscal 2002.

 Other Significant Charges

   In addition to the operational matters discussed above, our results in fiscal 2001 were adversely affected by other significant charges. We recorded a net loss of $168.8 million on the disposal of the PBM segment. As a result of the decision to dispose of the PBM segment, we recognized an increase in the income tax valuation allowance of $146.9 million for fiscal 2001. We also recorded a pre-tax loss of $100.6 million on debt conversions and modifications, and recorded a loss of $36.7 million representing our share of drugstore.com losses.

 Discontinued Operations

   On July 12, 2000, we announced the sale of the PBM segment, at which time the PBM segment was subjected to discontinued operations accounting. Prior to becoming a discontinued operation on July 12, 2000, the PBM segment generated net income of $11.3 million from February 27, 2000 through July 11, 2000, compared to net income of $9.2 million in fiscal 2000 and a net loss of $12.8 million in fiscal 1999.

Liquidity and Capital Resources

   We have two primary sources of liquidity: (i) cash provided by operations and (ii) the revolving credit facility under our senior secured credit facility. We may also generate liquidity from the sale of assets, including sale-leaseback transactions. During fiscal 2000 and fiscal 2001, cash provided by operations was not sufficient to fund our working capital requirements. As a result, we have supplemented our cash from operations with borrowings under our credit facilities. Our principal uses of cash are to provide working capital for operations, service our obligations to pay interest and principal on our debt, and to provide funds for capital expenditures. On June 27, 2001, we completed a comprehensive $3.2 billion refinancing package to refinance a significant proportion of our indebtedness. See "Prospectus Summary--Refinancing Transactions".

Credit Facilities and Refinancing

   New Senior Secured Credit Facility. As part of the Refinancing, we entered into a new senior secured credit facility in the aggregate principal amount of $1.9 billion, consisting of term loan facilities in the amount of $1.4 billion, which includes funds sufficient to repay the remaining $22 million aggregate principal amount of outstanding 10.5% senior secured notes due 2002, and a revolving credit facility in the amount of $500.0 million.

   Borrowings under the facilities generally bear interest at LIBOR plus a spread of 3.50%, if we choose to make LIBOR borrowings, or the highest of (a) the current base rate of Citibank, N.A., (2) the Federal Funds Effective Rate plus 0.5% and (c) the Base CD Rate plus 0.5%, plus a spread of 2.50%. The facilities will mature on June 27, 2005, provided that to the extent that more than $20 million of our 7.625% senior notes due 2005 remain outstanding on December 31, 2004, the facilities will mature and all lending commitments under the revolving facility will terminate on March 15, 2005.

   The senior secured credit facility contains covenants that are customary for facilities of this type, which place restrictions on, among other things, the increase of debt, the payment of distributions in respect of capital stock, the prepayment of debt, investments, capital expenditures, mergers, liens, sale-leaseback transactions and the granting of negative pledges to other creditors, and require us to meet various financial ratios.

   The senior secured credit facility is subject to mandatory prepayment with the net cash proceeds of sales of specified assets and sales of capital stock of any of our subsidiaries owning any specified assets (other than sales in the ordinary course of business and other limited exceptions) and the net cash proceeds of certain permitted capital markets transactions. However, provided that we are in compliance with certain requirements under the facility, we may use up to $300 million of proceeds of a permitted capital markets transaction to repay certain outstanding debt and use the balance of the $300 million for general corporate purposes. Any proceeds from a permitted capital markets transaction in excess of $200 million will be split 75% for prepayment of the term loan facilities and 25% for general corporate purposes. The facility also permits the issuance of certain additional debt, the proceeds of which will not be required to be applied to mandatory prepayment, as follows: (a) up to $200 million aggregate principal amount of secured debt, subordinated only to the senior secured credit facility and any remaining 10.5% notes, with terms and conditions satisfactory to lenders under the facility holding more than 66 2/3% of the aggregate amount of the loans and commitments under the senior secured credit facility (of which $107 million has been issued as part of a synthetic lease facility), and (b) an aggregate principal amount of debt (which, among other things, has a maturity date after January 1, 2006 and is limited to a passive second priority lien on the senior secured credit facility or to liens on certain real estate) in an amount not in excess of $450 million.

   The senior secured credit facility contains customary event of default provisions including nonpayment, misrepresentation, breach of covenants, bankruptcy and default under other indebtedness.

   Substantially all of our wholly-owned subsidiaries guarantee our obligations under the new credit facility. These subsidiary guarantees are secured primarily by a first priority lien on the inventory, accounts receivable, intellectual property and prescription files of the subsidiary guarantors. Our direct obligations under the new credit facility will be unsecured. The $21.9 million aggregate principal amount of outstanding 10.5% senior secured notes are secured on a shared first priority basis with the new credit facility. Our 12.5% senior secured notes due 2006 are secured on a second priority basis.
The new senior secured credit facility and our outstanding indebtedness include borrowings that were used to purchase $174.5 million aggregate principal amount of 10.5% senior secured notes due 2002 in the tender offer, which is a part of the Refinancing.

   Previous Senior Secured Credit Facility. In June 2000, we entered into a $1.0 billion (which was increased to $1.1 billion in November 2000) senior secured credit facility with a syndicate of banks led by Citibank N.A., as agent. The facility was to mature on August 1, 2002, and consisted of a $600.0 million term loan facility and a $500.0 million revolving credit facility. We used the term facility to terminate our accounts receivable securitization facility and repurchase $300.0 million of unpaid receivables thereunder, to fund $66.4 million of transaction costs relating to our financial restructuring and to provide $133.6 million of cash available for general corporate purposes. The revolving facility provided us with borrowings for working capital requirements, capital expenditures and general corporate purposes. Borrowings under the facilities generally bore interest either at LIBOR plus 3.0%, if we chose to make LIBOR borrowings, or at Citibank's base rate plus 2%.

   Substantially all of our wholly-owned subsidiaries guaranteed our obligations under the previous senior secured credit facility. These subsidiary guarantees were secured by a first priority lien on the inventory, accounts receivable, intellectual property and some of the real estate assets of the subsidiary guarantors. Our direct obligations under the senior credit facility were unsecured.

   The previous senior secured credit facility contained customary covenants, which placed restrictions on the assumption of debt, the payment of dividends, mergers, liens and sale-leaseback transactions. The facility required us to meet various financial ratios and limited our capital expenditures.

   The previous senior secured credit facility was repaid with the proceeds of the Refinancing.

   Other Credit Facilities. In June 2000, we extended to August 2002 the maturity date of our RCF credit facility and our PCS credit facility. Borrowings under the PCS credit facility bore interest at LIBOR plus 3.25% and borrowings under the RCF credit facility bore interest at LIBOR plus 3.75%. These credit facilities contained restrictive covenants which placed restrictions on the assumption of debt, the payment of dividends, mergers, liens and sale-leaseback transactions. They also required us to satisfy financial covenants which were generally slightly less restrictive than the covenants in our previous senior secured credit facility. The facilities also limited the amount of our capital expenditures to $186.0 million for the three quarters ended March 3, 2001, increasing to $243.0 million for the four quarters ending June 1, 2002.

   As part of the restructuring of our debt in June 2000, certain affiliates of J.P. Morgan, which had lent us $300.0 million under a demand note in June 1999 and was also a lender under the RCF and PCS credit facilities, together with certain other lenders under the two credit facilities, agreed to exchange a portion of their loans for a new secured exchange debt obligation and shares of our common stock. This resulted in a total of $284.8 million of debt under these facilities, including $200.0 million of the outstanding principal of the demand note, being exchanged for an aggregate of 51,785,434 shares of our common stock at an exchange rate of $5.50 per share. We recorded a gain on this exchange of debt of $5.2 million in the second quarter of fiscal 2001. An additional $274.8 million of borrowings under the facilities were exchanged for the exchange debt, including the entire remaining principal amount of the demand note. The terms of the exchange debt were substantially the same as the terms of our RCF and PCS credit facilities and the interest rate was LIBOR plus 3.25%.

   The PCS and RCF credit facilities and the exchange debt were repaid with the proceeds of the Refinancing.

   Debt Covenants. We were in compliance with the covenants of the previous senior secured credit facility and our other credit facilities and debt instruments as of March 3, 2001. With continuing improvements in operating performance, we anticipate that we will maintain our compliance with our debt covenants in the new senior secured credit facility. However, variations in our operating performance and unanticipated developments may adversely affect our ability to remain in compliance with the applicable debt covenants.

   Commercial Paper. Until September 24, 1999, we issued commercial paper supported by unused credit commitments to supplement cash generated by operations. Since the loss of our investment grade rating in fiscal 2000, we are no longer able to issue commercial paper. Our outstanding commercial paper amounted to $192.0 million at February 26, 2000 and $1,783.1 million at February 27, 1999. All remaining commercial paper obligations were repaid in March 2000.

   Exchange Offers. During the period between June 2000 and March 3, 2001 we completed numerous debt for debt and debt for equity exchange offers. In the aggregate, we issued:

      o  $467.5 million of our 10.5% senior secured notes due 2002; and

      o  32.3 million shares of our common stock,

in exchange for an aggregate of:

      o  $123.0 million of our 5.5% notes due December 2000;

      o  $342.7 million of our 6.7% notes due December 2001;

      o  $292.7 million of our 5.25% convertible subordinated notes due 2002;

      o  $17.8 million of our 6.00% dealer remarketable securities due 2003;
         and

      o  $2.0 million of our 7.625% senior notes due 2005.

   In connection with these exchanges we recorded an aggregate loss of $100.6 million during fiscal 2001.

   Subsequent to March 3, 2001, the holders of approximately $205.3 million principal amount of our 5.25% convertible subordinated notes due 2002 exchanged these notes for an aggregate of 29.7 million shares of our common stock and the holders of approximately $79.9 million principal amount of our 6.0% dealer remarketable securities due 2003 exchanged these notes for an aggregate of 12.4 million shares of our common stock. We also exchanged an aggregate of $303.5 million in our RCF credit facility, PCS credit facility, 10.5% senior secured notes due 2002 and other debt for 44.3 million shares of common stock. In addition, as part of the Refinancing, we consummated a tender offer for $174.5 million of our 10.5% senior secured notes due 2002. See "Summary--Refinancing Transactions".

   In connection with the Refinancing, we will incur nonrecurring expense in the first and second quarters of fiscal 2002 of approximately $221.0 million. On a prospective annual basis, the Refinancing reduces depreciation and amortization expense approximately $4.0 million, but increases rent expense approximately $57.0 million. Interest expense is also expected to decrease due to the Refinancing, earlier debt for equity exchanges and the repayment of debt related to the sale of AdvancePCS investments. Prospective annual interest expense is estimated to be $370 million to $390 million, of which $320 million to $340 million is cash interest expense.

   Capitalization. The following table sets forth our capitalization at June 30, 2001, following the completion of the refinancing transactions described in "Prospectus Summary--Refinancing Transactions".


                                                                      As of
                                                                  June 30, 2001
                                                                 ---------------
                                                                 ($ in millions)
Secured Debt:
Senior secured credit facility ...............................        $1,378
10.50% senior secured notes due 2002 .........................            22
Capital lease obligations ....................................           227
Other ........................................................            12
Other Senior Debt:
6.7% notes due 2001 ..........................................             7
6.0% dealer remarketable securities due 2003 .................           108
6.0% notes due 2005 ..........................................           195
7.625% notes due 2005 ........................................           198
7.125% notes due 2007 ........................................           350
6.125% notes due 2008 ........................................           150
6.875% senior debentures due 2013 ............................           200
7.7% notes due 2027 ..........................................           300
6.875% debentures due 2028 ...................................           150
11.25% senior notes due 2008 .................................           150
12.5% senior secured notes due 2006 ..........................           143
Subordinated Debt:
5.25% convertible subordinated notes due 2002 ................           152
                                                                      ------
 Total debt ..................................................         3,742
Redeemable preferred stock ...................................            19
Stockholders' equity .........................................           568
                                                                      ------
 Total capitalization ........................................        $4,329
                                                                      ======


Net Cash Provided By (Used In) Operating, Investing and Financing Activities

   We used $704.6 million of cash to fund continuing operations in fiscal 2001. Operating cash flow was negatively impacted by $543.3 million of interest payments. Operating cash flow was also negatively impacted from an increase in current assets, primarily resulting from repurchasing $300.0 million of accounts receivable when we refinanced the accounts receivable securitization facility, and a decrease in accounts payable and other liabilities.

   In fiscal 2000, we used $623.1 million of cash to fund continuing operations. Operating cash flow was negatively impacted by $501.8 million of interest payments. Operating cash flow was also negatively impacted from an increase in current assets and a decrease in accounts payable partially offset by an increase in other liabilities.

   Cash provided by investing activities was $677.7 million for fiscal 2001. Cash was provided from the sale of our discontinued operations and various other assets, less expenditures for fixed and intangible assets.

   Cash used for investing activities was $552.1 million and $2.7 billion for fiscal 2000 and fiscal 1999, respectively. Cash used for store construction and relocations amounted to $573.3 million for fiscal 2000 and $1.2 billion for fiscal 1999. In addition, cash of $1.4 billion was used to acquire PCS in fiscal 1999.

   Cash used in financing activities was $64.3 million for fiscal 2001. The cash used consisted of payments of $78.1 million of deferred financing costs partially offset by net debt borrowings of $6.8 million and proceeds from sale-leaseback transactions of $7.0 million. During fiscal 2001, we used the proceeds from the sale of our PBM segment to reduce our borrowings.

   Cash provided by financing activities was $905.1 million for fiscal 2000 and $2,660.3 million for fiscal 1999. Increased borrowings under our RCF and PCS credit facilities which replaced our commercial paper program and the sale of $300.0 million of preferred stock were the main financing activities during fiscal 2000. In fiscal 1999, we issued commercial paper to finance the acquisition of PCS. Also during fiscal 1999, net proceeds were received from the issuance of $700.0 million in long-term debt and $200.0 million of dealer remarketable securities. Cash provided by financing activities included proceeds received from store sale-leaseback transactions of $74.9 million and $505.0 million for fiscal 2000 and 1999, respectively.

 Capital Expenditures

   We spent approximately $132.5 million, $573.3 million and $1.2 billion in capital expenditures in each of fiscal 2001, fiscal 2000, and fiscal 1999, respectively. In fiscal 2001 our capital expenditures were primarily related to new store construction, store relocation and other store construction projects. We plan to make total capital expenditures of approximately $140.0 million during fiscal 2002, consisting of approximately $34.7 million related to new store construction, store relocation and other store construction projects. An additional $89.2 million will be dedicated to other store improvement activities and the purchase of prescription files from independent pharmacists. Management expects that these capital expenditures will be financed primarily with cash flow from operations and borrowings under the revolving credit facility available under our senior secured facility.

 Future Liquidity

   We are highly leveraged. Based upon our current levels of operations and expected improvements in our operating performance, management believes that cash flow from operations, together with available borrowings under our new senior secured credit facility and our other sources of liquidity (including asset sales) will be adequate to meet anticipated requirements for working capital, debt service and capital expenditures for the foreseeable future. However, our ability to meet our obligations will depend in part on our ability to successfully execute our long-term strategy and improve the operating performance of our stores. On June 27, 2001, we closed a series of transactions to refinance a significant portion of our indebtedness, see "Prospectus Summary--Refinancing Transactions". These transactions provide us with additional liquidity and reduce the amount of our indebtedness maturing before 2005. Our indebtedness maturing before 2005 now consists of $152.0 million of our 5.25% convertible subordinated notes due 2002, $107.8 million of 6.00% dealer remarketable securities due 2003 and $21.9 million of our 10.5% senior secured notes due 2002. Funds sufficient to repay the $21.9 million of notes outstanding at maturity are included in our new credit facility.

Accounting Change

   In fiscal 2000, we changed our application of the LIFO method of accounting by restructuring our LIFO pool structure through a combination of certain geographic pools. The reduction in the number of LIFO pools was made to more closely align the LIFO pool structure to store merchandise categories. The effect of this change in fiscal 2000 was to decrease our earnings by $6.8 million (net of income tax benefit of $4.6 million) or $.03 per diluted common share. The cumulative effect of the accounting change was a charge of $27.3 million (net of income tax benefit of $18.2 million) or $.11 per diluted common share. The pro forma effect of this accounting change would have been a reduction in net income of $6.4 million, (net of income tax benefit of $4.2 million) or $.02 per diluted common share for fiscal 1999.

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 is effective for all fiscal years beginning after June 15, 2000. SFAS 133, as amended by SFAS 138, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, will be required to be recorded on the balance sheet at fair value. If the derivative is designated and effective as a fair value hedge, the changes in the fair value of the derivative and the changes in the hedged item attributable to the hedged risk will be recognized in earnings. If the derivative is designated and effective as a cash-flow hedge, changes in the fair value of the effective portion of the derivative will be recorded in other comprehensive income ("OCI") and will be recognized in the income statement when the hedged item affects earnings. SFAS 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value will be recognized in earnings. On March 4, 2001, in connection with the adoption of the new Statement, we will record a reduction of approximately $29.0 million in OCI as a cumulative transition adjustment for derivatives designated as cash flow-type hedges prior to adopting SFAS 133.

   Certain issues currently under consideration by the Derivatives Implementation Group ("DIG") may make it more difficult to qualify for cash flow hedge accounting in the future. Pending the results of the DIG deliberations, changes in the fair value of our interest rate swaps may be recorded as a component of net income.

   In June 2001, the Financial Accounting Standards Board ("FASB") issued two new pronouncements: Statement of Financial Accounting Standards ("SFAS") No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS 141 is effective as follows: a) use of the pooling-of-interest method is prohibited for business combinations initiated after June 30, 2001; and b) the provisions of SFAS 141 also apply to all business combinations accounted for by the purchase method that are completed after June 30, 2001 (that is, the date of the acquisition is July 2001 or later). There are also transition provisions that apply to business combinations completed before July 1, 2001, that were accounted for by the purchase method. SFAS 142 is effective for fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized in an entity's statement of financial position at that date, regardless of when those assets were initially recognized. The Company is currently evaluating the provisions of SFAS 141 and SFAS 142 and has not adopted such provisions in its June 2, 2001 condensed consolidated financial statements.

Change in Accountants

   On November 19, 1999, we filed a Current Report on Form 8-K disclosing the resignation of our former auditors, KPMG LLP and the withdrawal of their report on our financial statements. On December 6, 1999, we amended the Form 8-K dated November 19, 1999 to file a letter by KPMG LLP concerning the disclosure in the Form 8-K. On December 10, 1999, we filed a Current Report on Form 8-K to announce that we had retained Deloitte & Touche LLP as our independent auditors.

Market Risk

   Our future earnings, cash flow and fair values relevant to financial instruments are dependent upon prevalent market rates. Market risk is the risk of loss from adverse changes in market prices and interest rates. Our major market risk exposure is changing interest rates. Increases in interest rates would increase our interest expense. Since the end of fiscal 2000, our primary risk exposure has not changed. We enter into debt obligations to support capital expenditures, acquisitions, working capital needs and general corporate purposes. Our policy is to manage interest rates through the use of a combination of variable-rate credit facilities, fixed-rate long-term obligations and derivative transactions.

   The table below provides information about our financial instruments that are sensitive to changes in interest rates. The table presents principal payments and the related weighted average interest rates by expected maturity dates as of March 3, 2001.

                                                                                                                         Fair Value
                                                                                                                        At March 3,
                                    2002        2003        2004        2005       2006      Thereafter      Total          2001
                                   ------    ----------   --------    --------   --------    ----------    ----------   -----------
                                                                        (dollars in thousands)
Long-term debt,
including current portion
Fixed rate .....................   $8,353    $1,828,874   $188,533    $197,014   $198,439    $1,153,550    $3,574,763   $ 2,824,904
Average Interest Rate ..........     5.91%         9.41%      6.00%       6.06%      7.62%         7.05%
Interest Rate Swap .............       --            --         --          --         --            --            --   ($   29,000)
Variable Rate ..................       --    $1,219,785         --          --         --            --    $1,219,785   $ 1,219,785
Average Interest Rate ..........       --          9.16%        --          --         --            --

   In June 2000, we entered into an interest rate swap that fixes the LIBOR component of $500.0 million of our variable-rate debt at 7.083% for a two year period. In July 2000, we entered into an additional interest rate swap that fixes the LIBOR component of an additional $500.0 million of variable rate debt at 6.946% for a two year period.

   Our ability to satisfy our interest payment obligations on our outstanding debt will depend largely on our future performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control. If we do not have sufficient cash flow to service our interest payment obligations on our outstanding indebtedness and if we cannot borrow or obtain equity financing to satisfy those obligations, our business and results of operations will be materially adversely affected. We cannot assure you that any replacement borrowing or equity financing could be successfully completed.

   The ratings on the senior secured credit facility, the RCF credit facility, the PCS credit facility and the fixed-rate obligations as of March 31, 2001 were B- by Standard & Poor's and by Caa1 by Moody's. The exchange debt facility was not rated. Immediately prior to the Refinancing, the interest rates on the variable-rate borrowings were as follows: $1.1 billion previous senior credit facility: LIBOR plus 3.00%, the RCF facility: LIBOR plus 3.75%, the PCS and the exchange debt facilities: LIBOR plus 3.25%. The interest rate on the new $1.9 billion senior credit facility is LIBOR plus 3.50%.

   Downgrades of our credit ratings will not have an impact upon the rate on the borrowings under these credit facilities.

   Changes in one month LIBOR affect our cost of borrowings because the interest rate on our variable-rate obligations is based on LIBOR. If the market rates of interest for one month LIBOR change by 10% (approximately 50 basis points), our annual interest expense would change by approximately $1.9 million based upon our variable-rate debt outstanding of approximately $378.0 million as of June 30, 2001.

   A change in interest rates generally does not have an impact upon our future earnings and cash flow for fixed-rate debt instruments. As fixed-rate debt matures, however, and if additional debt is acquired to fund the debt repayment, future earnings and cash flow may be affected by changes in interest rates. This effect would be realized in the periods subsequent to the periods when the debt matures.

                                    BUSINESS


Overview

   We are the second largest retail drugstore chain in the United States based on number of stores and the third largest based on revenues. We operate our drugstores in 30 states across the country and in the District of Columbia. We have a first or second place market position, based on revenues, in 34 of the 65 major U.S. metropolitan markets in which we operate. As of June 2, 2001, we operated 3,631 stores, which generated $14.5 billion in revenues during fiscal 2001. Since the beginning of fiscal 1997, we have purchased 1,554 stores, relocated 949 stores, opened 469 new stores and remodeled 410 stores. As a result, we believe we have one of the most modern store bases in the industry.

   In our stores, we sell prescription drugs and a wide assortment of other merchandise which we call "front-end" products. In fiscal 2001, our pharmacists filled more than 204 million prescriptions which accounted for 59.5% of our total revenues. We believe that our pharmacy operations will continue to represent a significant part of our business due to favorable industry trends, including an aging population, increased life expectancy and the discovery of new and better drug therapies. We offer approximately 24,600 front-end products, including over-the-counter medications, health and beauty aids, personal care items, cosmetics, household items, beverages, convenience foods, greeting cards, photo processing, seasonal merchandise and numerous other everyday and convenience products which accounted for the remaining 40.5% of our total revenues in fiscal 2001. We distinguish our stores from other national chain drugstores, in part, through our private label brands and our strategic alliance with GNC, a leading retailer of vitamin and mineral supplements. We offer over 1,500 products under the Rite Aid private label brand, which contributed approximately 10% of our front-end sales in fiscal 2001.

   Our stores range in size from approximately 5,000 to 40,000 square feet. The larger stores are concentrated in the western United States. Substantially all of the stores we have opened since 1995 are based on our prototype 12,500 square foot freestanding building and such stores typically include a drive-thru pharmacy and one-hour photo shop and many include a GNC store-within-Rite Aid-store.

   Until October 2, 2000, when we sold it to Advance Paradigm, Inc. (now AdvancePCS), we owned PCS Health Systems, Inc., a provider of pharmacy benefit management services to employers, insurance carriers and managed care companies. As a result of the sale, the PBM segment is reported as a discontinued operation for all relevant periods in the financial statements included in this offering memorandum.

Strategy

   Our primary long-term operating strategy is to focus on improving the productivity of our existing store base. We believe that improving the sales of existing stores is important to achieving profitability and positive cash flow. We also believe that the substantial investment made in our store base over the last five years has given us one of the most modern stores bases in the industry. However, our store base has not yet achieved a level of sales productivity comparable to our major competitors. We intend to improve the performance of existing stores by continuing to (i) capitalize on the substantial investment in our stores and distribution facilities; (ii) improve the product offerings in our stores; and (iii) enhance our customer and employee relationships. Moreover, it is estimated that pharmacy sales in the United States will increase 75% over the next five years. This anticipated growth is expected to be driven by the "baby boom" generation entering their fifties, the increasing life expectancy of the American population, the introduction of several new successful drugs and inflation. We believe this growth will help increase the sales productivity of our existing store base. To achieve this objective, we are implementing the following strategies:

   Capitalize on Investments in Stores and Distribution Facilities. Approximately 50% of our stores have been constructed, relocated or remodeled since the beginning of fiscal 1997. Our new and relocated stores are generally larger and need to develop a critical mass of customers to achieve profitability, which generally takes two to four years. Therefore, attracting more customers is a key component of our long-term operating strategy. We continue to attract new customers to our modern stores through various marketing strategies including weekly circulars, seasonal merchandising programs and direct marketing efforts. To support our new store base, we improved our distribution network by, among other things, opening two high capacity distribution centers in Perryman, MD and Lancaster, CA.

   During fiscal 2001, we undertook several initiatives to increase sales of our Rite Aid brand products and generic prescription drugs. In fiscal 2001, we piloted a program in four markets whereby we reduced pricing of our Rite Aid brand and reduced cash prices of generic pharmacy products which resulted in higher amounts of cash prescriptions being filled.

   Improve Product Offerings in Our Stores. We continue to develop ideas for new product departments and have begun to implement plans to expand the categories of our front-end products. We continue to add popular and profitable product departments, such as our GNC stores-within-Rite Aid-stores and one-hour photo development departments. Although we are already an industry leader in dispensing generic drugs, which are generally more profitable than brand name drugs, in fiscal 2001 we took additional steps to further improve our generic efficiency, including adding functionality to our proprietary Rite Aid Dispensing System to aid our pharmacists in dispensing generic prescriptions whenever possible. As private label and generic prescription drugs generate higher margins than branded label, we expect that increases in the sales of these products should enhance our profitability. We continue to improve inventory and product categories to offer more personalized products and services to our customers, including better management of seasonal items. We also continue to strengthen our relationships with our suppliers in order to offer customers a wider selection of products.

   Enhance Customer and Employee Relationships. We have implemented programs designed to improve relationships with customers and improve employee morale. Through attention to customers' needs and preferences, we are increasing our efforts to offer more personalized products and services to our customers. We are continuing programs that are designed to build awareness and enhance positive perceptions among customers, including distribution of a weekly circular, weekly sales items, seasonally relevant merchandising and our customer reward program, "Rite Rewards." We are increasing customer loyalty by establishing a strong community presence, increasing promotional themes and exclusive offers and focusing on the attraction and retention of managed care customers. We continue to develop and implement employee training programs to improve customer service and educate our employees about the products we offer. We are also developing employee programs that create compensatory and other incentives for employees to provide customers with quality service, to promote our private label brands and to improve our corporate culture.

Description of our Business

   Products and Services. During fiscal 2001, sales of prescription drugs represented approximately 59.5% of our total revenues up from 54.2% in fiscal 1999. In fiscal 2001, fiscal 2000 and fiscal 1999, prescription drug revenues were $8.6 billion, $7.8 billion and $6.7 billion, respectively, of our revenues. We sell approximately 24,600 different types of non-prescription, or front-end, products. The types and numbers of front-end products in each store vary, and selections are based on available space and customers' needs and preferences. No single front-end product category contributed significantly to our revenues during fiscal 2001 although certain front-end product classes contributed notably to our revenues. Our principal classes of products in fiscal 2001 were the following:

                                                                             Percentage of
          Product Class                                                         Revenues
          -------------                                                      -------------
          Prescription drugs .............................................        59.5%
          Over-the-counter and personal care .............................        10.9
          Health and beauty aids .........................................         5.8
          General merchandise and other ..................................        23.8


   We offer over 1,500 products under the Rite Aid private label brand, which contributed approximately 10.0% of our front-end sales in fiscal 2001. During fiscal 2001, we added 159 products under our private label. We intend to increase the number and the sales of our private label brand products.

   We have a strategic alliance with GNC under which we have agreed to open a minimum of 1,000 GNC "stores-within-Rite Aid-stores" across the country by July 2003. GNC is a leading nationwide retailer of vitamin and mineral supplements and personal care, fitness and other health-related products. As of March 3, 2001, we operated 605 GNC stores-within-Rite Aid-stores. We plan to open 220 GNC stores-within-Rite Aid-stores during fiscal 2002.

   Store Locations. Part of our strategy is to locate our stores at convenient locations in fast-growing metropolitan areas. As of March 3, 2001, we had a first or second place market position in 34 of the 65 major U.S. metropolitan markets in which we operate. We have significantly reduced our store development program in order to focus our efforts and resources on improving the operations of our existing store base. Consistent with our operating strategy, during fiscal 2001, we opened 9 new stores, relocated 63 stores, remodeled 98 stores and closed 163 stores. Our current plan for fiscal 2002 is to open approximately 6 new stores, relocate 25 stores and remodel 76 stores. Our fiscal 2002 planned store openings and relocations are not concentrated in any specific geographic region.

   The table below identifies the number of stores by state as of June 2, 2001:

          State                                                                 Store Count
          -----                                                                 -----------
          Alabama ..........................................................        129
          Arizona ..........................................................          3
          California .......................................................        599
          Colorado .........................................................         31
          Connecticut ......................................................         44
          Delaware .........................................................         26
          District of Columbia .............................................          8
          Georgia ..........................................................         52
          Idaho ............................................................         22
          Indiana ..........................................................          8
          Kentucky .........................................................        123
          Louisiana ........................................................         96
          Maine ............................................................         82
          Maryland .........................................................        154
          Michigan .........................................................        344
          Mississippi ......................................................         32
          Nevada ...........................................................         37
          New Hampshire ....................................................         39
          New Jersey .......................................................        174
          New York .........................................................        404
          Ohio .............................................................        278
          Oregon ...........................................................         72
          Pennsylvania .....................................................        368
          Tennessee ........................................................         51
          Texas ............................................................          5
          Utah .............................................................         30
          Vermont ..........................................................         13
          Virginia .........................................................        159
          Washington .......................................................        138
          West Virginia ....................................................        109
          Wyoming ..........................................................          1
                                                                                  -----
              Total ........................................................      3,631
                                                                                  =====

   Technology. All of our stores are integrated into a common information system, which enables our pharmacists to fill prescriptions more accurately and efficiently with reduced chances of adverse drug interaction and which can be expanded to accommodate new stores. As of March 3, 2001, we had installed ScriptPro automated pharmacy dispensing units which are linked to our pharmacists' computers and fill and label prescription drug orders in 871 stores. The efficiency of the ScriptPro units allows our pharmacists to spend an increased amount of time consulting with customers. In fiscal 2001, we developed and implemented several new technologies and applications, including productivity improvements related to our piece picking and inventory movement management. We also made modifications to our proprietary pharmacy information system in order to improve its user interface and information output. Additionally, each of our stores employs point-of-sale technology that facilitates inventory replenishment, sales analysis and recognition of customer trends. Our customers may also order prescription refills over the Internet through drugstore.com or over the phone through our telephonic rapid automated refill systems.

   Suppliers. During fiscal 2001, we purchased approximately 93% of the dollar volume of our prescription drugs from a single supplier, McKesson HBOC, Inc., under a contract which runs until April 2004. Under the contract, McKesson HBOC has agreed to sell to us all of our requirements of branded pharmaceutical products. With limited exceptions, we are required to purchase all of our branded pharmaceutical products from McKesson HBOC. If our relationship with McKesson HBOC was disrupted, we could have difficulty filling prescriptions, which would negatively affect our business. We purchase generic (non-brand name) pharmaceuticals from a variety of sources. We purchase our non-pharmaceutical merchandise from numerous manufacturers and wholesalers. We believe that competitive sources are readily available for substantially all of the non-pharmaceutical merchandise we carry and that the loss of any one supplier would not have a material effect on our business. In fiscal 1999 and fiscal 2000 disputes arose between us and some of our major vendors which weakened our relationships. During fiscal 2001, we made significant efforts to resolve prior issues and disputes and to improve our relationships with our suppliers and vendors and we believe these efforts have been successful.

   We sell private label and co-branded products that generally are supplied by numerous competitive sources. The Rite Aid and GNC co-branded PharmAssure vitamin and mineral supplement products and the GNC branded vitamin and mineral supplement products that we sell in our stores are developed by GNC, and along with our Rite Aid brand vitamin and mineral supplements, are manufactured by GNC.

   Customers and Third-Party Payors. During fiscal 2001, our stores served an average of 1.9 million customers per day as compared to an average of 1.8 million customers per day in fiscal 2000. The loss of any one customer would not have a material adverse impact on our results of operations. No single customer or health plan contract accounted for more than 10% of our total revenues.

   In a typical third-party payment plan, we contract with a third-party payor (such as an insurance company, a prescription benefit management company, a governmental agency, a private employer, a health maintenance organization or other managed care provider) that agrees to pay for all or a portion of a customer's eligible prescription purchases in exchange for reduced prescription rates. During fiscal 2001, the top five third-party payors accounted for approximately 26.4% of our total revenues, the largest of which represented 10.8% of our total revenues. Any significant loss of third-party payor business could have a material adverse effect on our business and results of operations.

Competition

   The retail drugstore industry is highly competitive. We compete with, among others, retail drugstore chains, independently owned drugstores, mass merchandisers, discount stores and mail order pharmacies. We compete on the basis of location and convenient access, customer service, product selection and price. Our store base has not achieved the level of sales productivity our major competitors achieve. Our new and relocated stores are generally larger and need to develop a critical mass of customers to achieve profitability, which generally takes two to four years. Although in the recent past we have had problems with inventory shortages, uncompetitive pricing and customer service, we have taken and are taking steps to address these issues. Our major competitors among retail drugstore chains are CVS and Walgreens. We believe continued consolidation of the drugstore industry will further increase competitive pressures in the industry.

Marketing and Advertising

   In fiscal 2001, marketing and advertising expenditures were $214.9 million, which was spent primarily on newpaper advertising circulars. We have initiated various programs that are designed to improve our image with customers. These include our distribution of weekly circulars to announce vendor promotions, weekly sales items and, in our expanded test market, our customer reward program, "Rite Rewards." We continue to develop and test direct marketing initiatives with a goal of expanding such initiatives to all of our stores. In addition, in fiscal 2001, in order to improve our image, we implemented several consumer events, including our Rite Aid Health and Beauty Expos held in New Orleans, Louisiana and in Seattle, Washington. Our front-end and prescription suppliers were invited to participate in both of these events by displaying, demonstrating and sampling their products and services in exhibit booths. We have also initiated programs that are specifically directed to our pharmacy business. These include reduced cash prices and an increased focus on attracting and retaining managed care customers.

Employees

   We believe that our relationships with our employees are good. As of March 3, 2001, we had 75,500 employees, approximately 9,000 of which were pharmacists. Approximately 47% of our employees were part-time and approximately 26,400 were unionized. There is a national shortage of pharmacists. Our management is implementing various employee incentive plans in order to attract and retain qualified pharmacists.

Research and Development

   We do not make significant expenditures for research and development.

Licenses, Trademarks and Patents

   The Rite Aid name is our most significant trademark and the most important factor in marketing our stores and private label products. We hold licenses to sell beer, wine and liquor, cigarettes and lottery tickets. Additionally, we hold licenses granted to us by the Nevada Gaming Commission that allow us to place slot machines in our Nevada stores. We also hold licenses to operate our pharmacies and our distribution facilities. Together, these licenses are material to our operations.

Regulation

   Our business is subject to various federal and state regulations. For example, pursuant to the Omnibus Budget Reconciliation Act of 1990 ("OBRA") and comparable state regulations, our pharmacists are required to offer counseling, without additional charge, to our customers about medication, dosage, delivery systems, common side effects and other information deemed significant by the pharmacists and may have a duty to warn customers regarding any potential adverse effects of a prescription drug if the warning could reduce or negate such effect.

   Our pharmacies and pharmacists must be licensed by the appropriate state boards of pharmacy. Our pharmacies and distribution centers are also registered with the federal Drug Enforcement Administration and are subject to federal Drug Enforcement Agency regulations relative to its pharmacy operations, including purchasing, storing and dispensing of controlled substances. Applicable licensing and registration regulations require our compliance with various state statutes, rules and/or regulations. Violations of applicable statutes, rules or regulations could result in the suspension or revocation of our licenses and registrations.

   In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the healthcare system, either nationally or at the state level. The legislative initiatives include prescription drug benefit proposals for Medicare participants. Although we believe we are well positioned to respond to these developments, we cannot predict the outcome or effect of legislation resulting from these reform efforts. Also, in recent years, both federal and state authorities have proposed and have passed new legislation that imposes on healthcare providers, including pharmacies, significant additional obligations concerning the protection of confidential patient medical records and information.

   We are also subject to laws governing our relationship with employees, including minimum wage requirements, overtime and working conditions. Increases in the federal minimum wage rate, employee benefit costs or other costs associated with employees could adversely affect our results of operations.

   In addition, in connection with the ownership and operation of our stores, distribution centers and other sites, we are subject to laws and regulations relating to the protection of the environment and health and safety matters, including those governing the management and disposal of hazardous substances and the cleanup of contaminated sites. Violations of or liabilities under these laws and regulations as a result of our current or former operations or historical activities at our sites, such as gasoline service stations and dry cleaners, could result in significant costs.

PBM Segment

   On October 2, 2000, we consummated the sale of PCS to Advance Paradigm (now known as AdvancePCS) for $710.5 million in cash, equity securities of AdvancePCS and AdvancePCS's $200.0 million 11% promissory notes. In March 2001, we sold the AdvancePCS equity securities in an underwritten public offering for a total of $284.1 million (net of selling commissions) and AdvancePCS paid the promissory note in full plus accrued and unpaid interest. We applied $1,093.5 million of the proceeds from the sale of PCS to reduce our debt. We recorded a loss on disposal of $168.8 million in fiscal 2001 as a result of the sale.

Properties

   We own our corporate headquarters, which are located in a 205,000 square-foot building at 30 Hunter Lane, Camp Hill, Pennsylvania 17011. We lease a 99,000 square-foot building near Harrisburg, Pennsylvania for use by additional administrative personnel. We lease 3,358 of our drugstore facilities under non-cancelable leases, many of which have original terms of 10 to 22 years. In addition to minimum rental payments, which are set at competitive market rates, certain leases require additional payments based on sales volume, as well as reimbursement for taxes, maintenance and insurance. Most of our leases contain renewal options, some of which involve rent increases.

   As of June 2, 2001, we operated 3,631 retail drugstores. The overall average size of each store in our chain is 12,663 square feet. The stores on the east coast average 9,502 square feet per store. The west coast stores average 20,802 square feet per store. The central stores average 10,323 square feet per store.

   We operate the following distribution centers and overflow storage locations, which we own or lease as indicated:

                                                                               Approximate
                                                                    Owned or      Square
          Location                                                   Leased      Footage
          --------                                                  --------   -----------
          Rome, New York .......................................     Owned       291,000
          Rome, New York (1) ...................................     Leased       71,400
          Utica, New York (1) ..................................     Leased      115,000
          Poca, West Virginia ..................................     Owned       264,000
          Dunbar, West Virginia (1) ............................     Leased       61,000
          South Nitro, West Virginia (1) .......................     Leased       50,000
          Perryman, Maryland ...................................     Leased      885,000
          Tuscaloosa, Alabama ..................................     Owned       238,000
          Tuscaloosa, Alabama (1) ..............................     Leased       27,000
          Cottondale, Alabama (1) ..............................     Leased      125,000
          Pontiac, Michigan ....................................     Owned       362,000
          Woodland, California .................................     Owned       521,300
          Woodland, California (1) .............................     Leased      200,000
          Wilsonville, Oregon ..................................     Leased      518,000
          Lancaster, California ................................     Leased      917,000

---------------
(1)  Overflow storage locations.

   The original terms of the leases for our distribution centers range from 5 to 22 years. In addition to minimum rental payments, certain distribution centers require tax reimbursement, maintenance and insurance. Most leases contain renewal options, some of which involve rent increases. Although, from time to time, we may be near capacity at some of our distribution facilities, particularly our older facilities, we believe that the capacity of our facilities is adequate. As part of our ongoing efforts to improve our supply chain, we are studying ways to optimize capacity utilization and management of our facilities.

   We also own a 52,200 square-foot ice cream manufacturing facility located in El Monte, California.

   On a regular basis and as part of our normal business, we evaluate store performance and may reduce in size, close or relocate a store if the store is redundant, under-performing or otherwise deemed unsuitable. When we reduce in size, close or relocate a store, we often continue to have leasing obligations or own the property, but we attempt to sublease the space. As of March 3, 2001, we subleased 5,558,000 square feet of space and an additional 4,019,000 square feet of space in closed or relocated stores was not subleased.

Legal Proceedings

 Federal Investigations

   There are currently pending federal governmental investigations, both civil and criminal, by the SEC and the United States Attorney, involving our financial reporting and other matters. We are cooperating fully with the SEC and the United States Attorney. We have begun settlement discussions with the United States Attorney for the Middle District of Pennsylvania. The United States Attorney has proposed that the government would not institute any criminal proceeding against the company if we enter into a consent judgment providing for a civil penalty payable over a period of years. The amount of the civil penalty has not been agreed to and there can be no assurance that a settlement will be reached or that the amount of such penalty will not have a material adverse effect on our financial condition and result of operations.

   The U.S. Department of Labor has commenced an investigation of matters relating to our employee benefit plans, including our principal 401(k) plan, which permitted employees to purchase our common stock. Purchases of our common stock under the plan were suspended in October 1999. In January 2001, we appointed an independent trustee to represent the interests of these plans in relation to us and to investigate possible claims the plans may have against us. Both the independent trustee and the Department of Labor have asserted that the plans may have claims against us. The investigations, with which we are cooperating fully, are ongoing and we cannot predict their outcomes. In addition, a purported class action lawsuit on behalf of the plans and their participants has been filed by a participant in the plans in the United States District Court for the Eastern District of Pennsylvania.

   These investigations and settlement discussions are ongoing and we cannot predict their outcomes. If we were convicted of any crime, certain licenses and government contracts such as Medicaid plan reimbursement agreements that are material to our operations may be revoked, which would have a material adverse effect on our results of operations and financial condition. In addition, substantial penalties, damages or other monetary remedies assessed against us, including a settlement, could also have a material adverse effect on our results of operations, financial condition and cash flows.

 Stockholder Litigation

   We, certain of our directors, our former chief executive officer Martin Grass, our former president Timothy Noonan, our former chief financial officer Frank Bergonzi, and our former auditor KPMG LLP, have been sued in a number of actions, most of which purport to be class actions, brought on behalf of stockholders who purchased our securities on the open market between May 2, 1997 and November 10, 1999. Most of the complainus asserted claims under Sections 10 and 20 of the Securities Exchange Act of 1934, based upon the allegation that our financial statements for fiscal 1997, fiscal 1998 and fiscal 1999 fraudulently misrepresented our financial position and results of operation for those periods. All of these cases have been consolidated in the U.S. District Court for the Eastern District of Pennsylvania. On November 9, 2000, we announced that we had reached an agreement to settle the consolidated securities class action lawsuits pending against us in the U.S. District Court for the Eastern District of Pennsylvania and the derivative lawsuits pending there and in the Delaware Court of Chancery. Under the agreement, which has been submitted to the U.S. District Court for the Eastern District of Pennsylvania for approval, we will pay $45.0 million in cash, which will be fully funded by our officers' and directors' liability insurance, and issue shares of common stock in 2002. The shares will be valued over a 10 day trading period in January 2002. If the value determined is at least $7.75 per share, we will issue 20 million shares. If the value determined is less than $7.75 per share, we have the option to deliver any combination of common stock, cash and short-term notes, with a total value of $155.0 million. As additional consideration for the settlement, we have assigned to the plaintiffs all of our claims against the above named executives and KPMG LLP. Several members of the class have elected to "opt-out" of the class and, as a result, if the settlement is approved by the court, they will be free to individually pursue their claims. Management believes that their claims, individually and in the aggregate, are not material. On June 8, 2001, the court issued a ruling indicating that it was prepared to approve the settlement if certain technical changes were made in the order that the plaintiffs and settling defendants requested be issued by the court. We have worked with the plaintiffs to modify the requested order and resubmitted it for court approval. We anticipate that the nonsettling defendants will appeal any approved order. We cannot predict the outcome of any such appeal or whether, if the settlement does not become final, this litigation would result in a material adverse effect on our results of operations, financial condition or cash flows.

   A purported class action has been instituted by a stockholder against us in Delaware state court on behalf of stockholders who purchased shares of our common stock prior to May 2, 1997, and who continued to hold them after November 10, 1999, alleging claims similar to the claims alleged in the consolidated securities class action lawsuits described above. The amount of damages sought was not specified and may be material. We have filed a motion to dismiss this claim which is pending before the court. These claims are ongoing and we cannot predict their outcome.

 Drug Pricing and Reimbursement Matters

   On October 5, 2000, we settled, for an immaterial amount, and without admitting any violation of the law, the lawsuit filed by the Florida Attorney General alleging that our non-uniform pricing policy for cash prescription purchases was unlawful under Florida law. The filing of the complaint by the Florida Attorney General, and our press release issued in conjunction therewith, precipitated an investigation by the New Jersey Attorney General which is ongoing and the filing of a purported federal class action in California and several purported state class actions, all of which (other than those pending in New York that were filed on October 5, 1999 and those pending in California that were filed on January 3, 2000) have been dismissed. A motion to dismiss the action in New York is currently pending and the plaintiffs in the California action have agreed to a voluntary dismissal of their complaint. On May 30, 2001, a complaint filed in New Jersey in which the plaintiff made similar allegation and which the trial court dismissed for failing to state a claim upon which relief could be based was reinstated by the appellate court. We believe that the remaining lawsuits are without merit under applicable state consumer protection laws. As a result, we intend to continue to vigorously defend against them and we do not anticipate that if fully adjudicated, they will result in an award of damages. However, such outcomes cannot be assured and a ruling against us could have a material adverse effect on the financial position and results of operations of the company as well as necessitate substantial additional expenditures to cover legal costs as we pursue all available defenses.

   We are being investigated by multiple state attorneys general for our reimbursement practices relating to partially-filled prescriptions and fully-filled prescriptions that are not picked up by ordering customers. We are supplying similar information with respect to these matters to the Department of Justice. We believe that these investigations are similar to investigations which were, and are being, undertaken with respect to the practices of others in the retail drug industry. We also believe that our existing policies and procedures fully comply with the requirements of applicable law and intend to fully cooperate with these investigations. We cannot, however, predict their outcomes at this time.

   An individual acting on behalf of the United States of America, has filed a lawsuit in the United States District Court for the Eastern District of Pennsylvania under the Federal False Claims Act alleging that we defrauded federal healthcare plans by failing to appropriately issue refunds for partially filled prescriptions and prescriptions which were not picked up by customers. The Department of Justice has advised the court that it intends to join this lawsuit, as is its right under the law; its investigation is continuing. We have filed a motion to dismiss the complaint for failure to state a claim.

   These claims are ongoing and we cannot predict their outcome. If any of these cases result in a substantial monetary judgment against us or is settled on unfavorable terms, our results of operations, financial position and cash flows could be materially adversely affected.

 Store Management Overtime Litigation

   We are a defendant in a class action pending in the California Superior Court in San Diego with three subclasses, comprised of our California store managers, assistant managers and managers-in-training. The plaintiffs seek back pay for overtime not paid to them and injunctive relief to require us to treat our store management as non-exempt. They allege that we decided to minimize labor costs by causing managers, assistant managers and managers-in-training to perform the duties and functions of associates for in excess of forty hours per week without paying them overtime. We believe that in-store management were and are properly classified as exempt from the overtime provisions of California law. On May 21, 2001, we entered into a Memorandum of Agreement with the plaintiffs under which, subject to approval of the court, we will settle this lawsuit for a maximum of $25.0 million, a charge for which was taken in fiscal 2000. The settlement amount is payable in four equal installments of 25%, the first of which is payable upon final court approval of the settlement and the balance is payable 6, 12 and 18 months thereafter. On June 1, 2001, the court entered an order granting preliminary approval of the settlement and authorizing notice to the class.

 Other

   We, together with a significant number of major U.S. retailers, have been sued by the Lemelson Foundation in a complaint which alleges that portions of the technology included in our point-of-sale system infringe upon a patent held by the plaintiffs. The amount of damages sought is unspecified and may be material. We cannot predict the outcome of this litigation or whether it could result in a material adverse effect on our results of operations, financial conditions or cash flows.

   We are subject from time to time to lawsuits arising in the ordinary course of business. In the opinion of our management, these matters are adequately covered by insurance or, if not so covered, are without merit or are of such nature or involve amounts that would not have a material adverse effect on our financial condition, results of operations or cash flows if decided adversely.

                                   MANAGEMENT


   The following table sets forth certain information regarding our directors, executive officers and key employees as of June 30, 2001.

   Name                                       Age       Office and Position
   ----                                       ---       -------------------
   Robert G. Miller.......................     57       Chairman and Chief Executive Officer
   Mary F. Sammons........................     54       Director, President and Chief Operating Officer
   David R. Jessick.......................     47       Senior Executive Vice President and Chief Administrative Officer
   Elliot S. Gerson.......................     59       Senior Executive Vice President and General Counsel
   John T. Standley.......................     38       Senior Executive Vice President and Chief Financial Officer
   James P. Mastrian......................     58       Senior Executive Vice President -- Marketing and Logistics
   Christopher Hall.......................     36       Executive Vice President Finance and Accounting
   Mark Panzer............................     44       Executive Vice President, Store Operations
   Eric Sorkin............................     52       Executive Vice President Pharmacy Services
   Kevin Twomey...........................     51       Senior Vice President and Chief Accounting Officer
   Robert B. Sari.........................     45       Senior Vice President, Deputy General Counsel and Secretary
   William J. Bratton.....................     53       Director
   Alfred M. Gleason......................     71       Director
   Leonard I. Green.......................     67       Director
   Nancy A. Lieberman.....................     44       Director
   Stuart M. Sloan........................     57       Director
   Jonathan D. Sokoloff...................     43       Director
   Leonard N. Stern.......................     63       Director


   Robert G. Miller. Mr. Miller has been our Chairman and Chief Executive Officer since December 5, 1999. Previously, Mr. Miller served as Vice Chairman and Chief Operating Officer of The Kroger Company, a retail food company. Mr. Miller joined Kroger in May 1999, when The Kroger Company acquired Fred Meyer, Inc., a food, drug and general merchandise chain. From 1991 until the acquisition, he served as Chief Executive Officer of Fred Meyer, Inc. Mr. Miller also serves as a director of Harrah Entertainment, Inc., PathMark Stores, Inc. and AdvancePCS.

   Mary F. Sammons. Ms. Sammons has been our President and Chief Operating Officer and a member of our Board of Directors since December 5, 1999. From April 1999 to December 1999, Ms. Sammons served as President and Chief Executive Officer of Fred Meyer Stores, Inc., a subsidiary of The Kroger Company. From January 1998 to April 1999, Ms. Sammons served as President and Chief Executive Officer of Fred Meyer Stores, Inc., a subsidiary of Fred Meyer, Inc. From 1985 through 1997, Ms. Sammons held several senior level positions with Fred Meyer Inc., the last being that of Executive Vice President. Ms. Sammons is also a director of drugstore.com and of the National Association of Chain Drugstores.

   David R. Jessick. Mr. Jessick has been our Senior Executive Vice President and our Chief Administrative Officer since December 5, 1999. From 1997 to July 1999, Mr. Jessick served as Executive Vice President of Finance and Investor Relations of Fred Meyer, Inc. From 1979 to 1997, Mr. Jessick held several senior management positions at Thrifty PayLess Holdings, Inc., a west coast-based drugstore chain that had annual sales of $5.0 billion before being acquired by Rite Aid in 1996. Mr. Jessick was Executive Vice President and Chief Financial Officer of Thrifty PayLess Holdings, Inc. before Thrifty PayLess was acquired by Rite Aid. Mr. Jessick serves as a Director of AdvancePCS.

   Elliot S. Gerson. Mr. Gerson is a Senior Executive Vice President and our General Counsel. He has held those positions since October 1999 and July 1997, respectively. Mr. Gerson also served as our Secretary from July 1997 to May 2000. Mr. Gerson joined Rite Aid in November 1995 as Senior Vice President and Assistant Chief Legal Counsel. Prior to joining Rite Aid, Mr. Gerson was a partner in the law firm of Bolger, Picker, Hankin & Tannenbaum from May 1993 to November 1995.

   John T. Standley. Mr. Standley was appointed as a Senior Executive Vice President and our Chief Financial Officer in September 2000. He had been an Executive Vice President and our Chief Financial Officer since December 5, 1999. Previously, he was Executive Vice President and Chief Financial Officer of Fleming Companies, Inc., a food marketing and distribution company from May 1999 to December 1999. Between July 1998 and May 1999, Mr. Standley was Senior Vice President and Chief Financial Officer of Fred Meyer, Inc. Mr. Standley served as Chief Financial Officer of Ralphs Grocery Company between January 1997 and July 1998 and of Food 4 Less between January 1997 to July 1998. Mr. Standley also served in an executive position at Smith's Food & Drug from May 1996 to February of 1997 and as Chief Financial Officer of Smitty's Supervalue, Inc. from December 1994 to May 1996.

   James P. Mastrian. Mr. Mastrian was appointed as our Senior Executive Vice President, Marketing and Logistics in October 2000. He had been our Executive Vice President, Marketing since November 15, 1999. Mr. Mastrian was also our Executive Vice President, Category Management from July 1998 to November 1999. Mr. Mastrian was Senior Executive Vice President, Merchandising and Marketing of OfficeMax from June 1997 to July 1998 and Executive Vice President, Marketing of Revco D.S., Inc. from September 1990 to June 1997.

   Christopher Hall. Mr. Hall has been our Executive Vice President Finance and Accounting since January 10, 2001. Prior to that, he served as our Senior Vice President and Chief Accounting Officer from January 25, 2000. From April 1999 to January 2000, Mr. Hall was Executive Vice President and Chief Financial Officer at Golden State Foods. Between July 1998 and March 1999, Mr. Hall served as Senior Vice President of Finance at Ralphs Grocery Company. Mr. Hall joined Ralphs Grocery as Vice President of Accounting in June 1995.

   Mark Panzer. Mr. Panzer joined us on June 28, 2001 as Executive Vice President, Store Operations. From 1989 until joining us, Mr. Panzer held several operations and marketing positions of increasing responsibility at Albertson's and predecessor companies acquired by Albertson's. Mr. Panzer was Corporate Vice President of Marketing and Sales, General Merchandise at Albertson's at the time of his departure.

   Eric Sorkin. Mr. Sorkin has been our Executive Vice President, Pharmacy Services since February 2001. From February 2000 to February 2001 he served as our Senior Vice President, Pharmacy, and from May 1997 to February 2000 he served as our Vice President, Pharmacy Purchasing. Prior to rejoining Rite Aid in 1997, Mr. Sorkin served in senior positions at Express Scripts, Pathmark, Thrifty Drugs and Pharmacy Direct Network, and as President of Sorkin Consulting. In his first 19 years with Rite Aid, he held executive positions in operations, personnel, third party, information systems and pharmacy services. Mr. Sorkin has served on pharmacy benefit management, H.M.O. and pharmaceutical manufacturer advisory panels, and on national and state healthcare and government affairs committees.

   Kevin Twomey. Mr. Twomey has been our Senior Vice President and Chief Accounting Officer since December 2000. From September 1989 to November 2000, Mr. Twomey held several accounting and finance management positions at Fleming Companies, Inc., a food wholesaler and grocery store chain. He was Senior Vice President and Chief Accounting Officer at Fleming when he left. Prior to joining Fleming, he was an audit partner at Deloitte & Touche.

   Robert B. Sari. Mr. Sari has been our Senior Vice President, Deputy General Counsel and Secretary since October 2000. From May 2000 to October 2000, he served as our Deputy General Counsel and Secretary. Mr. Sari also served as Vice President, Law from May 2000 to October 2000 and as Associate General Counsel from May 1997 to May 2000. Prior to May 1997, Mr. Sari was Vice President, Legal Affairs for Thrifty PayLess, Inc.

   William J. Bratton. Mr. Bratton has served as a director since 1997. Prior to August 2000, when Mr. Bratton became President of Bratton Group LLC, which provides criminal justice consulting services, he was a self-employed criminal justice consultant. From January 1998 to March 2000, Mr. Bratton was President and Chief Operating Officer of Carco Group, Inc., a provider of employment background screening services.

From April 1996 through 1997, he was Vice Chairman of First Security Services Corporation and President of its subsidiary, First Security Consulting, Inc. Mr. Bratton was Police Commissioner of the City of New York from 1994 through April 1996.

   Alfred M. Gleason. Mr. Gleason has served as a director since January 2000. Mr. Gleason is currently a self-employed consultant. Mr. Gleason served as the President of the Port of Portland Commission in Portland, Oregon, from October 1995 until June 1999. From 1985 until 1995, Mr. Gleason held several positions with PacifiCorp, including Chief Executive Officer, President and Director. Mr. Gleason served as a Director of Fred Meyer, Inc. until June 1999.

   Leonard I. Green. Mr. Green has served as a director since 1999. Mr. Green has been an executive officer of Leonard Green & Partners, L.P., an affiliate of Green Equity Investors III, L.P., since its formation in 1994. Mr. Green has also been, individually or through a corporation, a partner in a merchant banking firm affiliated with Leonard Green & Partners, L.P., since its inception in 1989. Mr. Green is also a director of Communications & Power Industries, Inc., Liberty Group Publishing, Inc. and Dollar Financial Group, Inc. Mr. Green was elected as a director pursuant to the October 1999 agreement of Green Equity Investors III, L.P. to purchase 3,000,000 shares of preferred stock of Rite Aid.

   Nancy A. Lieberman. Ms. Lieberman has served as a director since 1996. Ms. Lieberman has been a partner in the law firm of Skadden, Arps, Slate, Meagher & Flom LLP since 1987. Skadden, Arps, Slate, Meagher & Flom LLP provides legal services to Rite Aid.

   Stuart M. Sloan. Mr. Sloan has served as a director since June 2000. Mr. Sloan has been a principal of Sloan Capital Companies, a private investment company since 1984. Mr. Sloan was also the Chairman of the Board from 1986 to 1998 and the Chief Executive Officer from 1991 to 1996 of Quality Food Centers, Inc., a supermarket chain. He currently serves on the board of directors of Anixter International Inc.

   Jonathan D. Sokoloff. Mr. Sokoloff has served as a director since 1999. Mr. Sokoloff has been an executive officer of Leonard Green & Partners, L.P., an affiliate of Green Equity Investors III, L.P. since its formation in 1994. Since 1990, Mr. Sokoloff has also been a partner in a merchant banking firm affiliated with Leonard Green & Partners, L.P. Mr. Sokoloff is also a director of Twinlab Corporation, Diamond Triumph Auto Glass, Inc., Dollar Financial Group, Inc. and Gart Sports Company. Mr. Sokoloff was elected as a director pursuant to the October 1999 agreement of Green Equity Investors III, L.P. to purchase 3,000,000 shares of preferred stock of Rite Aid.

   Leonard N. Stern. Mr. Stern has served as a director since 1986. Mr. Stern is Chairman of the Board and Chief Executive Officer of The Hartz Group, Inc. and affiliated companies, a position he has held since 1970. These companies are engaged in the businesses of the manufacture and sale of pet supplies, ownership and operation of hotels, real estate development and investing. Rite Aid purchases pet supplies from The Hartz Mountain Corporation, Inc., which was owned by the Hartz Group, Inc. until December 31, 2000. Mr. Stern is also a director of Homes for the Homeless, a nonprofit organization.

Executive Officer Compensation

   The following table provides a summary of compensation paid during the last three fiscal years to our current chief executive officer and the four most highly compensated executive officers who were serving as executive officers at the end of fiscal 2001.

                           Summary Compensation Table

                                                Annual Compensation                    Long-Term Compensation
                                      ---------------------------------------    ----------------------------------
                                                                                              Securities
                                                                                              Underlying
                                                                                Restricted      Option                  All Other
Name and Principal                                               Other Annual      Stock        Grants/      LTIP     Compensation
  Position              Fiscal Year   Salary (1)      Bonus      Compensation   Awards (2)       SARs       Payouts        (3)
------------------      -----------   ----------   ----------    ------------   ----------    ----------    -------   ------------
Robert G. Miller ....       2001      $1,398,654   $1,268,991      $111,100(4)  $6,248,438(5)  8,700,000(14)  $--       $     --
  Chairman & Chief
  Executive Officer         2000         328,462           --            --      4,950,000(6)  3,000,000(15)   --        600,000(21)

Mary F. Sammons .....       2001       1,013,654      768,930            --      5,092,186(7)  6,550,000(16)   --          1,447
  Director, President
  & Chief Operating         2000         203,076           --            --      1,650,000(8)  2,000,000(15)   --        200,000(22)
  Officer

David R. Jessick ....       2001         731,538      575,192            --      2,734,946(9)  4,025,000(17)   --            609
  Senior Executive
  Vice President &          2000         158,461           --            --        825,000(10) 1,000,000(15)   --        150,000(23)
  Chief Administrative
  Officer

Elliot S. Gerson ....       2001         511,982      341,106            --        128,125(11)   491,278(18)   --          2,245
  Senior Executive
  Vice President &          2000         408,393      100,000            --             --       535,000(19)   --             --
  General Counsel
                            1999         375,000           --            --             --        75,000       --             --

John T. Standley ....       2001         675,769      528,317            --      2,734,946(12) 4,025,000(20)   --         85,708
  Senior Executive
  Vice President and        2000         135,385           --            --        825,000(13) 1,000,000(15)   --        150,000(24)
  Chief Financial
  Officer

---------------
(1) Mr. Miller, Ms. Sammons, Mr. Jessick and Mr. Standley commenced employment with us on December 5, 1999. Salary amounts for Mr. Miller, Ms. Sammons, Mr. Jessick and Mr. Standley include amounts contributed by us to each such executive officer's account under our special deferred compensation plan.

(2) Each named executive officer has the right to vote the shares of restricted stock and to receive any dividends paid on such shares.

(3) "All Other Compensation" includes the following for 2001: For Ms. Sammons, $1,447 in supplemental life insurance premiums paid by us. For Mr. Jessick, $609 in supplemental life insurance premiums paid by us. For Mr. Gerson, $2,245 in supplemental life insurance premiums paid by us. For Mr. Standley, $85,617 in moving expenses and $91 in supplemental life insurance premiums paid by us.

(4) Includes $100,424 Mr. Miller received as gross up to cover taxes on restricted stock granted to him in December 1999 when he commenced employment.

(5) On June 15, 2000, Mr. Miller was awarded 600,000 shares of restricted common stock; restrictions on 240,000 shares lapse on June 15, 2001, and restrictions on 120,000 shares lapse on each of December 15, 2001, June 15, 2002 and December 15, 2002. On November 29, 2000, Mr. Miller was awarded 75,000 shares of restricted common stock; restrictions on 9,375 shares lapse ratably on a quarterly basis from March 3, 2001 through June 1, 2002, and restrictions on 9,375 shares lapse on each of August 31, 2002 and November 30, 2002. On January 10, 2001, Mr. Miller was awarded 409,091 shares of restricted common stock; restrictions on 163,637 shares will lapse on June 15, 2001, and restrictions on 81,818 shares will lapse on each of December 15, 2001, June 15, 2002 and December 15, 2002. At the end of fiscal year 2001, Mr. Miller held 1,441,383 restricted shares with an aggregate market value of $8,778,022.

(Footnotes continued from previous page)

(6) On December 5, 1999, pursuant to his employment agreement with us, Mr. Miller was awarded 600,000 shares of restricted common stock. The restrictions on those shares lapse in thirty-six equal monthly installments commencing January 7, 2000, unless accelerated upon a change of control of us.

(7) On June 15, 2000, Ms. Sammons was awarded 600,000 shares of restricted common stock; restrictions on 240,000 shares lapse on June 15, 2001, and restrictions on 120,000 shares lapse on each of December 15, 2001, June 15, 2002 and December 15, 2002. On November 29, 2000, Ms. Sammons was awarded 75,000 shares of restricted common stock; restrictions on 9,375 shares of common stock lapse ratably on a quarterly basis from March 3, 2001 through June 1, 2002 and restrictions on 9,375 shares lapse on each of August 31, 2002 and November 30, 2002. On January 10, 2001, Ms. Sammons was awarded 72,727 shares of restricted common stock; restrictions on 29,091 shares lapse on June 15, 2001, restrictions on 14,546 shares lapse on December 15, 2001 and restrictions on 14,545 shares lapse on each of June 15, 2002 and December 15, 2002. At the end of fiscal 2001, Ms. Sammons held 860,574 restricted shares with an aggregate market value of $5,240,896.

(8) On December 5, 1999, pursuant to her employment agreement with us, Ms. Sammons was awarded 200,000 shares of restricted common stock. The restrictions on those shares lapse in thirty-six equal monthly installments commencing January 7, 2000, unless accelerated upon a change of control of us.

(9) On June 15, 2000, Mr. Jessick was awarded 336,364 shares of restricted common stock; restrictions on 134,546 shares lapse on June 15, 2001, and restrictions on 67,273 shares lapse on each of December 15, 2001, June 15, 2002 and December 15, 2002. On November 29, 2000, Mr. Jessick was awarded 50,000 shares of restricted common stock; restrictions on 6,250 shares of common stock lapse ratably on a quarterly basis from March 3, 2001 through June 1, 2002 and restrictions on 6,250 shares lapse on each of August 31, 2002 and November 30, 2002. At the end of fiscal 2001, Mr. Jessick held 441,225 restricted shares with an aggregate market value of $2,687,060.

(10) On December 5, 1999, pursuant to his employment agreement with us, Mr. Jessick was awarded 100,000 shares of restricted common stock. The restrictions on those shares lapse in thirty-six equal monthly installments January 7, 2000, unless accelerated upon a change of control of us.

(11) On November 29, 2000, Mr. Gerson was awarded 50,000 shares of restricted common stock; restrictions on 6,250 shares of common stock lapse ratably on a quarterly basis from March 3, 2001 through June 1, 2002 and restrictions on 6,250 shares lapse on each of August 31, 2002 and November 30, 2002. At the end of fiscal year 2001, Mr. Gerson held 43,750 restricted shares with an aggregate market value of $266,437.

(12) On June 15, 2000, Mr. Standley was awarded 336,364 shares of restricted common stock; restrictions on 134,546 shares lapse on June 15, 2001, and restrictions on 67,273 shares lapse on each of December 15, 2001, June 15, 2002 and December 15, 2002. On November 29, 2000, Mr. Standley was awarded 50,000 shares of restricted common stock; restrictions on 6,250 shares of common stock lapse ratably on a quarterly basis from March 3, 2001 through June 1, 2002 and restrictions on 6,250 shares lapse on each of August 31, 2002 and November 30, 2002. At the end of fiscal 2001, Mr. Standley held 441,225 restricted shares with an aggregate market value of $2,687,060.

(13) On December 5, 1999, pursuant to his employment agreement with us, Mr. Standley was awarded 100,000 shares of restricted common stock. The restrictions on those shares lapse in thirty-six equal monthly installments commencing January 7, 2000, unless accelerated upon a change of control of us.

(14) 4,200,000 of these options replace options that were cancelled on November 20, 2000. For more information, refer to the Option Grants in the 2001 Fiscal Year and the 10 Year Option/SAR Repricing tables herein.

(15) These options were cancelled on November 20, 2000.

(16) 3,050,000 of these options replace options that were cancelled on November 20, 2000. For more information, refer to the Option Grants in the 2001 Fiscal Year and the 10 Year Option/SAR Repricing tables herein.

(17) 1,525,000 of these options replace options that were cancelled on November 20, 2000. For more information, refer to the Option Grants in the 2001 Fiscal Year and the 10 Year Option/SAR Repricing tables herein.

(18) 241,278 of these options replace options that were cancelled on November 20, 2000. For more information, refer to the Option Grants in the 2001 Fiscal Year and the 10 Year Option/SAR Repricing tables herein.

(19) 241,278 of these options were cancelled on November 20, 2000.

(20) 1,525,000 of these options replace options that were cancelled on November 20, 2000. For more information, refer to the Option Grants in the 2001 Fiscal Year and the 10 Year Option/SAR Repricing tables herein.

(21) Represents a guaranteed bonus in the amount of $600,000 paid in April 2000 in respect of calendar year 1999 to compensate Mr. Miller for lost bonus opportunities with his prior employer.

(22) Represents a guaranteed bonus in the amount of $200,000 paid in April 2000 in respect of calendar year 1999 to compensate Ms. Sammons for lost bonus opportunities with her prior employer.

(23) Represents a guaranteed bonus in the amount of $150,000 paid in April 2000 in respect of calendar year 1999.

(24) Represents a guaranteed bonus in the amount of $150,000 paid in April 2000 in respect of calendar year 1999.

Option Grants in the 2001 Fiscal Year

   The following table sets forth certain information regarding options granted during fiscal year 2001 to the named executive officers, including options that were granted and cancelled during the fiscal year in connection with the repricing of such options on November 20, 2000.


                                     Number of     % of Total
                                     Securities      Options
                                     Underlying    Granted to                                     Total
Name                                  Options     Employees in     Exercise    Expiration       Grant Date
  ----                                Granted      Fiscal Year    Price (1)       Date      Present Value (2)
                                     ----------   ------------    ---------    ----------   -----------------
Robert G. Miller...................  1,200,000(3)      2.5%         $6.50        6/29/10        $3,568,948
                                     1,200,000         2.5%         $2.75        6/29/10           775,672
                                     3,000,000(4)      6.3%         $2.75       12/05/09         1,406,500
                                     4,500,000         9.4%         $4.05        2/13/11         8,825,100

Mary F. Sammons....................  2,000,000(4)      4.2%         $2.75       12/05/09           937,666
                                     1,050,000(3)      2.2%         $6.50        6/29/10         3,122,831
                                     1,050,000         2.2%         $2.75        6/29/10           678,712
                                     3,500,000         7.3%         $4.05        2/13/11         6,863,966

David R. Jessick...................    525,000(3)      1.1%         $6.50        6/29/10         1,561,416
                                       525,000         1.1%         $2.75        6/29/10           339,356
                                     1,000,000(4)      2.1%         $2.75       12/05/09           468,833
                                     2,500,000         5.2%         $4.05        2/13/11         4,902,833

Elliot S. Gerson...................     26,278(3)      0.1%         $8.00        1/17/10           111,899
                                        26,278         0.1%         $2.75        1/17/10            14,420
                                       215,000(3)      0.4%         $6.50        6/29/10           133,542
                                       215,000         0.4%         $2.75        6/29/10           722,195
                                       250,000         0.5%         $4.05        2/13/11           490,283

John T. Standley...................    525,000(3)      1.1%         $6.50        6/29/10         1,561,415
                                       525,000         1.1%         $2.75        6/29/10           339,356
                                     1,000,000(4)      2.1%         $2.75       12/05/09           468,833
                                     2,500,000         5.2%         $4.05        2/13/11         4,902,833

---------------
(1) All options have an exercise price equal to the fair market value on the date of grant. Mr. Miller's option for 3,000,000 shares, Ms. Sammons' option for 2,000,000 shares, Mr. Jessick's option for 1,000,000 shares and Mr. Standley's option for 1,000,000 shares vest in monthly installments over a 36-month period beginning on January 5, 2000. Mr. Miller's option for 1,200,000 shares, Ms. Sammons' option for 1,050,000 shares, Mr. Jessick's option for 525,000 shares and Mr. Standley's option for 525,000 shares vest in monthly installments over a 29-month period beginning on June 29, 2000. Mr. Miller's option for 4,500,000 shares, Ms. Sammons' option for 3,500,000 shares, Mr. Jessick's option for 2,500,000 shares, Mr. Gerson's option for 250,000 shares and Mr. Standley's option for 2,500,000 shares vest ratably over a three-year period beginning on the first anniversary of the date the option was granted. Mr. Gerson's options for 215,000 shares and 26,278 shares vest ratably over a four-year period beginning on the first anniversary of the date such options were granted.

(2) The hypothetical present values on the grant date were calculated under the Black-Scholes option pricing model, which is a mathematical formula used to value options traded on stock exchanges. The formula considers a number of assumptions in hypothesizing an option's present value. Assumptions used to value the options include the stock's expected volatility rate of 67.17%, projected dividend yield of 0%, a risk-free rate of return of 6.25% and projected time of exercise being one year after vesting. The ultimate realizable value of an option will depend on the actual market value of the common stock on the date of exercise as compared to the exercise price of the option. Consequently, there is no assurance that the hypothetical present value of the stock options reflected in this table will be realized.

(3) These options were cancelled in connection with the repricing of such options on November 20, 2000 and were replaced with a grant for the same number of shares as set forth in the next entry on the table.

(4) These options replace options that were granted on December 5, 1999 with an exercise price of $7.35 that were cancelled in connection with the repricing of such options on November 20, 2000.

Option Exercises and Year-end Value Table

   The following table summarizes the value at March 3, 2001 of all shares subject to options granted to the named executive officers. No options were exercised during fiscal year 2001.


                                                                    Number of Securities               Value of
                                                                   Underlying Unexercised        In-the-Money Options
                                          Shares                  Options at March 3, 2001         at March 3, 2001
                                       Acquired on     Value      -------------------------   --------------------------
Name                                     Exercise     Realized    Exercisable Unexercisable   Exercisable  Unexercisable
----                                   -----------    --------    ----------- -------------   -----------  -------------
Robert G. Miller ...................        0            $0        1,497,701    7,202,299      $5,002,321   $18,205,678
Mary F. Sammons ....................        0             0        1,067,433    5,482,567       3,565,226    13,761,773
David R. Jessick ...................        0             0          533,716    3,491,284       1,782,615     8,410,885
Elliot S. Gerson ...................        0             0          556,252      678,748         273,754     1,405,851
John T. Standley ...................        0             0          533,716    3,491,284       1,782,615     8,410,885

---------------
(1) "In-the-Money" options are options with a base (or exercise) price less than the market price of the common stock on March 3, 2001. The value of such options is calculated using a stock price of $6.09, which was the closing price of our common stock on the NYSE on March 2, 2001.

10-year Option/SAR Repricings

   The following table sets forth, for all of our executive officers, all option repricings during the period March 3, 1991 through March 3, 2001. During such period, there was one repricing of options with respect to the options set forth below.


                                                                                                     Length of
                                       Number of     Market Price      Exercise                       Original
                                      Securities      of Stock At      Price At                     Option Term
                                      Underlying        Time of        Time of         New          Remaining At
                                     Options/SARs    Repricing Or    Repricing or   Exercise          Date of
                                      Repriced or      Amendment      Amendment       Price         Repricing Or
Name(1)                     Date      Amended (#)         ($)            ($)           ($)           Amendment
-------                   --------   ------------       ------          ------       ------      -----------------
Robert G. Miller ......   11/20/00     3,000,000        $ 2.75          $ 7.35       $ 2.75           9 years
                          11/20/00     1,200,000        $ 2.75          $ 6.50       $ 2.75      9 years, 7 months
Mary F. Sammons .......   11/20/00     2,000,000        $ 2.75          $ 7.35       $ 2.75           9 years
                          11/20/00     1,050,000        $ 2.75          $ 6.50       $ 2.75      9 years, 7 months
David R. Jessick ......   11/20/00     1,000,000        $ 2.75          $ 7.35       $ 2.75           9 years
                          11/20/00       525,000        $ 2.75          $ 6.50       $ 2.75      9 years, 7 months
Elliot S. Gerson ......   11/20/00       215,000        $ 2.75          $ 6.50       $ 2.75      9 years, 7 months
                          11/20/00        26,278        $ 2.75          $ 8.00       $ 2.75      9 years, 2 months
John T. Standley ......   11/20/00     1,000,000        $ 2.75          $ 7.35       $ 2.75           9 years
                          11/20/00       525,000        $ 2.75          $ 6.50       $ 2.75      9 years, 7 months
James P. Mastrain .....   11/20/00        33,546        $ 2.75          $7.935       $ 2.75      9 years, 2 months
                          11/20/00       300,000        $ 2.75          $ 6.50       $ 2.75      9 years, 7 months
Christopher Hall.......   11/20/00       350,000        $ 2.75          $ 7.00       $ 2.75      9 years, 2 months
                          11/20/00       250,000        $ 2.75          $ 6.50       $ 2.75      9 years, 7 months
Eric Sorkin...........    11/20/00        75,000        $ 2.75          $5.625       $ 2.75      9 years, 4 months
                          11/20/00       235,000        $ 2.75          $ 6.50       $ 2.75      9 years, 7 months
Robert B. Sari........    11/20/00       100,000        $ 2.75          $ 7.00       $ 2.75      9 years, 6 months
                          11/20/00        50,000        $ 2.75          $ 6.50       $ 2.75      9 years, 7 months
Alex Grass(2).........      2/7/94       400,000        $18.50          $20.50       $18.50           9 years
Martin Grass(2).......      2/7/94       500,000        $18.50          $20.50       $18.50           9 years
Franklin Brown(2).....      2/7/94       137,500        $18.50          $20.50       $18.50           9 years
Timothy Noonan(2).....      2/7/94       137,500        $18.50          $20.50       $18.50           9 years
Alex Schamroth(2).....      2/7/94       137,500        $18.50          $20.50       $18.50           9 years

---------------
(1) See the table of directors, executive officers and key employees for titles of the current executive officers.
(2) In connection with our consummation of a "dutch auction" self tender offer, in which we repurchased from our stockholders an aggregate of 2,077,271 shares of our common stock at a purchase price of $18.50 per share, on February 7, 1994, we repriced outstanding stock options to purchase an aggregate of 2,157,250 shares of our common stock. On the date of such repricing, the closing sale price of our common stock as reported on the NYSE was $18.50. At such time, Alex Grass was the Chairman and Chief Executive Officer; Martin Grass was President and Chief Operating Officer; Franklin Brown was Executive Vice President; Timothy Noonan was Executive Vice President and Alex Schamroth was Executive Vice President. The market and exercise prices in the table have been adjusted to reflect the two-for-one stock split on the Common Stock that occurred on February 3, 1998.

The Executive Retirement Plan

   We have established the Non-Qualified Executive Retirement Plan (the "Plan") to provide retirement benefits to long-term employees who hold a position of executive vice president or higher and to select executives who may, pursuant to their employment agreements, be deemed to be long term employees. Participants generally are entitled to receive benefits upon retirement after age 65 or upon death, in which case any length of service requirement is disregarded.

   Generally, eligible participants receive an annual benefit, payable monthly over 15 years, equal to a percentage, ranging from 40% to 60%, of the highest base salaries and highest bonus paid or accrued for each participant within the 10 fiscal years prior to the date of the event giving rise to payment of the benefit.

   The Plan provides that benefits will not be paid to employees whose employment is terminated for any reason other than retirement, disability or death. Additionally, if, during the time a benefit is being paid to a former employee, it is determined that the former employee committed an act that could have resulted in a good cause discharge, we will cease paying benefits to the former employee.

   Mr. Miller, Ms. Sammons, Mr. Jessick and Mr. Standley were credited with 15 years of service under the Plan effective in December 1999 pursuant to their employment agreements.

   Because it is not possible to determine what the individual annual base salary and annual bonus of the named executive officers will be assuming retirement at normal retirement age, we cannot estimate the annual benefits payable at normal retirement age for each of the named executive officers. However, by way of example, if each were to have attained normal retirement age and 20 or more years of credited service under the Plan, based upon last year's annual salary and annual bonus, it is estimated that Mr. Miller would be entitled to receive $1,361,395, Ms. Sammons would be entitled to receive $1,001,358, Mr. Jessick would be entitled to receive $705,115, Mr. Standley would be entitled to receive $676,990 and Mr. Gerson would be entitled to receive $504,664 as annual benefits payable upon retirement.

Executive Employment Agreements

   On December 5, 1999, we entered into employment agreements with Robert G. Miller, Mary F. Sammons, David R. Jessick and John T. Standley, and, on November 16, 2000, we entered into an employment agreement with Elliot S. Gerson. Pursuant to their individual employment agreements:

   o Mr. Miller was appointed as our Chief Executive Officer and elected as Chairman of our Board of Directors;

   o Ms. Sammons was appointed as our President and Chief Operating Officer and was appointed to our Board of Directors;

   o Mr. Jessick was appointed as our Senior Executive Vice President and Chief Administrative Officer;

   o Mr. Gerson was appointed as our Senior Executive Vice President and General Counsel; and

   o Mr. Standley was appointed as our Executive Vice President and Chief Financial Officer and is now our Senior Executive Vice President and Chief Financial Officer.

   Term. The term of each executive's employment agreement commenced on the date of his or her employment agreement and, unless terminated earlier, will terminate on the third anniversary (second anniversary in the case of Mr. Gerson), but will automatically renew for an additional year on each anniversary of the effective date of the agreement unless either we or the executive provides the other with notice of non-renewal at least 180 days prior to such an anniversary.

   Salary and Incentive Bonus. The respective agreements provide each executive with a base salary and incentive compensation, including, with respect to the 2001 fiscal year:

   o Mr. Miller was entitled to receive an annual base salary of not less than $1,250,000, however, Mr. Miller volunteered to receive a base salary of not less than $1,000,000. Mr. Miller received a bonus of $868,991 and a special bonus of $400,000 in recognition of his efforts in connection with our refinancing efforts in the 2001 fiscal year, and he has the opportunity to receive future annual bonuses that shall equal or exceed his annual base salary then in effect if our performance meets certain annual target goals based on the business plan developed by Management and the Board of Directors.

   o Ms. Sammons was entitled to receive an annual base salary of not less than $900,000. She received a bonus of $468,930 pursuant to her employment agreement and a special bonus of $300,000 in connection with the refinancing and in the future may, if our performance meets the targets, receive an annual bonus that, if paid, will equal or exceed 75% of her annual base salary then in effect.

   o Mr. Jessick was entitled to receive an annual base salary of not less than $600,000. He was awarded a bonus of $275,192 pursuant to his employment agreement and a special bonus of $300,000 in connection with the refinancing. If our performance meets the targets, Mr. Jessick will be paid an annual bonus that will equal or exceed 60% of his annual base salary then in effect.

   o Mr. Gerson was entitled to receive an annual base salary of not less than $500,000. He was awarded a bonus of $191,106 pursuant to his employment agreement and a special bonus of $150,000 in connection with the refinancing. If our performance meets the targets, Mr. Gerson will be paid an annual bonus that will equal or exceed 50% of his annual base salary then in effect.

   o Mr. Standley was entitled to receive an annual base salary of not less than $600,000. He was awarded a bonus of $228,317 pursuant to his employment agreement and a special bonus of $300,000 in connection with the refinancing. If our performance meets the targets, Mr. Standley will be paid an annual bonus that will equal or exceed 50% of his annual base salary then in effect.

   Other Benefits. Pursuant to their employment agreements, each of the executives is also entitled to participate in our fringe benefit and perquisite programs and savings plans.

   Restricted Stock and Options. Pursuant to their employment agreements and individual stock option agreements, in December 1999, Mr. Miller, Ms. Sammons, Mr. Jessick and Mr. Standley also received awards of restricted common stock and were granted options to purchase additional shares of our common stock as follows:

   o Mr. Miller was granted an option to purchase 3,000,000 shares of common stock and was awarded 600,000 shares of restricted common stock.

   o Ms. Sammons was granted an option to purchase 2,000,000 shares of common stock and was awarded 200,000 shares of restricted common stock.

   o Mr. Jessick was granted an option to purchase 1,000,000 shares of common stock and was awarded 100,000 shares of restricted common stock.

   o Mr. Standley was granted an option to purchase 1,000,000 shares of common stock and was awarded 100,000 shares of restricted common stock.

   All of the options granted and restricted common stock awarded to each of such executives listed above vest in thirty-six equal monthly installments commencing January 5, 2000.

   Other Provisions. Each of Mr. Miller's and Mr. Jessick's employment agreement provides for him to be based in Portland, Oregon and that he be provided, for our convenience, with an apartment in the vicinity of our corporate headquarters in the Harrisburg, Pennsylvania area.

   Pursuant to his employment agreement, Mr. Miller is entitled to recommend two persons to serve on our Board of Directors. Mr. Miller has made two Board of Directors recommendations to date and as a result, Alfred Gleason and Stuart Sloan were appointed to the Board of Directors in January 2000 and June 2000, respectively.

   Termination of Employment. Upon written notice, the employment agreement of each of the executives is terminable by either us or the individual executive seeking termination.

   If Mr. Miller, Ms. Sammons, Mr. Jessick or Mr. Standley is terminated by us "without cause" or by an executive for "good reason" (in each case, as defined in their employment agreement), then the terminated executive will be entitled to receive:

   o an amount equal to three times the sum of the individual executive's annual base salary and target bonus plus any accrued but unpaid salary and bonus, with the maximum bonus that the executive is eligible to earn being pro-rated through the date of termination;

   o the deferred compensation amounts that would otherwise have been credited to the executive pursuant to the Special Deferred Compensation Plan referred to below had the executive continued employment with us through the end of the then-remaining term of the employment agreement and certain medical benefits; and

   o all of the executive's stock options will immediately vest and be exercisable for the remainder of their stated terms, the restrictions on the restricted common stock will immediately lapse and any performance or other conditions applicable to any other equity incentive awards will be considered to have been satisfied.

   If Mr. Gerson is terminated by us "without cause" or by him for "good reason" (as such terms are defined in his employment agreement), then he will be entitled to receive:

   o an amount equal to two times the sum of his annual base salary and target bonus plus any accrued but unpaid salary and bonus, with the maximum bonus that the executive is eligible to earn being pro-rated through the date of termination; and

   o all of his stock options will immediately vest and be exercisable, generally, for a period of 90 days following the termination of employment and the restrictions on the restricted common stock will immediately lapse to the extent his options would have vested and restrictions would have lapsed had he remained employed by us for two years following the termination.

   If we terminate any of the executives "for cause" (as defined in the employment agreements),

   o we will pay him or her all accrued benefits,

   o any portion of any then-outstanding stock option grant that was not exercised prior to the date of termination will immediately terminate, and

   o any portion of any restricted stock award, or other equity incentive award, as to which the restrictions have not lapsed or as to which any other conditions were not satisfied prior to the date of termination will be forfeited.

   Under Mr. Miller's, Ms. Sammons's, Mr. Jessick's and Mr. Standley's employment agreements, any termination of employment by the executive within the six month period commencing on the date of a "change in control" of us will be treated as a termination of employment by the executive for "good reason." Under Mr. Gerson's employment agreement, upon a "change in control" of us, all of his stock options will immediately vest and be exercisable and any restrictions on the restricted stock will immediately lapse. Each employment agreement provides that the executive will receive an additional payment to reimburse the executive for any excise taxes imposed pursuant to
Section 4999 of the Internal Revenue Code. Each employment agreement also provides for certain benefits upon termination of the executive by reason of death or disability, by us "for cause" or by the executive other than for "good reason." The employment agreement of each executive prohibits the executive from competing with us during his or her employment and for a period of one year, or with respect to Mr. Gerson, two years, thereafter.

   Pursuant to amendments to the employment agreements with Mr. Miller and Ms. Sammons dated May 7, 2001, we have agreed to pay them, as an additional incentive bonus, the difference between the amount called for under their severance agreements with their prior employer and the amount they actually receive from that employer, plus interest at the rate of 9% per annum from December 5, 1999. Mr. Miller and Ms. Sammons were to receive $5,022,685 and $1,624,000, respectively, under those severance agreements, and they each retain control over their claims against their former employer. The amendments to the employment agreements provide generally that we will pay such bonuses within five days after January 1, 2002 if the executive is still employed (or, in Mr. Miller's case, a member of the Board of Directors) on that date. However, the bonuses will be paid within five days after an earlier termination of employment (i) by reason of death or disability, by us without "cause" or by the executive for "good reason," or (ii) for any reason upon or following a "change in control" (all as defined in the executive's employment agreement). Finally, in the case of Mr. Miller, the payment will be made before January 1, 2002 within five days after the date he ceases to be both an employee and a Director (provided he does not cease to be a Director by reason of either a voluntary resignation or simultaneously with or following his termination of employment for cause). No bonus payment will be made if the executive's employment is terminated for cause before January 1, 2002 and before a change in control.

   If either executive is paid any of the bonus prior to the final determination of his or her claim against the prior employer, the executive must repay to us any amount that is paid to him or her by the former employer, net of any excess taxes payable by the executive on account of the repayment and any legal expenses not reimbursed by us under the employment agreement. Neither executive is obligated to reimburse us more than the amount of the bonus paid to him or her. If Mr. Miller's employment is terminated by him without good reason or by us for cause between January 1, 2002 and December 5, 2002, there has not been a change in control of us, and Mr. Miller no longer serves as a Director (by reason of a voluntary resignation or a removal simultaneous with an employment termination for cause), Mr. Miller will be entitled to retain only a portion of the bonus that is prorated for the number of days between December 5, 1999 and the date of termination.

Special Deferred Compensation Plan

   In addition to the base salary and bonus provisions of the executives' employment agreements, we established the Special Deferred Compensation Plan for the benefit of select members of its management team, including Mr. Miller, Ms. Sammons, Mr. Jessick and Mr. Standley. Under this plan, we credit a specific sum to individual accounts established for each of Mr. Miller, Ms. Sammons, Mr. Jessick and Mr. Standley. The sums are credited on the first day of each month during the term of their employment with us. Each of Mr. Miller, Ms. Sammons, Mr. Jessick and Mr. Standley is fully vested, at all times, in his or her account balance; although, generally they may not receive payments from their accounts until three years after an election to receive a payment. Each month, $20,000 is credited to Mr. Miller's account, $15,000 is credited to Ms. Sammons' account and $10,000 is credited to each of Mr. Jessick's and Mr. Standley's account.

   Under this plan, the Executives are able to direct the investment of the amounts credited to their individual accounts by selecting one or more investment vehicles from a group of deemed investments offered pursuant to the plan.

Compensation Committee Interlocks and Insider Participation

   None of our executive officers, directors or Compensation Committee members currently serve, or have in the past served, on the compensation committee of any other company whose directors and executive officers have served on our Compensation Committee.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth, as of June 30, 2001, certain information concerning the beneficial shareholdings of (a) each director, (b) each nominee for director, (c) each executive officer named in our summary compensation table appearing elsewhere herein, (d) each holder of more than five percent of our common stock and (e) all directors and executive officers as a group (based on 493,346,010 shares of common stock outstanding as of such date). Each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name, except as otherwise noted.


                                  Number of Common Shares
Beneficial Owners                 Beneficially Owned (1)    Percentage of Class
-----------------                 -----------------------   --------------------
Executive Officers and Directors:
William J. Bratton ...........              14,889(2)                  *
Elliot S. Gerson .............             665,004(3)                  *
Alfred M. Gleason ............             106,189(4)                  *
Leonard I. Green .............          65,429,905(5)               11.7%
David R. Jessick .............           1,307,498(6)                  *
Nancy A. Lieberman ...........               7,000                     *
Robert G. Miller .............           3,940,068(7)                  *
Mary F. Sammons ..............           2,565,735(8)                  *
Stuart M. Sloan ..............              10,989                     *
Jonathan D. Sokoloff .........          64,941,341(9)               11.6%
John T. Standley .............           1,295,368(10)                 *
Leonard N. Stern .............              50,989                     *
All executive officers and
directors (18 persons) .......          77,133,093                  13.8%
5% Stockholders:
FMR Corporation ..............          45,627,250(11)               9.2%
Green Equity Investors III,
L.P. .........................          64,435,905(12)              11.5%(13)
J.P. Morgan Chase & Co. ......          38,923,836(14)               7.9%

---------------
*       Percentage less than 1% of class.
(1) Beneficial ownership has been determined in accordance with Rule 13d-3 under Exchange Act, thereby including options exercisable within 60 days of June 30, 2001.
(2)     This amount includes 400 shares owned by Mr. Bratton's wife.
(3) This amount includes 610,002 shares which may be acquired within 60 days by exercising stock options, 1,002 shares in Mr. Gerson's 401(k) account and 43,750 restricted shares.
(4)     This amount includes 16,000 shares owned by Mr. Gleason's wife.
(5) This amount includes 64,435,905 shares beneficially owned by Green Equity Investors III, L.P., which is affiliated with Leonard Green & Partners, L.P., of which Mr. Green is an executive officer and equity owner, 990,000 shares owned by Verdi Group, Inc., over which Mr. Green has beneficial ownership.
(6) This amount includes 809,004 shares which may be acquired within 60 days by exercising stock options and 486,364 restricted shares.
(7) This amount includes 2,245,977 shares which may be acquired within 60 days by exercising stock options and 1,684,091 restricted shares.
(8) This amount includes 1,618,008 shares which may be acquired within 60 days by exercising stock options and 947,727 restricted shares.
(9) This amount includes 64,435,905 shares beneficially owned by Green Equity Investors III, L.P., which is affiliated with Leonard Green & Partners, L.P., of which Mr. Sokoloff is an executive officer and equity owner.
(10) This amount includes 809,004 shares which may be acquired within 60 days by exercising stock options and 486,364 restricted shares.

(11) This amount, which is disclosed in a report on Schedule 13G dated June 12, 2001 by FMR Corporation, includes 38,957,260 shares in respect of which Fidelity Management & Research Company holds sole dispositive power and 4,316,090 shares over which Fidelity Management Trust Company holds sole dispositive power (including 1,691,890 shares over which it also holds voting power). Both Fidelity Management Research Company and Fidelity Management Trust Company are wholly-owned subsidiaries of FMR Corporation. This amount also includes 2,353,900 shares over which Fidelity International Limited holds sole voting and dispositive power. A partnership controlled by Edward C. Johnson 3d, who also controls FMR Corporation, has the right to cast 39.89% of the votes cast by holders of Fidelity International Limited voting stock. FMR Corporation and Fidelity International Limited state that the shares held by Fidelity International Limited need not be aggregated for the purposes of
        Section 13(d) of the Securities Act of 1934, as amended, however, FMR Corporation has voluntarily filed its report as if all the shares were beneficially owned by FMR Corporation. Abigail P. Johnson and Edward C. Johnson 3d, together with members of their family, are the predominant owners of the Class B shares of common stock of FMR Corporation, representing approximately 49% of the voting power of FMR Corporation. Ms. Johnson owns 24.5% of the voting stock and is a director of FMR Corporation. Mr. Johnson owns 12.0% of the voting stock and is Chairman of FMR Corporation. Members of the Johnson family and other Class B Stockholders are parties to a voting agreement under which each party agrees to vote its Class B Shares in accordance with the vote of the majority vote of shares of the parties.
(12) Green Equity Investors III, L.P. beneficially owns 64,435,905 shares of common stock. This number represents the number of shares issuable within 60 days of June 30, 2001 upon the conversion of convertible preferred stock.
(13) Based upon the number of shares outstanding as of June 30, 2001 and assuming conversion of all Class B preferred stock by Green Equity Investors III, L.P.
(14) This amount, as reflected in a report on Schedule 13G/A dated February 14, 2001 and Forms 4 filed on March 12, March 13 and April 10, 2001 filed by J.P. Morgan Chase & Co., consists of 38,923,836 shares of common stock, including 2,500,000 shares where there is a right to acquire, of which the reporting person claims sole voting and dispositive power over 38,923,836 shares.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


   In fiscal 2001, we paid to J.P. Morgan Chase & Co., ("JPMorganChase") and its affiliates fees and other amounts in connection with our financing activities, including the refinancing in June 2000, of $20.5 million. JPMorganChase is a beneficial owner of more than 5% of our common stock and is the parent company of the Chase Manhattan Bank, one of our lenders. We anticipate paying JPMorganChase and its affiliates additional fees and other amounts for services in connection with the financing activities described under "Prospectus Summary--Refinancing Transactions" and related transactions in the aggregate of approximately $13.7 million and may pay it additional compensation for services in connection therewith in amounts to be determined.

   In June 2001, an affiliate of JPMorganChase exchanged $9,825,000 aggregate principal amounts of our 10.5% Notes due 2002 for 1,136,108 shares of our common stock.

   In June 2000, an affiliate of JPMorganChase and another financial institution participated in the refinancing of certain of our debt by agreeing to purchase $93.2 million of 10.50% senior secured notes due September 2002 when the 5.5% notes matured in December 2000.

   In June 2000, certain lenders, including J.P. Morgan Ventures Corporation, an affiliate of JPMorganChase, exchanged an aggregate of $284.8 million of their loans outstanding under the PCS credit facility, the RCF credit facility and a $300.0 million demand note into an aggregate of 51,785,434 shares of our common stock at an exchange rate of $5.50 per share.

   Leonard Green and Jonathan D. Sokoloff, members of our Board of Directors, are equity owners of Leonard Green & Partners, L.P. During fiscal year 2001, we paid Leonard Green & Partners, L.P. a $3,000,000 fee for services provided in connection with the financial restructuring transactions which we completed in June 2000 and reimbursed its out-of-pocket expenses. We also paid Leonard Green & Partners, L.P. a $2,500,000 fee for services provided in connection with the sale of PCS Health Services, Inc. In October 1999, we agreed to pay Leonard Green & Partners, L.P. an annual fee of $1 million for its consulting services. This fee was increased to $1.5 million at the time of the June 2000 restructuring transactions. The consulting agreement also provides for the reimbursement of out-of-pocket expenses incurred by Leonard Green & Partners, L.P. We have agreed to register the common stock issuable upon conversion of the Series B preferred stock and to pay all expenses and fees (other than underwriting discounts and commission) related to any registration. In addition, we may pay Leonard Green & Partners, L.P. a fee for financial advisory services in connection with the refinancing.

   The Hartz Mountain Corporation, which was owned and controlled by Leonard N. Stern, sold merchandise in the ordinary course of business to us and our subsidiaries in the approximate amount of $5,000,000 during the year ended December 31 2000. Mr. Stern sold his interest in The Hartz Mountain
Corporation on December 29, 2000.

   On June 27, 2001 we sold an aggregate of 28,948,300 shares of our common stock to affiliates of FMR Corporation at a purchase price of $7.50 per share. FMR Corporation voluntarily filed a report on Schedule 13d dated June 12, 2001 disclosing that it may be deemed to beneficially own more than 5% of our common stock.

   On June 27, 2001, we exchanged an aggregate of $152.025 million principal amount of our 10.5% senior secured notes due 2002 for $152.025 million of new 12.5% notes due 2006 to affiliates of FMR Corporation. In connection with such exchange, we also issued to the exchanging holders common stock purchase warrants to purchase an aggregate of 3.0 million shares of our common stock at an exercise price of $6.00 per share.

   The law firm of Skadden, Arps, Slate, Meagher & Flom LLP provides legal services to us. Nancy Lieberman, one of our directors, is a partner of that law firm. Fees paid by us to Skadden, Arps, Slate, Meagher & Flom LLP did not exceed five percent of the law firm's gross revenues for its last fiscal year.

   Commencing May 2001 and in connection with our grant of certain restricted shares of our common stock to our executive officers and each such officer's agreement not to sell these shares earlier than the expiration of the third trading day following the date we announce our earnings for our fiscal year 2002, we have made loans to each of these officers in order to cover the officer's federal and state withholding taxes. Each loan is non-recourse and is secured solely by the shares of common stock to which the loan relates. Each loan bears interest at the rate of 4.25% per annum and is due and payable upon the earlier of June 15, 2002 or the date the officer sells the awarded shares of common stock. As of June 30, 2001, we had outstanding $5.5 million of these loans, including accrued and unpaid interest. The following are loans in excess of $60,000 as of June 30, 2001.


             Executive Officer                     Loan Amount
             -----------------                     -----------
             Robert G. Miller                       $2,092,180
             Mary F. Sammons                        $1,250,336
             David R. Jessick                       $  637,645
             John T. Standley                       $  637,645
             Christopher Hall                       $  156,547

                          DESCRIPTION OF CAPITAL STOCK


   Our authorized capital stock consists of 1,000,000,000 shares of common stock and 20,000,000 shares of preferred stock.

Common Stock

   As of June 30, 2001, there were 493,346,010 shares of common stock issued and outstanding.

   The holders of common stock are entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of our Board of Directors, subject to any preferential dividend rights granted to the holders of any outstanding preferred stock.

   Each holder of common stock is entitled to one vote for such share registered in his name on our books on all matters submitted to a vote of stockholders. Except as otherwise provided by law, the holders of common stock vote as one class. The shares of common stock do not have cumulative voting rights. As a result, subject to the voting rights of the holders of any shares of our preferred stock, including the voting rights of the Series B preferred stock, which may at the time be outstanding, the holders of common stock entitled to exercise more than 50% of the voting rights in an election of directors can elect 100% of the directors to be elected in a particular year if they choose to do so. In such event, the holders of the remaining common stock voting for the election of directors will not be able to elect any persons to our Board of Directors.

   Holders of our common stock do not have preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

   Under the Rite Aid Charter, our Board has the authority, without further stockholder action, to issue from time to time up to a maximum of 20,000,000 shares of preferred stock, in one or more series and for such consideration as may be fixed from time to time by the Board, and to fix before the issuance of any shares of preferred stock of a particular series, the designation of such series, the number of shares to comprise such series, the dividend rate or rates payable with respect to the shares of such series, the redemption price or prices, if any, and the terms and conditions of any redemption, the voting rights, any sinking fund provisions for the redemption or purchase of the shares of such series, the terms and conditions upon which the shares are convertible or exchangeable, if they are convertible or exchangeable, and any other relative rights, preferences and limitations pertaining to such series.

Series B Cumulative Pay-In-Kind Preferred Stock

   As of June 30, 2001, there were 3,427,441.7884 shares of Series B cumulative pay-in-kind preferred stock outstanding. As of such date, the outstanding shares of Series B preferred stock were convertible into 62,317,123 shares of our common stock. The outstanding shares of Series B preferred stock are duly authorized, validly issued, fully paid and nonassessable.

   In the event of any voluntary or involuntary liquidation, dissolution or winding up of us, holders of Series B preferred stock shall be entitled to receive out of our assets legally available for distribution to stockholders, before any distribution of assets is made to holders of common stock or any other class or series of capital stock ranking junior to the Series B preferred stock, a liquidation preference of $100, subject to certain adjustments, plus all accrued and unpaid dividends thereon. If, upon any voluntary or involuntary liquidation, dissolution or winding up of us, the amounts payable to holders of Series B preferred stock and any other shares of preferred stock ranking as to such distribution on a parity with the Series B preferred stock are not paid in full, the holders of Series B preferred stock and of such other shares of preferred stock will share ratably in any such distribution of our assets in proportion to the full respective preferential amounts to which they are entitled.

   Each holder of Series B preferred stock is entitled to vote with holders of common stock and each holder of Series B preferred stock is entitled to one vote for each share of common stock issuable upon conversion of such holder's Series B preferred stock. The holders of Series B preferred stock are entitled to vote separately as a class to elect two directors to our Board of Directors. Leonard T. Green and Jonathan D. Sokoloff are the directors elected by the holders of Series B preferred stock.

   Each share of Series B preferred stock is convertible into the number of shares of our common stock equal to the liquidation preference divided by the conversion price, which is $5.50 per share, subject to certain anti-dilution adjustments. Without the prior consent of the holders of a majority of the Series B preferred stock, we may not authorize, create or issue any securities that are senior or pari passu to the Series B preferred stock, or take certain other actions that would adversely affect the rights, privileges and preferences of the Series B preferred stock.

   Each holder of Series B preferred stock is entitled to receive cumulative preferential dividends at the rate of 8.0% on the liquidation preference, payable quarterly in arrears. Dividends shall be paid, at our option, either in cash, additional shares of Series B preferred stock, or a combination thereof. From time to time, on or after October 25, 2004, we may redeem shares of Series B preferred stock at 105% of the liquidation preference plus any unpaid partial dividends to the applicable redemption date. Holders of Series B preferred stock have no preemptive rights to subscribe for any additional securities which we may issue. We have granted the holders of Series B preferred stock certain registration rights with respect to the Series B preferred stock and the common stock into which the Series B preferred stock may be converted.

Series C Convertible Preferred Stock

   On June 27, 2001, we issued 2,121,677 shares of Series C convertible preferred stock. The Series C preferred stock is convertible into common stock immediately upon the earlier of (i) the effectiveness of a registration statement registering the shares of common stock into which the Series C preferred stock are convertible for resale under the Securities Act, and (ii) a merger or consolidation of us with or into any other corporation in which we are not the surviving corporation or the sale, lease or conveyance of all or substantially all of our property, assets or business. Each share of Series C preferred stock is convertible into 10 shares of common stock, subject to anti-dilution adjustments to the conversion rate. Accordingly, upon effectiveness of the registration statement of which this prospectus forms a part, the Series C preferred stock will convert into 21,216,770 shares of our common stock.

   With respect to dividends and any distributions upon liquidation, the Series C preferred stock ranks senior to our common stock but junior to the Series B preferred stock.

   In the event of any voluntary or involuntary liquidation, dissolution or winding up of us, holders of the Series C preferred stock will be entitled to receive, in preference to any payments on our common stock but after payments on the Series B preferred stock, a liquidation preference of $62.52 per share, plus any accrued and unpaid dividends.

   Each holder of Series C preferred stock is entitled to receive cumulative dividends at the rate of 8.7455% per annum of the liquidation preference, payable quarterly in arrears. If we declare a distribution in securities of other persons, debt instruments issued by us or any other person or any other assets, holders of the Series C preferred stock will be entitled to participate in the distribution proportionately as though those holders were holders of the common stock into which the Series C preferred stock is convertible as of the record date for the distribution.

   Each holder of Series C preferred stock is entitled to vote with the holders of common stock and each holder is entitled to one vote for each whole share of common stock issuable upon conversion of the holder's Series C preferred stock.

Charter and By-Law Provisions

   The Rite Aid Charter specifies that our Board of Directors shall be divided into three classes, as nearly equal in number as possible, and shall consist of not less than three nor more than 15 directors elected for three-year staggered terms. The term of one class of directors expires at each annual meeting of stockholders. Our By-laws provide that the number of directors on the Board may be fixed by the Board only, or if the number is not fixed, the number will be seven. The number of directors may be increased or decreased by the Board only. In the interim period between annual meetings of stockholders or of special meetings of stockholders, vacancies and newly created directorships may be filled by the Board. Any directors so elected will hold office until the next election of the class to which such directors have been elected. The Board has been fixed at and currently consists of 9 directors.

   The Rite Aid Charter requires that any mergers, consolidations asset dispositions and other transactions involving a beneficial owner of 10% or more of the voting power of the then outstanding classes of stock entitled to vote in the election of directors be approved, unless certain conditions are satisfied, by the affirmative vote of the holders of shares representing not less than 75% of the voting stock. These special voting requriements do not apply if the transaction is approved by a majority of the Continuing Directors (as defined below) or the consideration offered to our stockholders meets specified fair price standards (including related procedural requirements as to the form of consideration and continued payment of dividends). "Continuing Director" as defined in the Rite Aid Charter means a member of our Board who was not affiliated with a Related Person (as defined below) and was a member of the Board prior to the time that the Related Person acquired the last shares of common stock entitling such Related Person to exercise, in the aggregate, in excess of 10% of the total voting power of all classes of voting stock, or any individual, corporation, partnership, person or other entity ("Person") recommended to succeed a Continuing Director by a majority of Continuing Directors. "Related Person," as defined in the Rite Aid Charter, means any Person or affiliate or associate of such Person, which has beneficial ownership directly or indirectly of shares of stock of Rite Aid entitling such Person to exercise more than 10% of the total voting power of all classes of voting stock.

   The Rite Aid Charter also provides that any corporate action either (i) taken at a special meeting of stockholders called by the Board, a majority of whose members are not Continuing Directors, or (ii) approved by written consent of stockholders, shall require the approval of not less than 75% of the then outstanding voting stock.

Change of Control

   Section 203 of the DGCL prohibits generally a public Delaware corporation, including Rite Aid, from engaging in a business combination (as defined below) with an interested stockholder (as defined below) for a period of three years after the date of the transaction in which an interested stockholder became such, unless: (i) the board of directors of such corporation approved, prior to the date such interested stockholder became such, either such business combination or such transaction; (ii) upon consummation of such transaction, such interested stockholder owns at least 85% of the voting shares of such corporation (excluding specified shares) outstanding at the time the transaction commenced; or (iii) such business combination is approved by the board of directors of such corporation and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting shares of such corporation (excluding shares held by such interested stockholder). A "business combination" includes (i) mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder, (ii) certain transactions resulting in the issuance or transfer to an interested stockholder of any stock of such corporation or its subsidiaries, and (iii) certain other transactions resulting in a financial benefit to an interested stockholder. An "interested stockholder" is a person who owns (or, if such person is an affiliate or associate of the corporation, within a three-year period did own) 15% or more of a corporation's stock entitled to vote generally in the election of directors and, the affiliates and associates of such person.

Indemnification of Officers and Directors

   Under Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and

(ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonable believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person in fairly and reasonable entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys' fees) actually and reasonable incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

   Article Tenth of our Certificate of Incorporated and Article VII of our By-laws provide for the indemnification of its directors and officers as authorized by Section 145 of the DGCL.

   The directors and officers of us and our subsidiaries are insured (subject to certain exceptions and deductions) against liabilities which they may incur in their capacity as such including liabilities under the Securities Act, under liability insurance policies carried by us.

                              SELLING STOCKHOLDERS


   The following table sets forth information regarding each selling stockholder and the amount of our common stock that it may offer under this prospectus. When we refer to the "selling stockholders" in this prospectus, we mean those persons listed in the table below, as well as the pledgees, donees, assignees, transferees, successors and others who hold any of the selling securityholders' interest. The shares of our common stock offered by this prospectus were originally sold by us in a number of private placements and privately negotiated debt for equity exchanges.

   Since the date that we received the information from the selling stockholders, one or more selling stockholders identified below may have sold, transferred or otherwise disposed of all or a substantial portion of the shares of our common stock held by it in one or a series of transactions exempt from the Securities Act. Information regarding the selling stockholders may change from time to time and any changed information will be set forth in a prospectus supplement to the extent required. Unless set forth below, to the best of our knowledge, none of the selling stockholders has, or within the past three years has had, any material relationship with us, any of our predecessors or affiliates, or beneficially owns in excess of 1% of our outstanding common stock.

   J.P. Morgan Securities Inc. is an affiliate of JPMorganChase, a beneficial owner of more than 5% of our common stock and the parent of the Chase Manhattan Bank, one of our lenders.

   A selling stockholder may from time to time offer and sell any or all of its securities under this prospectus. Because a selling stockholder is not obligated to sell the shares of our common stock held by it, we cannot estimate the number of shares of our common stock that a selling stockholder will beneficially own after this offering. Beneficial ownership is based upon 493,346,010 shares of common stock outstanding as of June 30, 2001. *Represents less than one per cent of our outstanding common stock.


                                                                                                                 Numbers of shares
                                                                   Number of shares of                            of common stock
                                                                   common stock owned        Percentage of        covered by this
Name                                                             prior to this offering    outstanding shares         prospectus
----                                                             ----------------------    ------------------     -----------------
Allmerica Investment Trust.....................................             149,200                  *                  149,200
American Century Mutual Funds,  Inc............................           5,025,000                 1.0               3,000,000
American Century World Mutual Funds, Inc.......................             947,500                  *                  400,000
Asset Allocation...............................................             269,900                  *                  269,900
AUSA Life Insurance Co.-TIM....................................           1,256,209                  *                1,256,209
Balanced Investment Growth Fund................................              85,000                  *                   85,000
Bessent Global Equity Master Fund..............................           2,563,821                  *                2,310,000
Broadsworth Limited............................................              16,100                  *                   16,100
Canadian Balanced Fund.........................................             706,625                  *                  706,625
Canadian Balanced GIF..........................................              11,400                  *                   11,400
Canadian Equity Fund...........................................             549,800                  *                  549,800
Canadian Equity GIF............................................               6,500                  *                    6,500
Chesapeake Partners International Ltd..........................           1,925,000(1)               *                  704,515
Chesapeake Partners Institutional Fund Limited Partnership.....           1,925,000(2)               *                   31,762
Chesapeake Partners Limited Partnership........................           1,925,000(3)               *                1,188,723
Cisalpina Core Growth Equity...................................              14,300                  *                   14,300
Cisalpina/Putnam Global Value..................................             389,400                  *                  389,400
Cisalpina USA Equity Fund......................................              89,400                  *                   89,400
Cisalpina US Equity Value......................................              63,000                  *                   63,000



                                                                                                                 Numbers of shares
                                                                   Number of shares of                            of common stock
                                                                   common stock owned        Percentage of        covered by this
Name                                                             prior to this offering    outstanding shares         prospectus
----                                                             ----------------------    ------------------     -----------------
Commonwealth of Massachusetts Pension Reserve Investment
  Management Board(4)..........................................              35,821                  *                   35,821
Commonwealth of Puerto Rico State Ins. Corp....................               7,600                  *                    7,600
Connecticut General Life Insurance Co..........................             203,000                  *                  203,000
Curators Of The University Of Missouri(4)......................               6,000                  *                    6,000
Diversified Equity Trust.......................................           1,033,300                  *                1,033,300
Diversified Investment Advisors, Inc...........................             185,100                  *                  185,100
EQ Putnam Investors Growth.....................................              62,500                  *                   62,500
Equitable Advisors Trust-FI Mid Cap(4).........................               9,000                  *                    9,000
Evergreen Masters Fund.........................................              10,100                  *                   10,100
Fidelity Advisor Series I: Fidelity Advisor Asset Allocation
  Fund(5)......................................................              10,268                  *                   10,268
Fidelity Advisor Series I: Fidelity Advisor Balanced Fund(5)...             212,000                  *                  212,000
Fidelity Advisor Series I: Fidelity Advisor Dividend Growth
  Fund(5)......................................................             193,000                  *                  193,000
Fidelity Advisor Series I: Fidelity Advisor Dynamic Capital
  Appreciation Fund(5).........................................              47,000                  *                   47,000
Fidelity Advisor Series I: Fidelity Advisor Equity Growth
  Fund(5)......................................................           1,300,000                  *                1,300,000
Fidelity Advisor Series I: Fidelity Advisor Growth & Income
  Fund(5)......................................................             240,000                  *                  240,000
Fidelity Advisor Series I: Fidelity Advisor Growth
  Opportunities Fund(5)........................................           1,143,000                  *                1,143,000
Fidelity Advisor Series I: Fidelity Advisor Mid Cap Fund(5)....             249,000                  *                  249,000
Fidelity Advisor Series II: Fidelity Advisor High Income
  Fund(5)......................................................               3,012                  *                    3,012
Fidelity Advisor Series II: Fidelity Advisor High Yield Fund(5)             616,472                  *                  616,472
Fidelity Advisor Series VIII: Fidelity Advisor Global Equity
  Fund(5)......................................................               2,000                  *                    2,000
Fidelity American Opportunities Fund(5)........................               5,000                  *                    5,000
Fidelity Beacon Street Trust: Fidelity Tax Managed Stock
  Fund(5)......................................................              10,000                  *                   10,000
Fidelity Canadian Asset Allocation Fund(5).....................             428,000                  *                  428,000
Fidelity Canadian Balanced Fund(5).............................               1,109                  *                    1,109
Fidelity Capital Trust: Fidelity Value Fund(5).................             452,000                  *                  452,000



                                                                                                                 Numbers of shares
                                                                   Number of shares of                            of common stock
                                                                   common stock owned        Percentage of        covered by this
Name                                                             prior to this offering    outstanding shares         prospectus
----                                                             ----------------------    ------------------     -----------------

Fidelity Charles Street Trust: Fidelity Asset Manager(5).......           1,249,574                  *                 1,249,574
Fidelity Charles Street Trust: Fidelity Asset Manager:
  Aggressive(5)................................................              41,558                  *                    41,558
Fidelity Charles Street Trust: Fidelity Asset Manager:
  Growth(5)....................................................             477,959                  *                   477,959
Fidelity Charles Street Trust: Fidelity Asset Manager:
  Income(5)....................................................               3,821                  *                     3,821
Fidelity Commonwealth Trust: Fidelity Mid-Cap Stock Fund(5)....             688,000                  *                   688,000
Fidelity Contrafund(5).........................................           3,366,000                  *                 3,366,000
Fidelity Devonshire Trust: Fidelity Equity-Income Fund(5)......              16,226                  *                    16,226
Fidelity Financial Trust: Fidelity Independence Fund(5)........             670,000                  *                   670,000
Fidelity Fixed-Income Trust: Fidelity High Income Fund(5)......              68,468                  *                    68,468
Fidelity Global Asset Allocation Fund(5).......................               8,019                  *                     8,019
Fidelity Hastings Street Trust: Fidelity Fund(5)...............           1,339,000                  *                 1,339,000
Fidelity High Yield Collective Trust(5)........................              17,619                  *                    17,619
Fidelity International Portfolio Fund(5).......................             508,000                  *                   508,000
Fidelity Investment Trust: Fidelity Worldwide Fund(5)..........              85,000                  *                    85,000
Fidelity Magellan Fund(5)......................................           8,621,300                 1.7                8,621,300
Fidelity Securities Fund: Fidelity Blue Chip Growth Fund(5)....           2,254,000                  *                 2,254,000
Fidelity Securities Fund: Fidelity Dividend Growth Fund(5).....           1,404,000                  *                 1,404,000
Fidelity Summer Street Trust: Fidelity Capital & Income Fund(5)             306,000                  *                   306,000
Fidelity Trend Fund(5).........................................             435,000                  *                   435,000
Fidelity Union Street Trust: Fidelity Export and Multinational
  Fund(5)......................................................              52,000                  *                    52,000
Fir Tree Institutional Value Fund, L.P.........................           9,459,417                 1.8                6,300,260(6)
Fir Tree Recovery Master Fund, L.P.............................           2,021,860                  *                 1,295,470(6)
Fir Tree Value Fund, L.P.......................................          18,710,291                 3.6               12,385,440(6)
Fir Tree Value Partners LDC....................................           1,825,550                  *                 1,235,600(6)
Ford Motor Company Master Trust Fund(4)........................             208,000                  *                   208,000
Global Growth & Income (Global Value Equity)...................               1,900                  *                     1,900
Global Small Cap Core Equity Fund..............................               2,533                  *                     2,533



                                                                                                                 Numbers of shares
                                                                   Number of shares of                            of common stock
                                                                   common stock owned        Percentage of        covered by this
Name                                                             prior to this offering    outstanding shares         prospectus
----                                                             ----------------------    ------------------     -----------------

Idex Equity Fund...............................................              55,000                  *                   55,000
I.G. Global Equity Fund-U.S.(4)................................               2,000                  *                    2,000
Illinois Wesleyan-Core Growth..................................               5,700                  *                    5,700
ING Select Large Cap(4)........................................               1,000                  *                    1,000
International Balanced Fund....................................             100,000                  *                  100,000
International Investment Fund: Global Core.....................           1,113,667                  *                1,113,667
International Investment Fund: Putnam Core Equity A (EX Japan).             223,100                  *                  223,100
International Investment Fund-Putnam Global Growth Equity A
  Fund.........................................................               6,800                  *                    6,800
International Investment Fund: Putnam GLB ASS ALL FD B2 Non-US.              32,900                  *                   32,900
International Investment Fund-Putnam US Core Growth Equity Fund              14,200                  *                   14,200
JHV-Health Sciences Fund.......................................               3,900                  *                    3,900
JNL Series Trust-JNL/Putnam Growth Series......................              65,000                  *                   65,000
J.P. Morgan Securities Inc.....................................           1,148,808                  *                1,136,108
LibertyView Funds, L.P.........................................           4,016,211                  *                4,016,211
LibertyView Fund, LLC..........................................             721,606                  *                  721,606
LibertyView Global Volatility Fund, L.P........................           1,020,453                  *                1,020,453
Lincoln National Global Asset Allocation Fund Inc..............               3,100                  *                    3,100
Manufacturers Investment Trust - Equity Trust Mid Cap Growth
  Sub Portfolio(4).............................................              59,000                  *                   59,000
Manufacturers Investment Trust - Equity Trust Mid Cap Value Sub
  Portfolio(4).................................................              71,000                  *                   71,000
Manulife-Global Equity Trust...................................                                                         542,100
Marathon Master Fund Ltd.......................................           1,473,405                  *                1,473,405
Marathon Special Opportunity Fund Ltd..........................             785,000                  *                  785,000
Marsh & McLennan Equity Income.................................              27,600                  *                   27,600
Marsh & McLennan Quality Growth................................              15,900                  *                   15,900
Mass Mutual Blue Chip Growth Fund(4)...........................              46,000                  *                   46,000
MCN Energy Group Employee Benefit Plans Master Trust...........               7,800                  *                    7,800
Michigan BAC Pension Fund......................................               3,000                  *                    3,000


                                                                                                                 Numbers of shares
                                                                   Number of shares of                            of common stock
                                                                   common stock owned        Percentage of        covered by this
Name                                                             prior to this offering    outstanding shares         prospectus
----                                                             ----------------------    ------------------     -----------------
Nissay-Putnam Foreign Equity Mother Fund.......................              20,300                  *                   20,300
Oregon Community Foundation....................................               3,400                  *                    3,400
OZF Credit Opportunities Master Fund, Ltd......................           1,479,537                  *                1,171,353
OZ Master Fund, Ltd............................................           7,068,097                 1.4               6,033,090
Parker-Hannifin Corporation....................................              14,300                  *                   14,300
Penn Series Fund Inc Value Equity Fund.........................              46,700                  *                   46,700
Pension Investment Committee of General Motors for General
  Motors Employees Domestic Group Pension Trust(4).............             105,525                  *                  105,525
Pirelli Armstrong Tire Corp....................................               4,200                  *                    4,200
Putnam Advisory Acct #13480....................................               3,500                  *                    3,500
Putnam Asset Allocation Funds-Balanced Portfolio...............              63,300                  *                   63,300
Putnam Asset Allocation Funds-Balanced Portfolio...............              25,000                  *                   25,000
Putnam Asset Allocation Funds-Conservative Portfolio...........              19,100                  *                   19,100
Putnam Asset Allocation Funds-Conservative Portfolio...........               8,000                  *                    8,000
Putnam Asset Allocation Funds-Growth Portfolio.................              34,100                  *                   34,100
Putnam Balanced Retirement.....................................              58,900                  *                   58,900
Putnam Canadian Global Trust...................................              29,400                  *                   29,400
Putnam Canadian Global Trust: Global Core Equity...............             212,400                  *                  212,400
Putnam Capital Appreciation Small Cap..........................             518,700                  *                  518,700
Putnam Convertible Income-Growth...............................             167,700                  *                  167,700
Putnam Convertible Opportunities & Income Trust................               6,500                  *                    6,500
Putnam Core Growth Equity Fund LLC.............................              60,400                  *                   60,400
Putnam Core Growth Trust.......................................             119,800                  *                  119,800
Putnam/Dublin George Putnam Fund...............................               2,300                  *                    2,300
Putnam Equity Income Fund......................................             315,100                  *                  315,100
Putnam Global Core Equity Fund LLC.............................              17,100                  *                   17,100
Putnam Global Growth & Income Fund Foreign.....................             117,000                  *                  117,000
Putnam Health Sciences Dublin..................................                 400                  *                      400
Putnam Health Sciences Trust...................................           1,151,400                  *                1,151,400


                                                                                                                 Numbers of shares
                                                                   Number of shares of                            of common stock
                                                                   common stock owned        Percentage of        covered by this
Name                                                             prior to this offering    outstanding shares         prospectus
----                                                             ----------------------    ------------------     -----------------
Putnam Investors-Dublin........................................              17,400                  *                   17,400
Putnam Investors Fund..........................................           1,956,867                  *                1,956,867
Putnam Large Cap Value Trust...................................               7,700                  *                    7,700
Putnam Oddo USA................................................              15,100                  *                   15,100
Putnam Tax Smart Equity Fund...................................             227,000                  *                  227,000
Putnam Tobacco-Free Core Growth Equity Fund LLC................               9,700                  *                    9,700
Putnam US Core Fund............................................              18,200                  *                   18,200
Putnam US Core II Fund.........................................             455,500                  *                  455,500
Putnam Variable Trust-Putnam VT Capital Appreciation Fund......               3,400                  *                    3,400
Putnam Variable Trust-Putnam VT The George Putnam Fund of
  Boston.......................................................              25,500                  *                   25,500
Putnam Variable Trust-Putnam VT Global Asset Allocation Fund...               6,600                  *                    6,600
Putnam Variable Trust-Putnam VT Investors Fund.................             182,400                  *                  182,400
Putnam Voyager-Core Diversified................................           3,375,833                  *                3,375,833
Putnam Voyager-Core Diversified................................           2,142,800                  *                2,142,800
Putnam Voyager-Core Diversified................................             159,900                  *                  159,900
Putnam VT Health Sciences Fund-Sector B........................              88,700                  *                   88,700
Putnam VT Voyager-Core Diversified.............................             697,500                  *                  697,500
Putnam VT Voyager-Core Diversified.............................             472,500                  *                  472,500
Putnam VT Voyager-Core Diversified.............................              34,900                  *                   34,900
Putnam World Trust-CG Equity Fund..............................              17,600                  *                   17,600
Putnam World Trust Global Core Equity..........................              19,200                  *                   19,200
Quantum Partners Bessent Global................................             398,979                  *                  358,000
Roman Catholic Archbishop of Boston............................              15,600                  *                   15,600
Salomon Smith Barney Inc.......................................           4,681,221                  *                4,681,221
Sceptre Global Equity Fund.....................................              39,200                  *                   39,200
Sceptre Pooled Investment Fund.................................             687,100                  *                  687,100
Seasons Series Trust-Core Growth...............................              10,500                  *                   10,500
Segregated Fund "1"............................................               1,400                  *                    1,400
Segregated Fund "A"............................................               6,200                  *                    6,200
Society For Preservation Of NE Antiquities Inc.................               4,900                  *                    4,900
Stichting Pensionenfonds Voor De Woningcorporateis.............              23,600                  *                   23,600
Strategic Global Fund: Core Growth Equity......................               9,600                  *                    9,600


                                                                                                                 Numbers of shares
                                                                   Number of shares of                            of common stock
                                                                   common stock owned        Percentage of        covered by this
Name                                                             prior to this offering    outstanding shares         prospectus
----                                                             ----------------------    ------------------     -----------------
SunAmerica Series Trust........................................             111,300                  *                  111,300
TALIAC-Corporate...............................................             625,668                  *                  625,668
TALIAC-Separate Account TBAL...................................           1,225,400                  *                1,225,400
TALIAC-Separate Account TEF....................................           7,000,000                 1.4               7,000,000
The George Putnam Fund of Boston...............................             295,900                  *                  295,900
The Robert Wood Johnson Foundation.............................              15,100                  *                   15,100
TOLIC-Corporate................................................           3,539,433                  *                3,539,433
TOLIC-Separate Account A.......................................           5,500,000                 1.1               5,500,000
TOLIC-Separate Account B.......................................             540,000                  *                  540,000
Transamerica Aggressive Growth Fund............................             426,000                  *                  426,000
Transamerica Growsafe US Bal USD...............................              86,800                  *                   86,800
Transamerica Growsafe US Eq Fd 2...............................               9,354                  *                    9,354
Transamerica Growsafe US Eq USD................................             320,000                  *                  320,000
Transamerica Premier Agg. Growth...............................             720,838                  *                  720,838
Transamerica Premier Balanced..................................             494,000                  *                  494,000
Transamerica Premier Equity....................................             950,000                  *                  950,000
Transamerica Premier Value.....................................             112,400                  *                  112,400
Transamerica Value Fund........................................             675,000                  *                  675,000
TVIF-Growth Portfolio..........................................           1,300,000                  *                1,300,000
University of Missouri Retirement, Disability and Death Benefit
  Trust Fund(4)................................................              28,000                  *                   28,000
US Chamber of Commerce.........................................               4,700                  *                    4,700
Variable Insurance Products Fund: Equity-Income Portfolio(5)...               8,323                  *                    8,323
Variable Insurance Products Fund: Growth Portfolio(5)..........           1,450,000                  *                1,450,000
Variable Insurance Products Fund III: Balanced Portfolio(5)....              30,392                  *                   30,392
Variable Insurance Products Fund II: Contrafund Portfolio(5)...             849,000                  *                  849,000
Variable Insurance Products Fund III: Dynamic Capital
  Appreciation Portfolio(5)....................................               1,000                  *                    1,000
Variable Insurance Products Fund III: Growth Opportunities
  Portfolio(5).................................................             108,000                  *                  108,000
Variable Insurance Products Fund III: Mid Cap Portfolio(5).....              98,000                  *                   98,000
Wisconsin Physicians Service Ins Corp..........................               3,300                  *                    3,300
Woolworth Group - Global Core ex Australia.....................              26,700                  *                   26,700

---------------
(1) Beneficial ownership includes shares held by Chesapeake Partners Limited Partnership and Chesapeake Partners Institutional Fund Limited Partnership.
(2) Beneficial ownership includes shares held by Chesapeake Partners Limited Partnership and Chesapeake Partners International Ltd.
(3) Beneficial ownership includes shares held by Cheaspeake Partners International Limited and Chesapeake Partners Institutional Fund Limited Partnership.
(4) Shares indicated as owned by such entity are owned directly by various private investment accounts, primarily employee benefit plans for which Fidelity Management Trust Company ("FMTC") serves as trustee or managing agent. FMTC is a wholly-owned subsidiary of FMR (as defined in footnote 5) and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, as amended. These holdings are as of July 9, 2001.
(5) The entity is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company ("FMR Co."). FMR Co. is a Massachusetts corporation and an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to each of such Fidelity entities identified above, and to other registered investment companes and to certain other funds which are generally offered to a limited group of investors. FMR Co. is a wholly-owned subsidiry of FMR Corp. ("FMR"), a Massachusetts corporation. These holdings are as of July 9, 2001.
(6) Represents shares of our common stock issuable on conversion of shares of Series C preferred stock. Each share of Series C preferred stock shall automatically convert into ten shares of common stock upon the effectiveness of the registration statement of which this prospectus forms a part.

                              PLAN OF DISTRIBUTION


   The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling stockholders), may sell the shares of common stock from time to time on any stock exchange or automated interdealer quotation system on which the common stock is listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the shares of common stock by one or more of the following methods, without limitation:

     (a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     (b) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

     (c) an exchange distribution in accordance with the rules of any stock exchange on which the common stock is listed;

     (d) ordinary brokerage transactions and transaction in which the broker solicits purchases;

     (e)  privately negotiated transactions;

     (f)  short sales;

     (g) through the writing of options on the shares, whether or the options are listed on an options exchange;

     (h) through the distribution of the shares by any selling stockholder to its partners, members or stockholders;

     (i) one or more underwritten offerings on a firm commitment or best efforts basis; and

     (j)  any combination of any of these methods of sale.

   The selling stockholder may also transfer the shares by gift.

   We do not know of any arrangements by the selling stockholders for the sale of any of the shares.

   The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the shares. These brokers, dealers or underwriters may act as principals, or as an agent of a selling stockholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares at a stipulated price per share. If a broker-dealer is unable to sell shares acting as agent for a selling stockholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers that acquire shares as principals may thereafter resell the shares from time to time in transactions on any stock exchange or automated interdealer quotation system on which the shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus, regardless of whether the shares are covered by this prospectus.

   From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of a selling stockholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for the selling stockholder's shares will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

   To the extent required under the Securities Act, the aggregate amount of selling stockholders' shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the shares may received compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders' shares of common stock, for whom they may act, which compensation as to a particular broker-dealer might be in excess of customary commissions.

   The selling stockholders and any underwriters, broker, dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the shares sold by them may be deemed to be underwriting discounts and commissions.

   A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder, including, without limitation, in connection with distributions of the shares by those broker-dealers. A selling stockholder may enter into option or other transactions with one or more broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer those shares. A selling stockholder may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

   The selling stockholder and other persons participating in the sale or distribution of the shares will be subject to applicable provisions on the Securities Exchange Act, as amended, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares by the selling stockholders and any other person. The anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliate. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the particular shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

   In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless thay have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

   We have agreed to indemnify in certain circumstances the selling stockholders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the shares covered by the registration statement, against certain liabilities, including liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act.

   The shares of common stock offered hereby originally issued to the selling stockholders pursuant to an exemption from the registration requirements of the Securities Act. We agreed to register the shares under the Securities Act and to keep the registration statement of which this prospectus is a part effective until the earlier of the date on which the selling stockholders have sold all of the shares, the shares covered hereby are no longer outstanding or the holders are entitled to sell their shares under Rule 144 under the Securities Act. We have agreed to pay certain expenses in connection with this offering, including, in certain circumstances, the fees and expenses of counsel to the selling stockholders, but not including underwriting discounts, concessions, commissions or fees of the selling stockholders.

   We will not receive any proceeds from sales of any shares by the selling stockholders.

   We can not assure you that the selling stockholders will sell all or any portion of the shares offered hereby.

   We may suspend the use of this prospectus by the selling stockholder under certain circumstances.

   Any common stock sold by a selling stockholder pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance.

                                 LEGAL MATTERS


   Certain legal matters as to the validity of the shares offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Nancy A. Lieberman, a partner of Skadden, Arps, Slate, Meagher & Flom LLP, is a director and stockholder of Rite Aid.

                                    EXPERTS

   The consolidated financial statements of the Company and its consolidated subsidiaries, except PCS Holding Corporation and subsidiaries which has been included in discontinued operations in such consolidated financial statements, as of March 3, 2001 and February 26, 2000, and for each of the three years in the period ended March 3, 2001 included in this prospectus and related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP as stated in their reports appearing herein and elsewhere in the registration statement. The financial statements of PCS Holding Corporation and subsidiaries for the year ended February 26, 2000 and the thirty-six days ended February 27, 1999, not separately included herein or elsewhere in the registration statement have been audited by Ernst & Young LLP, as stated in their report, which is included herein. Such financial statements and related financial statement schedule of the Company and its consolidated subsidiaries are included herein and elsewhere in the registration statement in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. All of the foregoing firms are independent auditors.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Independent Auditors' Reports ............................................   F-2
Consolidated Balance Sheets as of March 3, 2001 and February 26, 2000 ....   F-4
Consolidated Statements of Operations for the fiscal years ended March 3,
  2001, February 26, 2000 and February 27, 1999...........................   F-5
Consolidated Statements of Stockholders' Equity (Deficit) for the fiscal
  years ended March 3, 2001, February 26, 2000 and February 27, 1999......   F-6
Consolidated Statements of Cash Flows for the fiscal years ended March 3,
  2001, February 26, 2000 and February 27, 1999...........................   F-7
Notes to Consolidated Financial Statements ...............................   F-8

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Rite Aid Corporation
Camp Hill, Pennsylvania

   We have audited the accompanying consolidated balance sheets of Rite Aid Corporation and subsidiaries as of March 3, 2001 and February 26, 2000, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended March 3, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of PCS Holding Corporation (a consolidated subsidiary of Rite Aid Corporation), which has been included in discontinued operations in the accompanying consolidated financial statements, which statements reflect total assets constituting 17% of consolidated total assets as of February 26, 2000, and revenues of $1,264.7 million and $104.3 million for the years ended February 26, 2000 and February 27, 1999, respectively. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for PCS Holding Corporation, is based solely on the report of such other auditors.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

   In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of Rite Aid Corporation and subsidiaries at March 3, 2001, and February 26, 2000, and the results of their operations and their cash flows for each of the three years in the period ended March 3, 2001, in conformity with accounting principles generally accepted in the United States of America.

   As discussed in Note 3 to the consolidated financial statements, the Company changed its application of the last-in, first-out ("LIFO") method of accounting for inventory in 2000.


/s/ DELOITTE & TOUCHE LLP


Philadelphia, Pennsylvania
May 8, 2001, except for Note 25,
    as to which the date is May 16, 2001

                         REPORT OF INDEPENDENT AUDITORS


Board of Directors and Shareholder
PCS Holding Corporation

   We have audited the consolidated balance sheets of PCS Holding Corporation and Subsidiaries (the Company) as of February 27, 1999 and February 26, 2000, and the related consolidated statements of operations, shareholder's equity, and cash flows for the thirty-six days ended February 27, 1999 and the year ended February 26, 2000 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of PCS Holding Corporation and Subsidiaries at February 27, 1999 and February 26, 2000, and the consolidated results of their operations and their cash flows for the thirty-six days ended February 27, 1999 and the year ended February 26, 2000, in conformity with accounting principles generally accepted in the United States.


                                               /s/ ERNST & YOUNG LLP


April 21, 2000

                     RITE AID CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (In thousands of dollars, except share amounts)


                                             March 3, 2001    February 26, 2000
                                             -------------    -----------------
        ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ...............    $    92,290        $   179,757
 Accounts receivable, net  ...............        503,527            152,035
 Inventories, net  .......................      2,444,525          2,472,437
 Investment in AdvancePCS  ...............        491,198                 --
 Refundable income taxes .................             --            147,599
 Prepaid expenses and other current
  assets..................................         85,292             63,659
                                              -----------        -----------
   Total current assets ..................      3,616,832          3,015,487
PROPERTY, PLANT AND EQUIPMENT, NET .......      3,041,008          3,445,828
GOODWILL AND OTHER INTANGIBLES ...........      1,067,339          1,258,108
OTHER ASSETS .............................        188,732            235,398
DEFERRED TAX ASSET .......................             --            146,917
NET NON-CURRENT ASSETS OF DISCONTINUED
  OPERATIONS..............................             --          1,743,828
                                              -----------        -----------
   Total assets ..........................    $ 7,913,911        $ 9,845,566
                                              ===========        ===========
        LIABILITIES AND STOCKHOLDERS'
  EQUITY (DEFICIT) CURRENT LIABILITIES:
 Current lease financing obligations .....    $    28,603        $    25,964
 Short-term debt and current maturities
  of long-term debt ......................          8,353             76,086
 Accounts payable  .......................        896,390            854,062
 Sales and other taxes payable ...........         31,562             33,662
 Accrued salaries, wages and other
  current liabilities ....................        696,047            883,003
 Net current liabilities of discontinued
  operations..............................             --            390,053
                                              -----------        -----------
   Total current liabilities .............      1,660,955          2,262,830
CONVERTIBLE SUBORDINATED NOTES  ..........        357,324            649,986
LONG-TERM DEBT LESS CURRENT MATURITIES  ..      4,428,871          4,738,661
LEASE FINANCING OBLIGATIONS LESS CURRENT
  MATURITIES..............................      1,071,397          1,122,171
OTHER NONCURRENT LIABILITIES .............        730,342            619,952
                                              -----------        -----------
   Total liabilities .....................      8,248,889          9,393,600
COMMITMENTS AND CONTINGENCIES  ...........             --                 --
REDEEMABLE PREFERRED STOCK ...............         19,457             19,457
STOCKHOLDERS' EQUITY (DEFICIT):
 Preferred stock, par value $1 per share;
   liquidation value $100 per
   share; 20,000,000 shares authorized:
   shares issued -- 3,340,000
   and 3,083,000 .........................        333,974            308,250
 Common stock, par value $1 per share;
   600,000,000 shares authorized: shares
   issued and outstanding -- 348,055,000
   and 259,927,000 .......................        348,055            259,927
 Additional paid-in capital ..............      2,065,301          1,292,337
 Accumulated deficit .....................     (3,171,956)        (1,421,817)
 Deferred compensation ...................         19,782             (6,188)
 Accumulated other comprehensive income ..         50,409                 --
                                              -----------        -----------
   Total stockholders' equity (deficit) ..       (354,435)           432,509
                                              -----------        -----------
   Total liabilities and stockholders'
      equity (deficit)....................    $ 7,913,911        $ 9,845,566
                                              ===========        ===========


The accompanying notes are an integral part of these consolidated financial statements.

                     RITE AID CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              (In thousands of dollars, except per share amounts)


                                                                      Year Ended
                                                      ------------------------------------------
                                                       March 3,     February 26,    February 27,
                                                         2001           2000            1999
                                                      (53 weeks)     (52 weeks)      (52 weeks)
                                                      -----------   ------------    ------------
REVENUES..........................................    $14,516,865    $13,338,947    $12,438,442
COSTS AND EXPENSES:
 Cost of goods sold, including occupancy costs ...     11,151,490     10,213,428      9,406,831
 Selling, general and administrative expenses ....      3,458,307      3,607,810      3,200,563
 Goodwill amortization ...........................         20,670         24,457         26,055
 Store closing and impairment charges ............        388,078        139,448        195,359
 Interest expense ................................        649,926        542,028        274,826
 Loss on debt conversions and modifications ......        100,556             --             --
 Share of loss from equity investments ...........         36,675         15,181            448
 Gain on sale of fixed assets ....................         (6,030)       (80,109)            --
                                                      -----------   ------------    ------------
                                                       15,799,672     14,462,243     13,104,082
                                                      -----------   ------------    ------------
 Loss from continuing operations before income
  taxes and
   cumulative effect of accounting change.........     (1,282,807)    (1,123,296)      (665,640)
INCOME TAX EXPENSE (BENEFIT)......................        148,957         (8,375)      (216,941)
                                                      -----------    -----------    -----------
 Loss from continuing operations before
  cumulative effect of accounting change..........     (1,431,764)    (1,114,921)      (448,699)
INCOME (LOSS) FROM DISCONTINUED OPERATIONS,
  including income tax expense (benefit) of
  $13,846, $30,903, and $(5,925)..................         11,335          9,178        (12,823)
LOSS ON DISPOSAL OF DISCONTINUED OPERATIONS,
  net of income tax benefit of $734...............       (168,795)            --             --
CUMULATIVE EFFECT OF ACCOUNTING CHANGE,
  net of income tax benefit of $18,200............             --        (27,300)            --
                                                      -----------   ------------    ------------
    NET LOSS .....................................    $(1,589,224)   $(1,133,043)   $  (461,522)
                                                      ===========   ============    ============
COMPUTATION OF LOSS APPLICABLE TO COMMON
  STOCKHOLDERS:
 Net loss ........................................    $(1,589,224)   $(1,133,043)   $  (461,522)
 Accretion of redeemable preferred stock .........             --            (97)            --
 Preferred stock conversion reset ................       (160,915)            --             --
 Cumulative preferred stock dividends ............        (25,724)       (10,110)          (627)
                                                      -----------   ------------    ------------
    Loss applicable to common stockholders .......    $(1,775,863)   $(1,143,250)   $  (462,149)
                                                      ===========   ============    ============
BASIC AND DILUTED (LOSS) INCOME PER SHARE:
 Loss from continuing operations .................    $     (5.15)   $     (4.34)   $     (1.74)
 Income (loss) from discontinued operations ......          (0.50)          0.04          (0.05)
 Cumulative effect of accounting change, net .....             --          (0.11)            --
                                                      -----------   ------------    ------------
    Net loss per share ...........................    $     (5.65)   $     (4.41)   $     (1.79)
                                                      ===========   ============    ============




The accompanying notes are an integral part of these consolidated financial statements.

                     RITE AID CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
                    (In thousands, except per share amounts)



                                                         Preferred Stock               Common Stock       Additional     Retained
                                                 -------------------------------    ------------------     Paid-in       Earnings
                                                 Shares     Class A     Class B     Shares     Issued      Capital      (Deficit)
                                                 ------    ---------   ---------    -------   --------    ----------   -----------
BALANCE FEBRUARY 28, 1998 ....................       --           --          --    258,214   $258,214    $1,354,917   $   285,859
Net loss .....................................                                                                            (461,522)
Other comprehensive income --
 Minimum pension liability adjustment ........
 Comprehensive loss ..........................
Stock options exercised ......................                                          633        633         8,603
Stock option income tax benefit ..............                                                                 5,807
Stock grants .................................                                           14         14           669
Bond conversion ..............................                                                                     9
Cash dividends paid on common stock ($.4375
  per share)..................................                                                                            (113,111)
                                                  -----    ---------   ---------    -------   --------    ----------   -----------
BALANCE FEBRUARY 27, 1999 ....................       --           --          --    258,861    258,861     1,370,005      (288,774)
Net loss .....................................                                                                          (1,133,043)
Other comprehensive income --
 Minimum pension liability adjustment ........
 Comprehensive loss ..........................
Issuance of preferred shares .................    3,000      300,000
Exchange of preferred shares .................              (300,000)    300,000
Stock options exercised ......................                                           66         66           814
Stock option income tax benefit ..............                                                                   243
Stock grants .................................                                        1,000      1,000         7,250
Issuance of common stock warrants ............                                                                 8,500
Bond conversion ..............................                                                                     5
Dividends on preferred stock .................       83                    8,250                              (8,250)
Increase resulting from sale of stock by
  equity method investee......................                                                                 2,929
Cash dividends paid on common stock ($.3450
  per share)..................................                                                               (89,159)
                                                  -----    ---------   ---------    -------   --------    ----------   -----------
BALANCE FEBRUARY 26, 2000 ....................    3,083           --     308,250    259,927    259,927     1,292,337    (1,421,817)
Net loss .....................................                                                                          (1,589,224)
Other comprehensive (loss) --
 Minimum pension liability adjustment ........
 Appreciation of investment in AdvancePCS ....
 Comprehensive loss ..........................
Preferred stock conversion reset .............                          (160,915)                            160,915
Accretion of convertible preferred stock .....                           160,915                                          (160,915)
Stock grants .................................                                        4,004      4,004        18,793
Bond conversion ..............................                                       84,124     84,124       604,574
Deferred compensation plans ..................
Dividends on preferred stock .................      257                   25,724                             (25,724)
Increase resulting from sale of stock by
  equity method investee......................                                                                14,406
                                                  -----    ---------   ---------    -------   --------    ----------   -----------
BALANCE MARCH 3, 2001 ........................    3,340    $      --   $ 333,974    348,055   $348,055    $2,065,301   $(3,171,956)
                                                  =====    =========   =========    =======   ========    ==========   ===========

                                                                  Accumulated
                                                                     Other
                                                   Deferred      Comprehensive
                                                 Compensation       Income          Total
                                                 ------------    -------------   -----------
BALANCE FEBRUARY 28, 1998 ....................           --         $  (787)     $ 1,898,203
Net loss .....................................                                      (461,522)
Other comprehensive income --
 Minimum pension liability adjustment ........                          312              312
                                                                                 -----------
 Comprehensive loss ..........................                                      (461,210)
Stock options exercised ......................                                         9,236
Stock option income tax benefit ..............                                         5,807
Stock grants .................................                                           683
Bond conversion ..............................                                             9
Cash dividends paid on common stock ($.4375
  per share)..................................                                      (113,111)
                                                   --------         -------      -----------
BALANCE FEBRUARY 27, 1999 ....................           --            (475)       1,339,617
Net loss .....................................                                    (1,133,043)
Other comprehensive income --
 Minimum pension liability adjustment ........                          475              475
                                                                                 -----------
 Comprehensive loss ..........................                                    (1,132,568)
Issuance of preferred shares .................                                       300,000
Exchange of preferred shares .................                                            --
Stock options exercised ......................                                           880
Stock option income tax benefit ..............                                           243
Stock grants .................................       (6,188)                           2,062
Issuance of common stock warrants ............                                         8,500
Bond conversion ..............................                                             5
Dividends on preferred stock .................                                            --
Increase resulting from sale of stock by
  equity method investee......................                                         2,929
Cash dividends paid on common stock ($.3450
  per share)..................................                                       (89,159)
                                                   --------         -------      -----------
BALANCE FEBRUARY 26, 2000 ....................       (6,188)             --          432,509
Net loss .....................................                                    (1,589,224)
Other comprehensive (loss) --
 Minimum pension liability adjustment ........                         (622)            (622)
 Appreciation of investment in AdvancePCS ....                       51,031           51,031
                                                                                 -----------
 Comprehensive loss ..........................                                    (1,538,815)
Preferred stock conversion reset .............                                            --
Accretion of convertible preferred stock .....                                            --
Stock grants .................................      (10,410)                          12,387
Bond conversion ..............................                                       688,698
Deferred compensation plans ..................       36,380                           36,380
Dividends on preferred stock .................                                            --
Increase resulting from sale of stock by
  equity method investee......................                                        14,406
                                                   --------         -------      -----------
BALANCE MARCH 3, 2001 ........................     $ 19,782         $50,409      $  (354,435)
                                                   ========         =======      ===========


The accompanying notes are an integral part of these consolidated financial statements

                     RITE AID CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                           (In thousands of dollars)


                                                                              Year Ended
                                                              ------------------------------------------
                                                               March 3,     February 26,    February 27,
                                                                 2001           2000            1999
                                                              -----------   ------------    ------------
OPERATING ACTIVITIES:
 Net loss ................................................    $(1,589,224)   $(1,133,043)   $  (461,522)
 Income (loss) from discontinued operations ..............         11,335          9,178        (12,823)
 Loss on disposal of discontinued operations .............       (168,795)            --             --
                                                              -----------    -----------    -----------
 Loss from continuing operations .........................     (1,431,764)    (1,142,221)      (448,699)
 Adjustments to reconcile to net cash (used in) provided
  by operations:
   Cumulative effect of change in accounting method.......             --         27,300             --
   Depreciation and amortization..........................        384,066        443,974        379,793
   Store closings and impairment loss.....................        388,078        139,448        195,359
   Gain on sale of fixed assets...........................         (6,030)       (80,109)            --
   Stock based compensation...............................         45,865             --             --
   Write-off of deferred tax asset........................        146,917             --             --
   Loss on debt conversions and modifications.............        100,556             --             --
   Changes in operating assets and liabilities, net of
  acquisitions:
    Accounts receivable...................................       (351,492)       (79,156)        (3,833)
    Inventories...........................................         27,912         77,963        415,459
    Income taxes receivable/payable.......................        147,599         25,390       (278,652)
    Accounts payable......................................        (66,462)      (278,073)      (129,500)
    Other liabilities.....................................       (148,880)       196,938        103,836
    Other.................................................         59,081         45,448         43,092
                                                              -----------    -----------    -----------
    Net cash (used in) provided by continuing operations..       (704,554)      (623,098)       276,855
    Net cash provided by (used in) discontinued operations          3,758        365,375       (227,925)
                                                              -----------    -----------    -----------
    Net cash (used in) provided by operating activities...       (700,796)      (257,723)        48,930
                                                              -----------    -----------    -----------
INVESTING ACTIVITIES:
 Expenditures for property, plant and equipment ..........       (132,504)      (573,287)    (1,222,674)
 Purchases of businesses, net of cash acquired ...........             --        (24,454)    (1,390,620)
 Net investment in equity method investee ................             --         (8,125)            --
 Intangible assets acquired ..............................         (9,000)       (67,783)       (91,749)
 Proceeds from sale of discontinued operations ...........        710,557             --             --
 Proceeds from dispositions ..............................        108,600        169,537             --
                                                              -----------    -----------    -----------
    Net cash provided by (used in) continuing operations..        677,653       (504,112)    (2,705,043)
    Net cash used in discontinued operations..............             --        (48,021)        (4,205)
                                                              -----------    -----------    -----------
    Net cash provided by (used in) investing activities...        677,653       (552,133)    (2,709,248)
                                                              -----------    -----------    -----------
FINANCING ACTIVITIES:
 Net proceeds from the issuance of long-term debt ........             --      1,600,000        895,878
 Net change in bank credit facilities ....................        324,899        716,073             --
 Net (payments) proceeds of commercial paper borrowings ..       (192,000)    (1,591,125)     1,383,125
 Net proceeds from the issuance of preferred stock .......             --        300,000             --
 Net proceeds from the issuance of redeemable preferred
  stock...................................................             --             --         23,559
 Repurchase of redeemable preferred stock ................             --        (10,000)            --
 Proceeds from leasing obligations .......................          6,992         74,898        504,990
 Principal payments on long-term debt ....................       (126,122)       (68,113)       (39,557)
 Cash dividends paid .....................................             --        (89,159)      (113,111)
 Net proceeds from the issuance of common stock ..........             --            880            683
 Deferred financing costs paid ...........................        (78,093)       (34,984)        (5,928)
 Other ...................................................             --          6,621         10,702
                                                              -----------    -----------    -----------
    Net cash provided by (used in) financing activities...        (64,324)       905,091      2,660,341
                                                              -----------    -----------    -----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..........        (87,467)        95,235             23
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR..............        179,757         84,522         84,499
                                                              -----------    -----------    -----------
CASH AND CASH EQUIVALENTS, END OF YEAR....................    $    92,290    $   179,757    $    84,522
                                                              ===========    ===========    ===========


The accompanying notes are an integral part of these consolidated financial statements.

                     RITE AID CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

1. Results of Operations and Financing

   During fiscal 2001, 2000 and 1999, the Company incurred net losses of $1,589,224, $1,133,043 and $461,522, respectively, and during fiscal 2001 net cash used in operating activities from continuing operations was $704,554.

   Since December 1999, management of the Company has taken a series of steps intended to stabilize and improve the operating results of the Company. Management believes that available cash and cash equivalents together with cash flow from operations, available borrowings under the senior credit facility and other sources of liquidity (including asset sales) will be sufficient to fund the Company's operating activities, investing activities and debt maturities for fiscal 2002. In addition, management believes that the Company will be in compliance with its existing debt covenant requirements throughout fiscal 2002. However, a substantial portion of its indebtedness which matures in August and September 2002 will require the Company to refinance the indebtedness at or before that time.

2. Summary of Significant Accounting Policies

 Description of Business
   The Company is a Delaware corporation and through its wholly-owned subsidiaries, operates retail drugstores in the United States. It is one of the largest retail drugstore chains in the United States, with 3,648 stores in operation as of March 3, 2001. The Company's drugstores' primary business is pharmacy services. It also sells a full selection of health and beauty aids and personal care products, seasonal merchandise and a large private label product line.

   The Company's continuing operations consists solely of the retail drug segment. Revenues from its retail drug stores are derived from:

                                                          Year Ended
                                    ------------------------------------------------------
                                    March 3, 2001   February 26, 2000    February 27, 1999
                                    -------------   -----------------    -----------------
   Pharmacy.....................     $ 8,639,288       $ 7,788,404          $ 6,737,710
   Front-end....................       5,877,577         5,550,543            5,700,732
                                     -----------       -----------          -----------
                                     $14,516,865       $13,338,947          $12,438,442
                                     ===========       ===========          ===========


 Discontinued Operations
   On October 2, 2000, the Company sold its wholly owned subsidiary PCS Health Systems, Inc. ("PCS"), a pharmacy benefits manager ("PBM"). Accordingly, for financial statement purposes, the assets, liabilities, results of operations and cash flows of this business have been segregated from those of continuing operations and are presented in the Company's financial statements as discontinued operations (see Note 24).

 Fiscal Year
   The Company's fiscal year ends on the Saturday closest to February 28. The fiscal year ended March 3, 2001 included 53 weeks. The fiscal years ended February 26, 2000 and February 27, 1999 both included 52 weeks.

 Reclassifications
   Certain reclassifications have been made to prior years' amounts to conform to current year classifications.

 Principles of Consolidation
   The consolidated financial statements include the accounts of the Company and all of its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

2. Summary of Significant Accounting Policies -- (Continued)

 Cash and Cash Equivalents
   Cash and cash equivalents consist of cash on hand, and highly liquid investments which are readily convertible to known amounts of cash and which have original maturities of three months or less when purchased.

 Inventories
   Inventories are stated at the lower of cost or market. Inventory balances include capitalization of certain costs related to purchasing, freight, and handling costs associated with placing inventory in its location and condition for sale. The Company uses the last-in, first-out ("LIFO") method of accounting for substantially all of its inventories (see Note 3). At March 3, 2001 and February 26, 2000, inventories were $381,466 and $340,740, respectively, lower than the amounts that would have been reported using the first-in, first-out ("FIFO") method. The Company calculates its FIFO inventory valuation using the retail method for store inventories and the cost method for warehouse inventories. The LIFO charge was $40,726, $34,614 and $36,469 for fiscal years 2001, 2000 and 1999, respectively.

 Impairment of Long-Lived Assets
   Asset impairments are recorded when the carrying value of assets are not recoverable. For purposes of recognizing and measuring impairment of long-lived assets, the Company categorizes assets of operating stores as "Assets to Be Held and Used" and assets of stores that have been closed as "Assets to Be Disposed Of". The Company evaluates assets at the store level because this is the lowest level of identifiable cash flows ascertainable to evaluate impairment. Assets being tested for recoverability at the store level include tangible long-lived assets, identifiable intangibles and allocable goodwill that arose in purchase business combinations. Corporate assets to be held and used are evaluated for impairment based on excess cash flows from the stores that support those assets. Enterprise goodwill not associated with assets being tested for impairment is evaluated based on a comparison of undiscounted future cash flows of the enterprise compared to the related net book value of the enterprise.

   The Company reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset, the Company recognizes an impairment loss. Impairment losses are measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risks associated with the recovery of the asset.

 Property, Plant and Equipment
   Property, plant and equipment are stated at cost. The Company provides for depreciation using the straight-line method over the following useful lives: buildings - 30 to 45 years; equipment - 3 to 15 years.

   Leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful life of the asset or the term of the lease. Capitalized lease assets are recorded at the present value of minimum lease payments and amortized over the estimated economic life of the related property or term of the lease.

   The Company capitalizes direct internal and external development costs and direct external application development costs associated with internal-use software. Neither preliminary evaluation costs nor costs associated with the software after implementation are capitalized. For fiscal years 2001, 2000 and 1999, the Company capitalized costs of approximately $1,227, $4,595 and $9,667, respectively.

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

2. Summary of Significant Accounting Policies -- (Continued)

 Intangible Assets
   Goodwill represents the excess of acquisition cost over the fair value of the net assets of acquired entities and is being amortized on a straight-line basis over 40 years. The value of favorable and unfavorable leases on stores acquired in business combinations are amortized over the terms of the leases on a straight-line basis. Patient prescription files purchased and those acquired in business combinations are amortized over their estimated useful lives of five to fifteen years. The value of assembled workforce acquired is amortized over its useful life of five years.

 Investments in Fifty Percent or Less Owned Subsidiaries
   Investments in affiliated entities for which the Company has the ability to exercise significant influence, but not control over the investee, and generally an ownership interest of the common stock of between 20% and 50%, are accounted for under the equity method of accounting and are included in other assets. Under the equity method of accounting, the Company's share of the investee's earnings or loss is included in the consolidated statements of operations. The portion of the Company's investment in an equity-method investee that exceeds its share of the underlying net equity of the investee, if any, is amortized over 7 to 30 years.

 Revenue Recognition
   The Company recognizes revenue from the sale of merchandise at the time the merchandise is sold. The Company records revenue net of an allowance for estimated future returns. Return activity is immaterial to revenues and results of operations in all periods presented.

 Vendor Rebates and Allowances
   Rebates and allowances received from vendors that are based on future purchases are initially deferred and are recognized as a reduction of cost of goods sold when the related inventory is sold. Rebates and allowances not tied directly to purchases are recognized as a reduction of selling, general and administrative expense on a straight-line basis over the related contract term.

 Stock-Based Compensation
   The Company accounts for its employee and director stock-based compensation plans under APB Opinion No. 25.

 Store Preopening Expenses and Closing Costs
   Costs incurred prior to the opening of a new store, associated with a remodeled store or related to the opening of a distribution facility, are charged against earnings as administrative and general expenses when incurred. When a store is closed, the Company expenses unrecoverable costs and accrues a liability equal to the present value of the remaining lease obligations, net of expected sublease income. Other store closing and liquidation costs are expensed when incurred and included in cost of goods sold.

 Advertising
   Advertising costs are expensed as incurred. Advertising expenses, net of reimbursements, for fiscal 2001, 2000 and 1999 were $214,891, $194,880 and $223,000, respectively.

 Insurance
   The Company is self-insured for certain general liability and workers' compensation claims. For claims that are self-insured, stop-loss insurance coverage is maintained for workers' compensation occurrences exceeding $250 and general liability occurrences exceeding $1,000. The Company utilizes actuarial studies as the basis for developing reported claims and estimating claims incurred but not reported relating to the Company's self-insurance. Workers' compensation claims are discounted to present value using a risk-free interest rate.

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

2. Summary of Significant Accounting Policies -- (Continued)

   The Company is self-insured for all covered employee medical claims.

 Income Taxes
   Deferred income taxes are determined based on the difference between the financial reporting and tax bases of assets and liabilities. Deferred income tax expense (benefit) represents the change during the reporting period in the deferred tax assets and deferred tax liabilities, net of the effect of acquisitions and dispositions. Deferred tax assets include tax loss and credit carryforwards and are reduced by a valuation allowance if, based on available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

 Use of Estimates
   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Significant Concentrations
   During fiscal 2001, the Company purchased approximately 93% of the dollar volume of its prescription drugs from a single supplier, McKesson HBOC, Inc. ("McKesson"), under a contract expiring April 2004. With limited exceptions, the Company is required to purchase all of its branded pharmaceutical products from McKesson. If the Company's relationship with McKesson was disrupted, the Company could have difficulty filling prescriptions, which would negatively impact the business.

 Derivatives
   The Company enters into interest rate swap agreements to hedge the exposure to increasing rates with respect to its variable rate debt. The differential to be paid or received as a result of these swap agreements is accrued as interest rates change and recognized as an adjustment to interest expense related to the variable rate debt.

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 is effective for all fiscal years beginning after June 15, 2000. SFAS 133, as amended by SFAS 138, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. All derivatives, whether designated in hedging relationships or not, will be required to be recorded on the balance sheet at fair value. If the derivative is designated and effective as a fair value hedge, the changes in the fair value of the derivative and the changes in the hedged item attributable to the hedged risk will be recognized in earnings. If the derivative is designated and effective as a cash-flow hedge, changes in the fair value of the effective portion of the derivative will be recorded in other comprehensive income ("OCI") and will be recognized in the income statement when the hedged item affects earnings. SFAS 133 defines new requirements for designation and documentation of hedging relationships as well as ongoing effectiveness assessments in order to use hedge accounting. For a derivative that does not qualify as a hedge, changes in fair value will be recognized in earnings. On March 4, 2001, in connection with the adoption of the new Statement, the Company will record a reduction of approximately $29,000 in OCI as a cumulative transition adjustment for derivatives designated as cash flow-type hedges prior to adopting SFAS 133.

   Certain issues currently under consideration by the Derivatives Implementation Group ("DIG") may make it more difficult to qualify for cash flow hedge accounting in the future. Pending the results of the DIG deliberations, changes in the fair value of the Company's interest rate swaps may be recorded as a component of net income.

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

3. Change in Accounting Method

   In fiscal 2000, the Company changed its application of the LIFO method of accounting by restructuring its LIFO pool structure through a combination of certain existing geographic pools. The reduction in the number of LIFO pools was made to more closely align the LIFO pool structure to the Company's store merchandise categories. The effect of this change in fiscal 2000 was a charge of $6,840 (net of income tax benefit of $4,560), or $.03 per diluted common share. The cumulative effect of the accounting change on periods prior to fiscal 2000 was a charge of $27,300 (net of income tax benefit of $18,200), or $.11 per diluted common share. The pro forma effect of this accounting change would have been a reduction in income of $6,360 (net of income tax benefit of $4,240) or $.02 per diluted common share for fiscal 1999.

4. Acquisitions and Dispositions
   On March 3, 1999, the Company purchased 25 drugstores from Edgehill Drugs, Inc. The purchase price was $24,454, net of cash acquired of $12. This acquisition was accounted for under the purchase method of accounting. The results of operations have been included in these consolidated financial statements since the date of acquisition.

   In September 1999, the Company signed a contract to sell 38 drugstores in California to Longs Drug Stores California, Inc. (Longs). During the third quarter of fiscal 2000, 32 stores were transferred to Longs and two stores were transferred in the first quarter of fiscal 2001. The remaining four stores were retained by the Company. A pre-tax gain of $80,109 was recognized in the third quarter of fiscal 2000 for the stores that were sold in that year. The immaterial gain on the sale of the two stores was recognized by the Company in fiscal 2001.

5. Earnings Per Share
   Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of shares of common stock outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company subject to anti-dilution limitations.

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

5. Earnings Per Share -- (Continued)



                                                              Year Ended
                                             -------------------------------------------
                                               March 3,      February 26,   February 27,
                                                 2001            2000           1999
                                             ------------    ------------   ------------
Numerator for earnings per share:
   Loss from continuing operations before
    cumulative effect of accounting
    change, net of tax ...................   $ (1,431,764)   $ (1,114,921)  $   (448,699)
   Accretion of redeemable preferred
    stock ................................                            (97)            --
   Preferred stock conversion reset ......       (160,915)
   Cumulative preferred stock dividends ..        (25,724)        (10,110)          (627)
                                             ------------    ------------   ------------
   Loss before cumulative effect of
    accounting change attributable to
    common stockholders ..................     (1,618,403)     (1,125,128)      (449,326)
   Net income (loss) from discontinued
    operations, net of tax ...............         11,335           9,178        (12,823)
   Loss on disposal of discontinued
    operations, net of tax ...............       (168,795)             --             --
                                             ------------    ------------   ------------
   Total income (loss) from discontinued
    operations ...........................       (157,460)          9,178        (12,823)
   Cumulative effect of accounting change              --         (27,300)            --
                                             ------------    ------------   ------------
Net loss attributable to common
  stockholders............................   $ (1,775,863)   $ (1,143,250)  $   (462,149)
                                             ============    ============   ============
Denominator:
   Basic weighted average shares .........    314,189,280     259,139,000    258,516,000
   Diluted weighted average shares .......    314,189,280     259,139,000    258,516,000
Basic and diluted loss per share:
   Loss from continuing operations .......   $      (5.15)   $      (4.34)  $      (1.74)
   Income (loss) from discontinued
    operations ...........................          (0.50)           0.04          (0.05)
   Cumulative effect of accounting
    change, net ..........................             --           (0.11)            --
                                             ------------    ------------   ------------
   Net loss per share ....................   $      (5.65)   $      (4.41)  $      (1.79)
                                             ============    ============   ============


   In fiscal 2001, 2000 and 1999, no potential shares of common stock have been included in the calculation of diluted earnings per share because of the losses reported. At March 3, 2001, an aggregate of 126,526,540 potential common shares related to stock options, convertible preferred stock, convertible notes, warrants, stock appreciation rights and other have been excluded from the computation of diluted earnings per share.

6. Store Closing and Impairment Charges
   Store closing and impairment charges consist of:


                                                            Year Ended
                                             ---------------------------------------
                                             March 3,    February 26,   February 27,
                                               2001          2000           1999
                                             --------    ------------   ------------
Impairment charges .......................   $214,224      $120,593       $ 87,666
Store lease exit costs ...................     57,668        18,855        107,693
Impairment of investments ................    116,186            --             --
                                             --------      --------       --------
                                             $388,078      $139,448       $195,359
                                             ========      ========       ========


 Impairment charges
   In fiscal 2001, 2000, and 1999 store closing and impairment charges include non-cash charges of $214,224, $120,593 and $87,666 respectively, for the impairment of long-lived assets (including allocable

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

6. Store Closing and Impairment Charges -- (Continued)

goodwill) at 495, 249 and 270 stores. These amounts include the write-down of long-lived assets at stores that were assessed for impairment because of management's intention to relocate or close the store or because of changes in circumstances that indicate the carrying value of an asset may not be recoverable.

 Store lease exit costs
   During fiscal 2001, 2000, and 1999, the Company recorded charges for 144, 224, and 422 stores, respectively, to be closed or relocated that were under long-term leases. Costs incurred to close a store, which principally include lease termination costs, are recorded at the time management commits to closing the store, which is the date the closure is formally approved by senior management, or in the case of a store to be relocated, the date the new property is leased or purchased. The Company calculates its liability for closed stores on a store-by-store basis. The calculation includes future minimum lease payments and related ancillary costs, from the date of closure to the end of the remaining lease term, net of estimated cost recoveries that may be achieved through subletting properties or through favorable lease terminations. As a result of focused efforts on cost recoveries for closed stores during fiscal 2001, the Company has experienced improved results, which has been reflected in the assumptions about future sublease income. This liability is discounted using a risk-free rate of interest. The Company evaluates these assumptions each quarter and adjusts the liability accordingly. The discount rates used to determine the liability were 4.71%, 6.60% and 5.22% at March 3, 2001, February 26, 2000 and February 27, 1999,
respectively.

   Subsequent to the recording of lease accruals, management determined that certain stores would remain open or would not relocate. Accordingly, the Company reversed charges of $13,232 and $10,490 in fiscal 2001 and 2000, respectively, for lease accruals previously established for those stores.

   The reserve for store lease exit costs includes the following activity:


                                                            Year Ended
                                             ---------------------------------------
                                             March 3,    February 26,   February 27,
                                               2001          2000           1999
                                             --------    ------------   ------------
 Balance--beginning of year ..............   $212,812     $ 246,805       $ 191,453
   Provision for present value of
    noncancellable lease payments of
    stores designated to be closed .......    102,495        58,324          94,404
   Changes in assumptions about future
    sublease income, terminations, etc.
    and change of interest rate               (31,595)      (28,979)         13,289
   Reversals of reserves for stores that
    management has determined will remain
    open .................................    (13,232)      (10,490)             --
   Interest accretion ....................     11,552        13,251           8,069
   Cash payments, net of sublease income .    (49,024)      (66,099)        (60,410)
                                             --------     ---------       ---------
 Balance--end of year ....................   $233,008      $212,812        $246,805
                                             ========     =========       =========


   In addition to store closings, the Company also closed or relocated certain distribution centers in its efforts to consolidate operations. During the second quarter of fiscal 2000, management approved a plan to close its leased distribution center in Las Vegas, Nevada and terminate all of its employees and, as a result, accrued termination benefit payments of $1,634 in the second quarter of 2000, with the charge included in selling, general and administrative expenses. Severance payments of $1,165 were made during fiscal year 2000 leaving a remaining liability of $469 at February 26, 2000, with remaining payments made during fiscal 2001. The operating lease for the distribution center was terminated in May 2000 at the end of the lease term with no additional liability to the Company.

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

6. Store Closing and Impairment Charges -- (Continued)

   In the third quarter of fiscal 2000, management announced plans to close its South Nitro, West Virginia distribution center in the summer of 2000. As a result of this exit plan, the Company accrued termination benefits of $3,858 in the third quarter of fiscal 2000 for all of the 480 employees with the charge included in selling, general and administrative expenses. In the fourth quarter of fiscal 2000 management decided to not close the facility. However, prior to this decision the Company became obligated to pay $1,040 in severance costs related to 102 employees. The Company paid $540 in the fourth quarter of fiscal 2000 and the remaining $500 was paid in fiscal 2001. The remaining reserve of $2,818 was reversed to selling, general and administrative expenses in the fourth quarter of fiscal 2000.

   In the third quarter of fiscal 2000, management approved a plan to close and sell its Ogden, Utah distribution center. As a result of this exit plan, a liability of $2,256 for termination benefits for 500 employees were recorded through selling, general and administrative expenses in the third quarter of fiscal 2000 which were subsequently paid. Additionally, an impairment charge of $7,600 for long-lived assets was recorded in the third quarter of fiscal 2000. The facility was sold in March 2000.

 Impairment of investments
   The Company has an investment in the common stock of drugstore.com, which is accounted for under the equity method. The initial investment was valued based upon the initial public offering price of drugstore.com. During fiscal 2001, the Company recorded an impairment of its investment in drugstore.com of $112,123. This impairment charge was based upon a decline in the market value of drugstore.com's stock that the Company believes to be other than temporary.

   Additionally, the company recorded impairment charges of $4,063 for other investments.

7. Accounts Receivable
   During November 1997, the Company and certain of its subsidiaries entered into an agreement to sell, on an ongoing basis, a pool of accounts receivable to a wholly owned bankruptcy-remote special purpose funding subsidiary (the funding subsidiary) of the Company. The funding subsidiary sold an undivided fractional ownership interest in the pool of receivables to a securitization company. The accounts receivable sold to the funding subsidiary were not recognized on the Company's consolidated balance sheet. Under the terms of the agreement, new receivables were added to the pool as collections reduced previously sold accounts receivable. The Company serviced, administered and collected the receivables on behalf of the purchaser. The Company recognized no servicing asset or liability because the benefits of servicing were expected to represent adequate compensation for the services performed.

   In connection with the Company's refinancing in June 2000, all borrowings under the securitization program were repaid and the program was terminated. At the date of termination, $300,000 of receivables were recognized on the Company's consolidated balance sheet. Expenses of $7,855 and $18,052 associated with the securitization program through the date of termination were recognized for the years ended March 3, 2001 and February 26, 2000, respectively.

   The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable. The allowance for uncollectible accounts at March 3, 2001 and February 26, 2000 was $37,050 and $43,371, respectively. The Company's accounts receivable are due primarily from third-party providers (e.g., insurance companies and governmental agencies) under third-party payment plans and are booked net of any allowances provided for under the respective plans. Since payments due from third-party payers are sensitive to payment criteria changes and legislative actions, the allowance is reviewed continually and adjusted for accounts deemed uncollectible by management.

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

8. Property, Plant and Equipment

   Following is a summary of property, plant and equipment, including capital lease assets, at March 3, 2001 and February 26, 2000:


                                                          2001           2000
                                                       -----------   -----------
 Land .............................................    $   668,561   $   733,979
 Buildings ........................................        932,083     1,010,133
 Leasehold improvements ...........................      1,192,815     1,262,590
 Equipment ........................................      1,413,890     1,469,881
 Construction in progress .........................         49,182        85,484
                                                       -----------   -----------
                                                         4,256,531     4,562,067
 Accumulated depreciation .........................     (1,215,523)   (1,116,239)
                                                       -----------   -----------
   Property, plant and equipment, net..............    $ 3,041,008   $ 3,445,828
                                                       ===========   ===========


   Depreciation expense, which includes the depreciation of assets recorded under capital leases, was $285,886 in fiscal 2001, $326,873 in fiscal 2000 and $269,184 in fiscal 1999.

   Substantially all of the Company's owned properties on which it operates stores are pledged as collateral under the Company's debt agreements. The carrying amount of assets to be disposed of is $64,131 and $113,454 at March 3, 2001 and February 26, 2000, respectively.

9. Investments in Fifty Percent or Less Owned Subsidiaries
   In July 1999, the Company purchased 9,334,746 of Series E Convertible Preferred Shares in drugstore.com, an on-line pharmacy, for cash of $8,125, including legal costs, and the Company's agreement to provide access to the Company's networks of pharmacies and third-party providers, advertising commitments and exclusivity agreements. Each of the Series E Convertible Preferred Shares were converted to one share of common stock at the time of drugstore.com's initial public offering late in July 1999 and represented 21.6% of the voting stock immediately after the initial public offering. The investment is recorded in other assets, was initially valued at $168,025, equal to the initial public offering price of $18 per share multiplied by the Company's shares. The Company accounts for the investment on the equity method because the Company has significant influence over drugstore.com resulting from its share of the voting stock, its right to appoint one board member and a number of significant operating agreements. Included in other noncurrent liabilities is the unamortized portion of the fair value of the operating agreements of $133,916 that is being amortized over 10 years, the life of the arrangements described above. As a result of the start-up nature of the drugstore.com, the Company recorded an increase to its investment of $14,406 and $2,929 and corresponding increases to equity in connection with the sale of stock by drugstore.com during fiscal 2001 and 2000, respectively. During fiscal 2001, the Company recorded an impairment of its investment in drugstore.com of $112,123. This impairment charge was based upon a decline in the market value of drugstore.com's stock that the Company believes to be other than temporary.

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

9. Investments in Fifty Percent or Less Owned Subsidiaries -- (Continued)

   In June 1999, the Company sold its investment in Diversified Prescription Delivery LLC, a provider of mail order prescription delivery services. The sales price was $22,860 and resulted in a loss of $811. The investment was accounted for on the equity method with a carrying amount of $23,671 at the date of sale.

   In February 2000, the Company sold its investment in Stores Automated Systems, Inc. a manufacturer of integrated point of sale systems. The investment was accounted for on the equity method with a carrying amount of $8,005 at the date of sale. The $8,805 sales price included cash and forgiveness of payables, and resulted in a gain of $800.

10. Goodwill and Other Intangibles
   Following is a summary of intangible assets at March 3, 2001 and February 26, 2000:

                                                              2001          2000
                                                              ----          ----
   Goodwill ............................................   $  848,121    $  920,241
   Lease acquisition costs and favorable leases ........      670,789       713,970
   Prescription files ..................................      137,700       136,434
   Assembled workforce .................................       47,133        51,021
                                                           ----------    ----------
                                                            1,703,743     1,821,666
   Accumulated amortization ............................     (636,404)     (563,558)
                                                           ----------    ----------
                                                           $1,067,339    $1,258,108
                                                           ==========    ==========


11. Accrued Salaries, Wages, and Other Current Liabilities
   Accrued salaries wages and other current liabilities consist of the following at March 3, 2001 and February 26, 2000:


                                                               2001       2000
                                                               ----       ----
Accrued wages, benefits and other personnel costs .......    $280,126   $254,738
Accrued legal and other professional fees ...............      67,621    161,143
Accrued taxes payable ...................................       2,012    111,805
Accrued interest ........................................      85,307     61,427
Accrued lease exit costs ................................      37,042     42,413
Accrued rent and other occupancy costs ..................      79,111     62,087
Deferred income .........................................      24,543     19,143
Accrued store expense ...................................      30,057     38,443
Accrued property taxes ..................................      43,367     44,490
Other ...................................................      46,861     87,314
                                                             --------   --------
                                                             $696,047   $883,003
                                                             ========   ========

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

12. Income Taxes

   The provision for income taxes from continuing operations was as follows:


                                                                   Year Ended
                                             ------------------------------------------------------
                                             March 3, 2001    February 26, 2000   February 27, 1999
                                             -------------    -----------------   -----------------
Current tax expense (benefit):
   Federal ...............................      $     --          $(19,017)           $  22,163
   State .................................         3,078                --                   --
                                                --------          --------            ---------
                                                   3,078           (19,017)              22,163
Deferred tax (benefit):
   Federal ...............................       146,773            20,677             (228,776)
   State .................................          (894)          (10,035)             (10,328)
                                                --------          --------            ---------
                                                 145,879            10,642             (239,104)
                                                --------          --------            ---------
   Total income expense (benefit) ........      $148,957          $ (8,375)           $(216,941)
                                                ========          ========            =========


  A reconciliation of the provision for income taxes as presented on the consolidated statements of operations is as follows:


                                                                   Year Ended
                                             ------------------------------------------------------
                                             March 3, 2001    February 26, 2000   February 27, 1999
                                             -------------    -----------------   -----------------
Income tax expense (benefit) from
  continuing operations...................      $148,957          $ (8,375)           $ (216,941)
Income tax expense (benefit) from
  discontinued operations.................        13,846            30,903                (5,925)
Income tax (benefit) from loss on
  disposal of discontinued operations.....          (734)               --                    --
Income tax (benefit) related to
  cumulative effect of accounting change..            --           (18,200)                   --
                                                --------          --------            ----------
   Total income tax expense (benefit) ....      $162,069          $  4,328            $ (222,866)
                                                ========          ========            ==========


   A reconciliation of the statutory federal rate and the effective rate, for continuing operations, is as follows:


                                                                   Year Ended
                                             ------------------------------------------------------
Percentage
  ----------                                 March 3, 2001    February 26, 2000   February 27, 1999
                                             -------------    -----------------   -----------------
Federal statutory rate ...................       (35.0)%            (35.0)%             (35.0)%
Nondeductible expenses ...................         6.0                3.4                 3.7
State income taxes, net ..................        (6.8)              (4.1)               (4.5)
Tax credits ..............................          --                (.8)               (1.4)
Valuation allowance ......................        47.4               34.9                 3.6
Other ....................................          --                 .9                 1.0
                                                 -----              -----               -----
Effective tax rate .......................        11.6 %             (0.7)%             (32.6)%
                                                 =====              =====               =====


   The difference between the statutory federal rate and the reported amount of income tax expense attributable to discontinued operations is primarily due to nondeductible goodwill. The effective rate for fiscal 2001 reflects an increase in the valuation allowance due to the elimination of PCS deferred tax liabilities, resulting from its disposition.

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

12. Income Taxes -- (Continued)

   The tax effect of temporary differences that give rise to significant components of deferred tax assets and liabilities consist of the following at March 3, 2001 and February 26, 2000:


                                                            2001          2000
                                                            ----          ----
Deferred tax assets:
   Accounts receivable...............................    $    31,113   $  43,762
   Accrued expenses..................................        147,427     141,332
   Liability for lease exit costs....................        125,284     113,907
   Pension, retirement and other benefits............         96,338      69,476
   Investment impairment.............................        108,733      59,863
   Other ............................................            370          --
   Credits ..........................................         58,533      69,840
   Net operating losses..............................        724,177     466,451
                                                         -----------   ---------
    Total gross deferred tax assets .................      1,291,975     964,631
Valuation allowance .................................     (1,031,287)   (475,174)
                                                         -----------   ---------
    Net deferred tax assets .........................        260,688     489,457
Deferred tax liabilities:
   Inventory.........................................        123,584     121,119
   Long-lived assets.................................        137,104     218,793
   Other.............................................             --       2,628
                                                         -----------   ---------
    Total gross deferred tax liabilities ............        260,688     342,540
                                                         -----------   ---------
Net deferred tax assets, all noncurrent .............    $        --   $ 146,917
                                                         ===========   =========


 Net Operating Losses, Capital Losses and Tax Credits
   At March 3, 2001 and February 26, 2000, the Company had federal net operating loss (NOL) carryforwards of $1,572,818 and $841,059, respectively, the majority of which expire between fiscal 2017 and 2021.

   At March 3, 2001 and February 26, 2000, the Company had state NOL carryforwards of $1,718,513 and $1,662,602, respectively, the majority of which expire by fiscal 2005 and the remaining balance by fiscal 2015.

   At March 3, 2001, due to the disposition of PCS, the Company incurred a $406,220 capital loss which will expire, if not offset by future capital gains, by fiscal 2006.

   At March 3, 2001 and February 26, 2000, the Company had federal business tax credit carryforwards of $49,597 and $61,394, the majority of which expire between fiscal 2017 and 2020. In addition to these credits, the Company has alternative minimum tax credit carryforwards of $8,935 and $7,512 at fiscal 2001 and 2000, respectively.

 Valuation Allowances
   The valuation allowances as of March 3, 2001, and February 26, 2000 were $1,031,287 and $475,174 respectively, and principally apply to NOL and tax credit carryforwards. The Company believes that it is more likely than not that those carryovers will not be realized. As a result of the decision to dispose of PCS, the Company recognized an increase in the valuation allowance of $146,917 in fiscal 2001.

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

13. Indebtedness and Credit Agreements

   Following is a summary of indebtedness and lease financing obligations at March 3, 2001 and February 26, 2000:


                                                            2001         2000
                                                            ----         ----
Commercial paper borrowings. ........................    $       --   $  192,000
Term loan due 2000 ..................................            --      272,422
5.50% fixed-rate senior notes due 2000 ..............            --      200,000
6.70% notes due 2001 ................................         7,342      350,000
5.25% convertible subordinated notes due 2002 .......       357,324      649,986
Senior Facility .....................................       682,000           --
Revolving Credit facility due 2002 (amended and
  restated) ("RCF")..................................       730,268      716,073
Term loan due 2002 (amended and restated) ("PCS") ...       591,391    1,300,000
Exchange Debt .......................................       216,126           --
10.50% notes due 2002 ...............................       467,500           --
6.00% dealer remarketable securities due 2003 .......       187,650      200,000
6.00% fixed-rate senior notes due 2005 ..............       194,500      200,000
7.625% senior notes due 2005 ........................       198,000      200,000
7.125% notes due 2007 ...............................       350,000      350,000
6.125% fixed-rate senior notes due 2008 .............       150,000      150,000
6.875% senior debentures due 2013 ...................       200,000      200,000
3.50% to 10.475% industrial development bonds due
  through 2009.......................................         4,740        5,196
7.70% notes due 2027 ................................       300,000      300,000
6.875% fixed-rate senior notes due 2028 .............       150,000      150,000
Lease financing obligations .........................     1,100,000    1,148,135
Other ...............................................         7,707       29,056
                                                         ----------   ----------
                                                          5,894,548    6,612,868
Short-term debt, current maturities of long-term
  debt and lease financing obligations...............       (36,956)    (102,050)
                                                         ----------   ----------
Long-term debt and lease financing obligations, less
  current maturities.................................    $5,857,592   $6,510,818
                                                         ==========   ==========


   In June 2000, the Company entered into an interest rate swap contract that fixes the LIBOR component of $500,000 of the Company's variable rate debt at 7.083% for a two-year period. In July 2000, the Company entered into an additional interest rate swap that fixes the LIBOR component of an additional $500,000 of variable rate debt at 6.946% for a two-year period. The Company entered into these contracts to hedge its exposure to fluctuations in market interest rates. The differential to be paid or received as a result of these swap agreements was recorded as an adjustment to interest expense. At March 3, 2001, the Company would have had to pay $29,000 if it had terminated these contracts on that date.

 Refinancings
   On June 14, 2000, the Company obtained a $1,000,000 (increased to $1,100,000 in November 2000) senior secured credit facility (the Senior Facility) from a syndicate of banks. The Senior Facility is guaranteed by substantially all of the Company's wholly-owned subsidiaries, and the banks have a security interest in substantially all of those subsidiaries' accounts receivable, inventory, and intellectual property and a security interest in certain of their real property. Of this amount, $600,000 is in the form of a term loan and $500,000 is in the form of a revolving credit facility both due in August 2002 and both with interest at LIBOR plus 3.00%. Funds drawn under the term loan were used to repay $300,000 of drawings under the accounts receivable securitization program and to pay $200,000 for working capital and transaction expenses which are

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

13. Indebtedness and Credit Agreements -- (Continued)

being amortized over the term of the Senior Facility. Funds drawn from time to time under the revolving credit facility are used to fund current operations. In connection with the $100,000 term loan in November 6, 2000, the Company incurred fees of $3,528 which are being amortized over the period of the new term loans.

   The Senior Facility contains customary covenants, which place restrictions on the assumption of debt, the payment of dividends, mergers, liens and sale and leaseback transactions. The facility requires the Company to meet various financial ratios and limits capital expenditures. The Company was in compliance with its debt covenants as of March 3, 2001. For the three fiscal quarters ended March 3, 2001, those covenants required the company to maintain a minimum interest coverage ratio and a minimum fixed charge coverage ratio of
 .95:1, increasing to a minimum interest coverage ratio of 1.40:1 and a minimum fixed charge ratio of 1.19:1 for the four quarters ending June 1, 2002. For the three fiscal quarters ended March 3, 2001, the Company was required to have consolidated EBITDA (as defined in the Senior Facility) of no less than $364,000, increasing to $720,000 for the four fiscal quarters ending on June
1, 2002. For the three fiscal quarters ended March 3, 2001, capital expenditures were limited to $186,000, increasing to $243,000 for the four fiscal quarters ending June 1, 2002. As of March 3, 2001, the Company had additional borrowing capacity under the Senior Facility of $394,600.

   Also on June 14, 2000, the Company extended the maturity dates of the RCF credit facility and the PCS credit facility to August 2002. Borrowings under the PCS credit facility bear interest at LIBOR plus 3.25% and borrowings under the RCF credit facility bear interest at LIBOR plus 3.75%. These credit facilities contain restrictive covenants that place restrictions on the assumption of debt, the payment of dividends, mergers, liens and sale-leaseback transactions. These credit facilities also require the Company to satisfy financial covenants that are generally slightly less restrictive than the covenants in the Senior Facility. The facilities also limit the amount of our capital expenditures to $186,000 for the three quarters ended March 3, 2001, increasing to $243,000 for the four quarters ending June 1, 2002. Under the terms of these facilities, after giving effect to the $100,000 increase in the term loan, the Company is permitted to incur up to an additional $35,000 of indebtedness under the Senior Facility without the further consent of lenders. The PCS credit facility was originally secured by a first lien on the stock of PCS Health Systems, Inc. and the RCF credit facility was originally secured by a first lien on the stock of drugstore.com and a second lien on the stock of PCS Health Systems, Inc. Any amounts repaid under these facilities with the proceeds of asset sales may not be borrowed.

   In addition, on June 14, 2000 certain affiliates of J.P. Morgan Chase, which had lent the Company $300,000 under a demand note in June 1999 and who was also a lender under the RCF and PCS credit facilities, together with certain other lenders under the two credit facilities, agreed to exchange $274,782 of their loans for a new secured exchange debt obligation. The terms of the exchange debt are substantially the same as the terms of our RCF and PCS credit facilities and the interest rate is currently LIBOR plus 3.25%. The lenders of the exchange debt have the same collateral as they did with respect to their loans under the RCF and PCS credit facilities or demand note, as applicable, as well as a first lien on the Company's prescription files. Additionally, the Company issued three-year warrants to purchase 2,500,000 shares of common stock at $11.00 per share. The fair value assigned to the warrants was $8,500 and amortization was completed during fiscal 2001. The Company also paid and expensed $4,000 of advisory fees over a period of one year.

   Upon consummation of the sale of PCS on October 2, 2000, $575,000 of the cash portion of the proceeds was applied to reduce the outstanding balances of the PCS credit facility and the PCS exchange debt. In February 2001, the Company also applied $34,504 received from the final settlement of the PCS sale to reduce the PCS facilities. At March 3, 2001, the Company had $1,537,785 of borrowings outstanding under the PCS, RCF and related exchange debt facilities. Subsequent to March 3, 2001, the Company further

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

13. Indebtedness and Credit Agreements -- (Continued)

reduced the borrowings outstanding under the PCS and related exchange debt facilities by $484,104 utilizing the proceeds from the sale of AdvancePCS stock and repayment of AdvancePCS senior subordinated notes which it had received as part of the consideration for the sale.

   The Company also amended its existing guarantees of two synthetic lease transactions to provide substantially the same terms of our RCF and PCS credit facilities.

   In connection with modifications to the RCF and PCS credit facilities, the debt exchange for the 10.5% notes due 2002, the guarantee of the Prudential note, the exchange for exchange debt and the guarantee of the synthetic lease transactions, substantially all wholly-owned subsidiaries guaranteed the Company's obligations thereunder on a second priority basis. These subsidiary guarantees are secured by a second priority lien on the inventory, accounts receivable, intellectual property and some of the real estate assets of the subsidiary guarantors. Except to the extent previously secured, the Company's direct obligations under those facilities and guarantees remain unsecured.

 Exchange Offers
   In connection with the above refinancing on June 14, 2000, the Company exchanged $52,500 of its 5.5% fixed-rate senior notes due in December 2000 and $321,800 of its 6.7% notes due in December 2001 for $374,300 of 10.5% senior secured notes due 2002. The Company arranged with certain financial institutions to refinance $93,200 of the 5.5% notes when they become due with the 10.5% senior secured notes due 2002. These financial institutions purchased $16,710 of the 5.5% notes and $20,390 of the 6.7% notes on July 27, 2000; $53,814 of the 5.5% notes on September 13, 2000; and $476 of the 6.7%
notes on December 14, 2000; and exchanged the purchased notes with the Company for the 10.5% senior secured notes due 2002. The remaining 5.5% notes were retired in December 2000 with the Company's general corporate funds and the remaining forward purchase commitment. The Company recognized an aggregate loss of $6,200 in connection with the exchange and refinancing.

 Exchange of Debt for Equity
   Throughout and subsequent to fiscal 2001, the Company exchanged debt for equity as outlined in the table below:


                                                      Carrying               Additional
Debt Exchanged                                         Amount      Common     Paid-In        Gain
  --------------                                      Exchanged    Stock      Capital       (Loss)
                                                      ---------   -------    ----------   ----------
Exchanged during the year ended March 3, 2001:
 PCS and RCF facilities and J.P. Morgan demand
  note............................................    $284,820    $51,785     $220,088    $    5,189
 5.25% convertible subordinated notes ............     292,662     30,241      379,829      (118,769)
 6.00% dealer remarketable securities ............      17,850      1,868        4,053        11,868
 7.625% senior notes .............................       2,000        230          604         1,156
                                                      --------    -------     --------    ----------
 For the year ended March 3, 2001 ................    $597,332    $84,124     $604,574    $ (100,556)
                                                      ========    =======     ========    ==========
Exchanges (including commitments) subsequent to
  March 3, 2001 through May 15, 2001 (unaudited):
 5.25% convertible subordinated notes ............    $205,308    $29,750     $307,686    $ (133,129)
 6.00% dealer remarketable securities ............      79,885     12,382       55,633        11,427
 10.5% notes .....................................      56,300      8,467       47,461          (656)
 PCS facility ....................................       5,000        715        4,390          (105)
 RCF facility ....................................     164,858     25,878      150,186       (11,206)
                                                      --------    -------     --------    ----------
 Subsequent to March 3, 2001 .....................    $511,351    $77,192     $565,356    $ (133,669)
                                                      ========    =======     ========    ==========

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

13. Indebtedness and Credit Agreements -- (Continued)

   Several of the exchanges subsequent to March 3, 2001 have not settled, including the exchanges for the 10.5% notes, the PCS facility and the RCF facility. Accordingly, the data presented in the above table for these exchanges is based on the best available estimates.

 Other
   In fiscal 2000, the Company was required to obtain waivers of compliance with, and modifications to certain of the covenants contained in its senior credit and loan agreements and public indentures. In connection with obtaining the waivers and modifications, the Company paid fees and transaction costs of $63,332.

   On September 10, 1997, the Company completed the sale of $650,000 of 5.25% convertible subordinated notes due September 15, 2002. The notes are convertible into shares of the Company's common stock at any time on or after the 90th day following the last issuance of notes and prior to the close of business on the maturity date, unless previously redeemed or repurchased. The conversion price is $36.14 per share (equivalent to a conversion rate of 27.67 shares per $1 principal amount of notes), subject to adjustment in certain events. Interest on the notes is payable semiannually on March 15 and September 15 of each year, commencing on March 15, 1998. The notes may be redeemed at the option of the Company on or after September 15, 2000, in whole or in part.

   On April 20, 1995, the Company issued $200,000 of 7.625% senior notes due April 15, 2005. The notes may not be redeemed prior to maturity and will not be entitled to any sinking fund.

   In August 1993, the Company issued 6.875% senior debentures having an aggregate principal amount of $200,000. These debentures are due August 15, 2013, may not be redeemed prior to maturity and are not entitled to any sinking fund.

   The Company had outstanding letters of credit of $46,952 at March 3, 2001 and $41,624, at February 26, 2000. Also, the Company had provided permanent financing guarantees to certain of its store construction developers to be effective, if such developers were unable to obtain their own permanent financing upon completion of the store construction. There were no guarantees outstanding at March 3, 2001. Guarantees of $33,774 were outstanding at February 26, 2000.

   The annual weighted average interest rate on the Company's indebtedness was 8.2%, 7.4% and 6.8% for fiscal 2001, fiscal 2000 and fiscal 1999, respectively.

   The aggregate annual principal payments of long-term debt and capital lease obligations for the five succeeding fiscal years are as follows: 2002, $36,956; 2003, $3,082,829; 2004, $218,355; 2005, $229,038; 2006, $216,398 and
$2,110,972 in 2007 and thereafter. The Company is in compliance with restrictions and limitations included in the provisions of various loan and credit agreements.

   The subsidiary guarantees related to the Company's credit facilities are full and unconditional and joint and several and there are no restrictions on the ability of the parent to obtain funds from its subsidiaries. Also, the parent company's assets and operations are not material and subsidiaries not guaranteeing the credit facilities are minor. Accordingly, condensed consolidating financial information for the parent and subsidiaries is not presented.

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

14. Leases

   The Company leases most of its retail stores and certain distribution facilities under noncancellable operating and capital leases, most of which have initial lease terms ranging from 10 to 22 years. The Company also leases certain of its equipment and other assets under noncancellable operating leases with initial terms ranging from 3 to 10 years. In addition to minimum rental payments, certain store leases require additional payments based on sales volume, as well as reimbursements for taxes, maintenance, and insurance. Most leases contain renewal options, certain of which involve rent increases. Total rental expense, net of sublease income of $10,930, $10,443 and $10,443, was $537,423, $500,782, and $477,537 in 2001, 2000 and 1999, respectively.
These amounts include contingent rentals of $26,644, $28,625, and $32,960, in fiscal 2001, 2000 and 1999, respectively.

   The Company is a guarantor on certain leases transferred to third parties through sales or assignments.

   The Company leases certain facilities through sale-leaseback arrangements accounted for using the financing method. Proceeds from sale-leaseback programs were approximately $6,992 in 2001, $74,898 in 2000 and $504,990 in 1999.

   The net book values of assets under capital leases and sale-leasebacks accounted for under the financing method are summarized as follows:


                                                        March 3,    February 26,
                                                          2001          2000
                                                        --------    ------------
Land ................................................   $326,304     $  343,948
Buildings ...........................................    532,635        570,604
Leasehold improvements ..............................    128,122        152,347
Equipment ...........................................      2,644            757
Accumulated depreciation ............................    (63,097)       (39,809)
                                                        --------     ----------
                                                        $926,608     $1,027,847
                                                        ========     ==========


   Following is a summary of lease finance obligations at March 3, 2001 and February 26, 2000:

                                                             2001          2000
                                                       ----------    ----------
Sale-leaseback obligations accounted for under the
 financing method ...................................  $  917,211    $  944,805
Obligations under capital leases ....................     182,789       203,330
                                                       ----------    ----------
Total ...............................................   1,100,000     1,148,135
Less current obligation .............................     (28,603)      (25,964)
                                                       ----------    ----------
Long-term lease finance obligations .................  $1,071,397    $1,122,171
                                                       ==========    ==========

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

14. Leases -- (Continued)

   Following are the minimum lease payments net of sublease income that will have to be made in each of the years indicated based on non-cancelable leases in effect as of March 3, 2001:


Fiscal year                                         Lease Financing    Operating
  -----------                                         Obligations       Leases
                                                    ---------------   ----------
2002 ...........................................      $  114,081      $  511,105
2003 ...........................................         121,463         496,071
2004 ...........................................         113,327         459,983
2005 ...........................................         113,040         417,421
2006 ...........................................          96,382         372,843
Later years ....................................       1,321,703       3,325,522
                                                      ----------      ----------
Total minimum lease payments ...................       1,879,996      $5,582,945
                                                                      ==========
Amount representing interest ...................         779,996
                                                      ----------
Present value of minimum lease payments ........      $1,100,000
                                                      ==========


15. Redeemable Preferred Stock
   In March 1999 and February 1999, Rite Aid Lease Management Company, a wholly owned subsidiary of the Company, issued 63,000 and 150,000 shares of Cumulative Preferred Stock, Class A, par value $100 per share, respectively. The Class A Cumulative Preferred Stock is mandatorily redeemable on April 1, 2019 at a redemption price of $100 per share plus accumulated and unpaid dividends. The Class A Cumulative Preferred Stock pays dividends quarterly at a rate of 7.0% per annum of the par value of $100 per share when, as and if declared by the Board of Directors of Rite Aid Lease Management Company in its sole discretion. The amount of dividends payable in respect of the Class A Cumulative Preferred Stock may be adjusted under certain events. The outstanding shares of the Class A Preferred Stock were recorded at the estimated fair value of $5,695 for the 2000 issuances, which equaled the sale price on the date of issuance. Because the fair value of the Class A Preferred Stock was less than the mandatory redemption amount at issuance, periodic accretions to stockholders' equity using the interest method are made so that the carrying amount equals the redemption amount on the mandatory redemption date. There was no accretion in fiscal 2001; accretion was $97 in 2000.

16. Capital Stock
   In October 1999, the Company issued 3,000,000 shares of Series B preferred stock at $100 per share which is the liquidation preference. The Series B preferred stock pays dividends at 8% per year which is payable in cash or additional shares of Series B, at the Company's election. The Series B preferred stock, when issued, was convertible into shares of the Company's common stock at a conversion price of $11.00 per share of common stock. Pursuant to its terms, as a result of the issuance of shares at $5.50 per share on June 14, 2000, the per share conversion price for the Series B preferred stock was adjusted to $5.50. As a result of this adjustment the Company increased its paid in capital, its accumulated deficit, and its loss attributable to common stockholders by $160.9 million in June 2000 (representing the difference between $5.50 and the market price of the Company's common stock on the original date of issuance of the Series B preferred stock).

   For the years ended March 3, 2001 and February 26, 2000, the Company recognized an increase to its investment in drugstore.com of $14,406 and $2,929, respectively, and a corresponding increase to paid in capital, in connection with equity transactions of drugstore.com.

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

16. Capital Stock -- (Continued)

   In April 2001, the Board of Directors approved, subject to stockholder approval, an amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of common stock, $1.00 par value, from 600,000,000 to 1,000,000,000. If the stockholders approve the recommendation, the authorized capital stock of the Company will consist of 1,000,000,000 shares of common stock and 20,000,000 shares of preferred stock, both having a par value of $1.00 per share. Preferred stock is issued in series subject to terms established by the Board of Directors. At March 3, 2001, the Company has outstanding warrants to purchase 2,500,000 shares of common stock at $11.00 per share (see Note 13). The Company has no other warrants outstanding.

17. Stock Option and Stock Award Plans
   The Company reserved 22,000,000 shares of its common stock for the granting of stock options and other incentive awards to officers and key employees under the 1990 Omnibus Stock Incentive Plan (the 1990 Plan). Options may be granted, with or without SARs, at prices that are not less than the fair market value of a share of common stock on the date of grant. The exercise of either a SAR or option automatically will cancel any related option or SAR. Under the 1990 Plan, the payment for SARs will be made in shares, cash or a combination of cash and shares at the discretion of the Compensation Committee.

   In November 1999, the Company adopted the 1999 Stock Option Plan (the 1999
Plan), under which 10,000,000 shares of common stock are reserved for the granting of stock options at the discretion of the Board of Directors.

   In December 2000, the Company adopted the 2000 Omnibus Equity Plan (the 2000
Plan) under which 22,000,000 shares of common stock are reserved for granting of restricted stock, stock options, phantom stock, stock bonus awards and other stock awards at the discretion of the Board of Directors.

   In February 2001, the Company adopted the 2001 Stock Option Plan (the 2001
Plan) under which 20,000,000 shares of common stock are reserved for granting of stock options at the discretion of the Board of Directors.

   All of the plans provide for the Board of Directors (or at its election, the Compensation Committee) to determine both when and in what manner options may be exercised; however, it may not be more than 10 years from the date of grant. All of the plans provide that stock options may be granted at prices that are not less than the fair market value of a share of common stock on the date of grant. The aggregate number of shares reserved for issuance for all plans is 74,000,000 as of March 3, 2001.

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

17. Stock Option and Stock Award Plans -- (Continued)

   Following is a summary of stock option transactions for the fiscal years ended March 3, 2001, February 26, 2000 and February 27, 1999:


                                                                Weighted Average
                                                                    Price Per
                                                    Shares           Shares
                                                  -----------   ----------------
Balance, February 28, 1998 ...................     11,491,774        $ 13.96
   Granted....................................      4,054,000          32.74
   Exercised..................................       (633,575)         14.58
   Cancelled..................................       (241,500)         20.18
                                                  -----------        -------
Balance, February 27, 1999 ...................     14,670,699          19.02
   Granted....................................     18,687,562           7.95
   Exercised..................................        (64,650)         13.61
   Cancelled..................................     (7,488,707)         14.60
                                                  -----------        -------
Balance, February 26, 2000 ...................     25,804,904          12.30
   Granted....................................     47,830,762           4.03
   Exercised..................................             --             --
   Cancelled..................................    (20,438,867)(1)       7.57
                                                  -----------        -------
Balance, March 3, 2001 .......................     53,196,799         $ 6.48
                                                  ===========        =======

(1) Includes 16,683,962 stock options which have been cancelled and reissued.

   For various price ranges, weighted average characteristics of outstanding stock options at March 3, 2001 were as follows:


                                             Outstanding Options                Exercisable Options
                                   ----------------------------------------    ---------------------
                                      Number
                                    Outstanding                    Weighted                 Weighted
Range of exercise prices               as of         Remaining     Average                  Average
------------------------           March 3, 2001   life (years)     Price       Shares       Price
                                   -------------   ------------    --------   ----------    --------
$ 2.7500 to $ 2.7500                16,683,962         9.04        $ 2.7500    4,053,041    $ 2.7500
$ 3.0000 to $ 3.9375                 1,221,500         9.79        $ 3.4217           --          --
$ 4.0500 to $ 4.0500                20,142,000         9.95        $ 4.0500           --          --
$ 4.0625 to $ 8.9125                 6,280,788         8.52        $ 5.6437    1,999,813    $ 5.7054
$ 8.9150 to $ 16.9375                5,689,574         4.05        $13.5048    5,689,574    $13.5048
$18.2500 to $ 44.6875                2,940,475         7.39        $28.7612    1,518,475    $29.3870
$45.5625 to $ 45.5625                    3,000         7.76        $45.5625        1,500    $45.5625
$47.5000 to $ 47.5000                  220,000         7.87        $47.5000      127,500    $47.5000
$48.5625 to $ 48.5625                   13,000         7.84        $48.5625        6,500    $48.5625
$48.8125 to $ 48.8125                    2,500         7.85        $48.8125        1,250    $48.8125
                                    ----------                                ----------
$2.7500 to $ 48.8125                53,196,799         8.70        $ 6.4824   13,397,653    $11.2346
                                    ==========         ====        ========   ==========    ========


   In November 2000, the Company reduced the exercise price of 16,683,962 stock options issued after December 4, 1999 to $2.75 per share, which represents fair market value of a share of common stock on the date of the repricing. In connection with the repricing, the Company recognizes compensation expense for these options using variable plan accounting. Under variable plan accounting, the Company recognizes compensation expense over the option vesting period. In addition, subsequent changes in the market value of the Company's common stock during the option period, or until exercised, will generate changes in the

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

17. Stock Option and Stock Award Plans -- (Continued)

compensation expense recognized on the repriced options. The Company recognized expense of approximately $33,500 during fiscal 2001 related to the repriced options.

   The Company adopted SFAS No.123, "Accounting for Stock-Based Compensation," issued in October 1995. In accordance with the provisions of SFAS No. 123, the Company applies APB Opinion 25 and related interpretations in accounting for its stock option plans and, accordingly, does not recognize compensation cost. The pro forma impact on net loss and per share amounts are reported below as if the Company had elected to recognize compensation cost based upon the fair value of the options granted at the grant date as prescribed by SFAS No. 123 is outlined below:


                                                         March 3,     February 26,    February 27,
                                                           2001           2000            1999
                                                        -----------   ------------    ------------
Net loss............................................    $(1,589,224)   $(1,133,043)    $(461,522)
Pro forma additional compensation expense under fair
  value method......................................        (46,842)       (22,464)      (10,463)
                                                        -----------    -----------     ---------
Pro forma net loss..................................     (1,636,066)    (1,155,507)     (471,985)
Accretion of redeemable preferred stock.............             --            (97)           --
Preferred stock conversion reset....................       (160,915)            --            --
Dividends on preferred stock........................        (25,724)       (10,110)         (627)
                                                        -----------    -----------     ---------
Pro forma net loss attributable to common
  stockholders......................................    $(1,822,705)   $(1,165,714)    $(472,612)
                                                        ===========    ===========     =========
Pro forma basic and diluted loss per share..........    $     (5.80)   $     (4.50)    $   (1.83)
                                                        ===========    ===========     =========


   The pro forma amounts only take into account the options issued since March 5, 1995. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:


                                                2001        2000         1999
                                             ---------    ---------   ---------
Expected stock price volatility ..........       67.2%        58.0%       30.7%
Expected dividend yield ..................        0.0%         0.0%        1.0%
Risk-free interest rate ..................       6.25%         6.3%        5.6%
Expected life of options .................   2.8 years    4.2 years   6.7 years


   The average fair value of each option granted during fiscal 2001, 2000 and 1999 was $1.91, $4.09 and $12.36, respectively.

 Restricted Stock
   In December 1999, certain executive officers received restricted stock grants of 1,000,000 shares. The Company recorded these grants at a fair value on the date of the grant of $8,250. During fiscal 2000, the Company also made tax payments on behalf of the executives to help defray the tax effects of the grants to the executives. Under the restricted stock agreement, the restrictions placed on the shares lapse in equal monthly installments over the period from December 1999 to November 2002. However, in most circumstances the executive would only have to provide one year of service to the Company to earn the total number of shares. Accordingly, the Company is amortizing the cost of the stock grant over one year.

   In fiscal 2001, restricted stock grants of 4,004,000 shares were awarded to key employees under plans approved by the stockholders. Shares vest in installments up to three years and unvested shares are forfeited upon termination of employment. The Company recorded the issuances at fair value on the date of grant of $22,797.

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

17. Stock Option and Stock Award Plans -- (Continued)

   Compensation expense related to all restricted stock grants is being recorded over a one to three year vesting period of these grants. For the years ended March 3, 2001 and February 26, 2000, the Company recognized expense of $12,387 and $2,062 related to restricted share awards. The unearned compensation associated with these restricted stock shares was $16,598. This amount is included in stockholders equity as a component of deferred compensation.

 Stock Appreciation Units
   The Company has issued stock appreciation units to various members of field management. The grant price for each unit is the closing price of the Company's common stock on the date of grant. The units vest four years from the date of grant. For each outstanding unit, the Company is obligated to pay out the difference between the grant price and the average market price of one share of the Company's common stock for the last twenty trading days before the vesting date. The payment may be in cash or shares, at the discretion of the Company; however, the Company has historically made cash payments. The Company's obligations under the stock appreciation units are remeasured at each balance sheet date and amortized to compensation expense over the vesting period.

   At March 3, 2001 and February 26, 2000, there were 5.7 million and 7.0 million stock appreciation rights units outstanding, respectively. Grant prices for units outstanding at March 3, 2001 ranged from $5.38 to $48.56 per unit. Amounts charged or (credited) to expense relating to the stock appreciation rights units for fiscal 2001, 2000 and 1999 were $(407), $(45,500), $32,200, respectively.

18. Retirement Plans
   The Company and its subsidiaries have numerous retirement plans covering salaried employees and certain hourly employees. The retirement plans include a profit sharing retirement plan and other defined contribution plans. Contributions for the profit sharing plan are a discretionary percent of each covered employee's salary, as determined by the Board of Directors based on the Company's profitability. Total expenses recognized for the profit sharing plan were $5,350 in 2001, $9,945 in 2000, and $6,091 in 1999. Employer
contributions for other defined contribution plans are generally based upon a percentage of employee contributions or, in the case of certain executive officers, in accordance with employment agreements. The expenses recognized for these plans were $9,141 in 2001, $7,925 in 2000, and $7,779 in 1999. There
are also several defined benefit plans that require benefits to be paid to eligible employees based upon years of service with the Company or formulas applied to their compensation. The Company's funding policy is to contribute the minimum required by the Employee Retirement Income Security Act of 1974.

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

18. Retirement Plans -- (Continued)

   Net periodic pension cost for the defined benefit plans includes the following components:


                                                Defined Benefit Pension        Nonqualified Executive
                                                         Plans                    Retirement Plan
                                             ----------------------------    --------------------------
                                               2001      2000       1999      2001      2000      1999
                                             -------    -------   -------    ------   -------    ------
Service cost .............................   $ 4,004    $ 4,441   $ 5,034    $  908   $   671    $  514
Interest cost ............................     4,248      4,166     3,935     2,642     1,497     1,424
Expected return on plan assets ...........    (6,896)    (5,723)   (4,936)       --        --        --
Amortization of unrecognized net
  transition (asset)/obligation...........      (160)      (160)     (160)    1,162     1,163     1,163
Amortization of unrecognized prior
  service cost............................       346        376       473        --        --        --
Amortization of unrecognized net gain ....    (2,202)      (226)     (202)     (193)       --        --
Change due to plan amendment                      --         --        --        --    18,891        --
                                             -------    -------   -------    ------   -------    ------
Net pension (credit) expense .............   $  (660)   $ 2,874   $ 4,144    $4,519   $22,222    $3,101
                                             =======    =======   =======    ======   =======    ======


   The table below sets forth a reconciliation from the beginning of the year for both the benefit obligation and plan assets of the Company's retirement and health benefits plans, as well as the funded status and amounts recognized in the Company's balance sheet as of March 3, 2001 and February 26, 2000:

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

18. Retirement Plans -- (Continued)



                                                                                Nonqualified
                                                       Defined Benefit           Executive
                                                        Pension Plans         Retirement Plan
                                                      ------------------    --------------------
                                                       2001       2000        2001        2000
                                                      -------   --------    ---------   --------
Change in benefit obligations:
 Benefit obligation at end of prior year .........    $58,791   $ 62,885    $  34,691   $ 21,891
 Service cost ....................................      4,004      4,441          908        671
 Interest cost ...................................      4,248      4,166        2,642      1,497
 Distributions ...................................     (5,349)    (9,728)      (1,429)    (1,224)
 Change due to change in assumptions .............      1,431     (4,580)       1,006     (1,281)
 Change due to plan amendment ....................         --        187           --     18,891
 Actuarial (gain) or loss ........................      1,794      1,420       (6,179)    (5,754)
                                                      -------   --------    ---------   --------
Benefit obligation at end of year.................    $64,919   $ 58,791    $  31,639   $ 34,691
                                                      =======   ========    =========   ========
Change in plan assets:
 Fair value of plan assets at beginning of year ..    $81,718   $ 71,686    $      --   $     --
 Employer contributions ..........................      4,211      4,213        1,429      1,224
 Actual return on plan assets ....................     (7,959)    18,671           --         --
 Adjustment for fair value at 3/1/2000 ...........      5,932         --           --         --
 Distributions (including assumed expenses) ......     (6,392)   (10,485)      (1,429)    (1,224)
                                                      -------   --------    ---------   --------
Fair value of plan assets at end of year..........    $77,510   $ 84,085    $      --   $     --
                                                      =======   ========    =========   ========
Funded status.....................................    $12,591   $ 25,294    $ (31,639)  $(34,691)
Unrecognized net gain.............................     (5,723)   (22,493)     (10,952)    (5,972)
Unrecognized prior service cost...................      1,463      1,808           --         --
Unrecognized net transition (asset) or obligation.       (179)      (339)      11,628     12,790
                                                      -------   --------    ---------   --------
Prepaid or (accrued) pension cost recognized......    $ 8,152   $  4,270    $ (30,963)  $(27,873)
                                                      =======   ========    =========   ========
Amounts recognized in consolidated balance sheets
  consisted of:
 Prepaid (accrued) pension cost ..................    $ 9,009   $  4,796    $(30,963)   $(27,873)
 Adjustment to recognize additional minimum
   liability......................................       (622)        --           --         --
 Accrued pension liability .......................       (857)      (526)          --         --
 Accumulated other comprehensive income ..........        622         --           --         --
                                                      -------   --------    ---------   --------
Net amount recognized.............................    $ 8,152   $  4,270    $ (30,963)  $(27,873)
                                                      =======   ========    =========   ========


   The amounts recognized in the accompanying consolidated balance sheets as of March 3, 2001 and February 26, 2000 are as follows:

                                                                                  Nonqualified
                                                            Defined Benefit         Executive
                                                             Pension Plans       Retirement Plan
                                                            ---------------    -------------------
                                                            2001      2000      2001        2000
                                                           ------    ------   --------    --------
      Accrued benefit liability.........................   $ (857)   $ (526)  $(30,963)   $(27,873)
      Prepaid pension cost..............................    9,009     4,796         --          --
                                                           ------    ------   --------    --------
      Net amount recognized.............................   $8,152    $4,270   $(30,963)   $(27,873)
                                                           ======    ======   ========    ========


   The accumulated benefit obligation and fair value of plan assets for the defined benefit pension plans with plan assets in excess of accumulated benefit obligations were $56,272 and $69,873, respectively, as of March 3, 2001, and $58,791 and $84,085, respectively, as of February 26, 2000.

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

18. Retirement Plans -- (Continued)

   The significant actuarial assumptions used for all defined benefit pension plans were as follows:


                                                                       Nonqualified
                                               Defined Benefit           Executive
                                                Pension Plans         Retirement Plan
                                             -------------------    -------------------
                                             2001    2000   1999    2001   2000    1999
                                             ----    ----   ----    ----   ----    ----
Discount rate ............................   7.00    7.25   6.75    7.50   7.83    6.95
Rate of increase in future compensation
  levels..................................   4.50    4.50   4.75    3.00   3.00    3.00
Expected long-term rate of return on plan
  assets..................................   9.00    9.00   9.00    9.00   9.00    9.00


19. Commitments, Contingencies and Guarantees
   This Company is party to numerous legal proceedings, as discussed below. The Company has charged $232,778 and $7,916 to expense for the years ended
February 26, 2000, and February 27, 1999, respectively, for various pending and actual claims, litigation, and assessments based upon its determination of its material, estimable and probable liabilities in regard to the portion of these claims, lawsuits, and assessments not covered by insurance. Based upon changes in estimates in fiscal 2001 relating primarily to resolution of insurance coverage disputes, the Company credited selling, general and administrative expenses by $19,625.

 Federal investigations
   There are currently pending federal governmental investigations, both civil and criminal, by the SEC and the United States Attorney, involving the Company's financial reporting and other matters. Management is cooperating fully with the SEC and the United States Attorney.

   The U.S. Department of Labor has commenced an investigation of matters relating to the Company's employee benefit plans, including the Company's principal 401(k) plan, which permitted employees to purchase the Company's common stock. Purchases of the Company's common stock under the plan were suspended in October 1999. In January 2001, the Company appointed an independent trustee to represent the interests of these plans in relation to the Company and to investigate possible claims the plans may have against the Company. Both the independent trustee and the Department of Labor have asserted that the plans may have claims against the Company. The investigations, with which management is cooperating fully, are ongoing and the Company cannot predict their outcomes. In addition, a purported class action lawsuit on behalf of the plans and their participants has been filed by a participant in the plans in the United States District in the Eastern District of Pennsylvania.

   These investigations are ongoing, and the Company cannot predict their outcomes. If the Company were convicted of any crime, certain contracts and licenses that are material to the Company's operations may be revoked, which would have a material adverse effect on the Company's results of operations and financial condition. In addition, substantial penalties, damages or other monetary remedies assessed against the Company could also have a material adverse effect on the Company's results of operations, financial condition and cash flows.

 Stockholder litigation
   The Company, its former chief executive officer Martin Grass, its former president Timothy Noonan, its former chief financial officer Frank Bergonzi, and its former auditor KPMG LLP, have been sued in a number of actions, most of which purport to be class actions, brought on behalf of stockholders who purchased the Company's securities on the open market between May 2, 1997 and November 10, 1999. All of these cases have been consolidated in the U.S. District Court for the Eastern District of Pennsylvania. On November 9, 2000, the Company announced that it had reached an agreement to settle the consolidated securities class action lawsuits pending against the Company in the U.S. District Court for the Eastern District of Pennsylvania and the derivative lawsuits pending there and in the U.S. District Court of Delaware. Under the agreement, which has been submitted to the U.S. District Court for the Eastern District of Pennsylvania

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

19. Commitments, Contingencies and Guarantees -- (Continued)

for approval, the Company will pay $45 million in cash, which will be fully funded by the Company's officers' and directors' liability insurance, and issue shares of common stock in 2002. The shares will be valued over a 10 day trading period in January 2002. If the value determined is at least $7.75 per share, the Company will issue 20 million shares. If the value determined is less than $7.75 per share, the Company has the option to deliver any combination of common stock, cash and short-term notes, with a total value of $155 million. As additional consideration for the settlement, the Company has assigned to the plaintiffs all of the Company's claims against the above named executives and KPMG LLP. Several members of the class have elected to "opt-out" of the class and, as a result, if the settlement is approved by the court, they will be free to individually pursue their claims. Management believes that their claims, individually and in the aggregate, are not material.

   In fiscal year 2000, the Company recorded a charge of $175,000 for this case. As a result of the agreement to settle reached in fiscal 2001 and resolution of insurance coverage disputes, the Company recorded $20,000 as a credit to selling, general and administrative expense.

 Drug pricing and reimbursement matters
   On October 5, 2000, the Company settled, for an immaterial amount, and without admitting any violation of the law, the lawsuit filed by the Florida Attorney General alleging that the Company's non-uniform pricing policy for cash prescription purchases was unlawful under Florida law.

   The filing of the complaint by the Florida Attorney General, and the Company's press release issued in conjunction therewith, precipitated the filing of a purported federal class action in California and several purported state class actions, all of which (other than those pending in New York that were filed on October 5, 1999 and those pending in California that were filed on January 3, 2000) have been dismissed. A motion to dismiss the action in New York is currently pending. Management believes that the remaining lawsuits are without merit under applicable state consumer protection laws. As a result, the Company intends to continue to vigorously defend them and the Company does not anticipate, that if fully adjudicated, they will result in an award of damages. However, such outcomes cannot be assured and a ruling against the Company could have a material adverse effect on the financial position and results of operations of the Company, as well as necessitate substantial additional expenditures to cover legal costs as the Company pursues all available defenses.

   The Company is being investigated by multiple state attorneys general for reimbursement practices relating to partially-filled prescriptions and fully-filled prescriptions that are not picked up by ordering customers. The Company is supplying similar information with respect to these matters to the Department of Justice. Management believes that these investigations are similar to investigations which were, and are being, undertaken with respect to the practices of others in the retail drug industry. Management also believes that existing policies and procedures fully comply with the requirements of applicable law and intend to fully cooperate with these investigations. Management cannot, however, predict their outcomes at this time. An individual, acting on behalf of the United States of America, has filed a lawsuit in the United States District Court for the Eastern District of Pennsylvania under the Federal False Claims Act alleging that the Company defrauded federal health care plans by failing to appropriately issue refunds for partially filled prescriptions and prescriptions which were not picked up by customers. The Department of Justice has not decided whether to join this lawsuit, as is its right under the law; its investigation is continuing. The Company has filed a motion to dismiss the complaint for failure to state a claim.

   If any of these cases result in a substantial monetary judgment against the Company or is settled on unfavorable terms, the Company's results of operations, financial position, and cash flows could be materially adversely affected.

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

19. Commitments, Contingencies and Guarantees -- (Continued)

 Store Management Overtime Litigation
   The Company is a defendant in a class action pending in the California Superior Court in San Diego with three subclasses, comprised of California store managers, assistant managers and managers-in-training. The plaintiffs seek back pay for overtime not paid to them and injunctive relief to require the Company to treat store management as non-exempt. They allege that the Company decided to minimize labor costs by causing managers, assistant managers and managers-in-training to perform the duties and functions of associates for in excess of forty hours per week without paying them overtime. Management believes that in-store management were and are properly classified as exempt from the overtime provisions of California law. The Company has filed a motion to decertify the class, which is currently pending. The Company's results of operations and financial position could be materially adversely affected by an adverse judgment in this matter.

 Other
   The Company is subject from time to time to lawsuits arising in the ordinary course of business. In the opinion of management, these matters are adequately covered by insurance or, if not so covered, are without merit or are of such nature or involve amounts that would not have a material adverse effect on the Company's financial condition, results of operations, or cash flows if decided adversely.

 Vendor Arrangements
   As of March 3, 2001, the Company had outstanding commitments to purchase $7,500 of merchandise inventory per year from a vendor for use in the normal course of business through fiscal 2005.

 Employment Agreements
   Employment agreements with executive officers and others contain change in control provisions that entitle them to receive two or three times the sum of their annual base salary and annual target bonus amount and provide for full vesting in all outstanding stock options and immediate renewal of restrictions on stock awards. In the event of change in control, certain executive officers also receive the total amount of contributions that would have been made to the special deferred compensation plan if they had been employed through the end of their employment contract.

   On May 7, 2001, the Company amended the employment agreements of two executive officers to provide for the payment, subject to certain conditions, of bonuses representing the difference between the amount called for under their severance agreements from a former employer and the amount they actually receive up to $6,647. The bonuses are payable on January 5, 2002 and will be reduced, and if fully paid are repayable, to the extent of each executives's recovery of severance due from a former employer.

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

20. Supplementary Cash Flow Data



                                                                            Year Ended
                                                      ------------------------------------------------------
                                                      March 3, 2001   February 26, 2000    February 27, 1999
                                                      -------------   -----------------    -----------------
Cash paid for interest (net of capitalized
  amounts of $1,836, $5,292 and $7,069)...........      $543,343           $501,813            $259,100
                                                        ========           ========            ========
Cash paid for (refunds from) income taxes.........      $(88,078)          $    981            $ 47,667
                                                        ========           ========            ========
Notes received in connection with the disposition
  of discontinued operations......................      $200,000           $     --            $     --
                                                        ========           ========            ========
Stock received in connection with the disposition
  of discontinued operations......................      $231,000           $     --            $     --
                                                        ========           ========            ========
Change in market value of the stock received in
  connection with the disposition of discontinued
  operations......................................      $ 51,031           $     --            $     --
                                                        ========           ========            ========
Conversion of debt to common stock................      $597,332           $     --            $     --
                                                        ========           ========            ========
10.50% notes due 2002 issued in exchange for
  5.50% fixed rate senior notes due 2000 and 6.70%
  notes due 2001..................................      $467,500           $     --            $     --
                                                        ========           ========            ========
Exchange of preferred shares......................      $     --           $300,000            $     --
                                                        ========           ========            ========


21. Related Party Transactions
   Included in accounts receivable at March 3, 2001 and February 26, 2000 were receivables from related parties of $3,456, and $2,982, respectively, including employee loans. Included in accounts payable of March 3, 2001 and February 26, 2000 were payables from related parties of $421 and $3,475, respectively.

   During fiscal 2001, 2000 and 1999, the Company sold merchandise totaling $65,259, $16,280 and $6,225, respectively, to drugstore.com (or drugstore.com customers) and Diversified Prescription Delivery, LLC, equity-method investees. During fiscal 2000 and 1999, the Company purchased equipment totaling $26,115 and $27,119, respectively, from Stores Automated Systems, Inc., an equity-method investee. As of February 26, 2001, the Company had divested of its interest in Store Automated Systems, Inc. Therefore, purchases from Store Automated Systems, Inc. in fiscal 2001 are not considered related party purchases.

   In fiscal 2000 and 1999, the Company purchased $8,814 and $9,430, respectively, of product from a manufacturer of private label over the counter medications in which a director held an ownership interest until May 31, 1999. The Company leases for $154 per year a 43,920 square foot storage space in a warehouse in Camp Hill, Pennsylvania, from a partnership in which a former director has a 50% interest.

   The Company formerly operated an 8,000 square-foot store in a shopping center in which the former Chairman of the Board and Chief Executive Officer, has a 50% ownership interest. The rent paid by the Company was $96 per year. In February 1999, the lease was cancelled and the Company was released from its obligation to pay over $300 in remaining lease commitments.

   Beginning in January 1999, the Company leased for $188 per year a 10,750 square-foot store in Sinking Springs, Pennsylvania, which it leases from a relative of the former Chairman of the Board and Chief Executive Officer. The Company leases a 5,000 square-foot store in Mt. Carmel, Pennsylvania, from a partnership in which the former Chairman of the Board and Chief Executive Officer is or was a partner. The rent is $39 per year.

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

21. Related Party Transactions -- (Continued)

   The Company paid Leonard Green & Partners L.P. (a) a $3,000 fee for service provided in connection with its preferred stock investment in October 1999 and reimbursed $240 of its out-of-pocket expenses; (b) a $3,000 fee for services provided in connection with the financial restructuring transactions which the Company completed in June 2000 and reimbursed its out-of-pocket expenses, and
(c) a $2,500 fee for services provided in connection with the sale of PCS Health Services, Inc. In October 1999, the Company agreed to pay Leonard Green & Partners L.P. an annual fee of $1,000 for its consulting services. This fee was increased to $1,500 at the time of the June 2000 restructuring transactions. The consulting agreement also provides for the reimbursement of out-of-pocket expenses incurred by Leonard Green & Partners L.P. The Company has agreed to register the common stock issuable upon conversion of the series B preferred stock and to pay all expenses and fees (other than underwriting discounts and commission) related to any registration.

   The law firm of Skadden, Arps, Slate, Meagher & Flom LLP provides legal services to the Company. A director of the Company is a partner of that law firm. Fees paid by the Company to Skadden, Arps, Slate, Meagher & Flom LLP did not exceed five percent of the firm's gross revenues for its fiscal year.

22. Interim Financial Results (Unaudited)


                                                        Fiscal Year 2001 (53 Weeks)
                                     -----------------------------------------------------------------
                                       First        Second        Third        Fourth
                                      Quarter       Quarter      Quarter       Quarter        Year
                                     ----------   ----------    ----------   ----------    -----------
Revenues.........................    $3,442,186   $3,439,469    $3,531,691   $4,103,519    $14,516,865
Costs and expenses excluding
  store closing and impairment
  charges........................     3,685,301    3,776,210     3,677,367    4,272,716     15,411,594
Store closing and impairment
  charges........................        15,879       88,292        95,571      188,336        388,078
                                     ----------   ----------    ----------   ----------    -----------
Income (loss) from continuing
  operations before taxes........      (258,994)    (425,033)     (241,247)    (357,533)    (1,282,807)
Income tax expense...............       144,382           --            --        4,575        148,957
                                     ----------   ----------    ----------   ----------    -----------
Income (loss) from continuing
  operations.....................      (403,376)    (425,033)     (241,247)    (362,108)    (1,431,764)
Income (loss) from discontinued
  operations, net of tax.........        11,335           --            --           --         11,335
Loss on disposal of discontinued
  operations, net of tax.........      (303,330)    (31,433)       135,534       30,434       (168,795)
                                     ----------   ----------    ----------   ----------    -----------
Net loss.........................    $ (695,371)  $ (456,466)   $ (105,713)  $ (331,674)   $(1,589,224)
                                     ==========   ==========    ==========   ==========    ===========
Basic and diluted earnings (loss)
  per share:
Loss from continuing operations..    $    (1.57)  $    (1.87)   $    (0.74)  $    (1.07)   $     (5.15)
Income (loss) from discontinued
  operations.....................         (1.12)       (0.10)         0.40         0.09          (0.50)
                                     ----------   ----------    ----------   ----------    -----------
Net loss.........................    $    (2.69)  $    (1.97)   $    (0.34)  $    (0.98)   $     (5.65)
                                     ==========   ==========    ==========   ==========    ===========

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

22. Interim Financial Results (Unaudited) -- (Continued)



                                                            Fiscal Year 2000 (52 Weeks)
                                         -----------------------------------------------------------------
                                            First        Second        Third        Fourth
                                           Quarter      Quarter       Quarter      Quarter         Year
                                         ----------    ----------   ----------    ----------   -----------
Revenues .............................   $3,354,621    $3,203,964   $3,279,138    $3,501,224   $13,338,947
Costs and expenses excluding store
 closing and impairment charges ......    3,339,205     3,313,458    3,480,935     4,189,197    14,322,795
Store closing and impairment charges .       24,490        53,188       30,601        31,169       139,448
                                         ----------    ----------   ----------    ----------   -----------
Income (loss) from continuing
  operations before taxes and
  cumulative effect of change in
  accounting method...................       (9,074)     (162,682)    (232,398)     (719,142)   (1,123,296)
Income tax expense (benefit) .........      (28,959)       (8,280)      17,403        11,461        (8,375)
                                         ----------    ----------   ----------    ----------   -----------
Income (loss) from continuing
  operations before cumulative effect
  of change in accounting method, net.       19,885      (154,402)    (249,801)     (730,603)   (1,114,921)
Income (loss) from discontinued
  operations, net of tax..............        3,345         4,247           (4)        1,590         9,178
Cumulative effect of change in
  accounting method, net of tax.......      (27,300)           --           --            --       (27,300)
                                         ----------    ----------   ----------    ----------   -----------
Net loss .............................   $   (4,070)   $ (150,155)  $ (249,805)   $ (729,013)  $(1,133,043)
                                         ==========    ==========   ==========    ==========   ===========
Basic and diluted earnings (loss) per
  share:
Loss from continuing operations ......   $     0.08    $    (0.60)  $    (1.00)   $    (2.82)  $     (4.34)
Income (loss) from discontinued
  operations..........................         0.01          0.02           --          0.01          0.04
Cumulative effect of change in
  accounting method...................        (0.11)           --           --            --         (0.11)
                                         ----------    ----------   ----------    ----------   -----------
Net loss .............................   $    (0.02)   $    (0.58)  $    (1.00)   $    (2.81)  $     (4.41)
                                         ==========    ==========   ==========    ==========   ===========


   Certain reclassifications have been made to the previously issued quarterly amounts to conform to fiscal 2001 year end classifications.

   During the third and fourth quarters of fiscal 2000, the Company incurred significant non-recurring charges. These included charges of $232,800 for litigation expenses, $63,300 for debt restructuring, $67,600 for sale of discontinued merchandise, and $49,800 for markdowns at retail stores.

   During the third quarter of fiscal 2001, the Company recorded a $20,000 credit for resolution of insurance coverage disputes and $20,000 credit for the reversal of previously amortized cost of issuance related to financings resulting from a contract settlement.

   During the fourth quarter of fiscal 2001 (the 14 week quarter), the Company incurred $188,336 of store closing and impairment charges and $33,500 of expense related to stock options under variable accounting plans.

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

23. Financial Instruments

   The carrying amounts and fair values of financial instruments at March 3, 2001 and February 26, 2000 are listed as follows:


                                                               2001                       2000
                                                      -----------------------    -----------------------
                                                       Carrying       Fair        Carrying       Fair
                                                        Amount        Value        Amount        Value
                                                      ----------   ----------    ----------   ----------
Variable rate indebtedness........................    $1,219,785   $1,219,785    $2,480,495   $2,480,495
Fixed rate indebtedness...........................     3,574,763    2,824,904     2,984,238    1,959,252
Note receivable...................................        37,041       37,962        32,889       36,102
AdvancePCS securities.............................       491,198      491,198            --           --
Interest rate swaps...............................            --      (29,000)           --           --


   Cash, trade receivables and trade payables are carried at market value, which approximates their fair values due to the short-term maturity of these instruments.

   The following methods and assumptions were used in estimating fair value disclosures for financial instruments:

 Commercial paper and LIBOR-based borrowings under credit facilities:
   The carrying amounts for commercial paper indebtedness and interest rate swaps and LIBOR-based borrowings under the credit facilities, term loans and term notes approximate their fair values due to the short-term nature of the obligations and the variable interest rates.

 Long-term indebtedness and interest rate swaps:
   The fair values of long-term indebtedness and interest rate swaps are estimated based on the quoted market prices of the financial instruments. If quoted market prices were not available, the Company estimated the fair value based on the quoted market price of a financial instrument with similar characteristics or based on the present value of estimated future cash flows using a discount rate on similar long-term indebtedness issued by the Company.

 Note receivable:
   The fair value of the fixed-rate note receivable was determined using the present value of projected cash flows, discounted at a market rate of interest for similar instruments.

 AdvancePCS Securities:
   The fair value of AdvancePCS securities are estimated based on the quoted market prices of the financial instruments.

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

24. Discontinued Operations

   On October 2, 2000, the Company sold its wholly owned subsidiary, PCS Health Systems Inc., to Advance Paradigm, Inc. (now known as AdvancePCS). The proceeds from the sale of PCS consisted of $710,557 in cash, $200,000 in principal amount of AdvancePCS's unsecured 11% senior subordinated notes and equity securities of AdvancePCS.

   PCS is reported as a discontinued operation for all periods presented in the accompanying financial statements and the operating results of PCS through October 2, 2000, the date of sale, are reflected separately from the results of continuing operations. The loss on the disposal of PCS is $168,795. This loss includes net operating results of PCS from July 12, 2000 to October 2, 2000, transaction expenses, the final settlement of the purchase price between the Company and AdvancePCS and the fair value of the non-cash consideration received.

   As a result of the sale, the Company recorded an increase to the tax valuation allowance and income tax expense of $146,917 for the year ended March 3, 2001.

   Summarized operating results and net loss of PCS for thirty-one weeks ended October 2, 2000 and the years ended February 26, 2000, and February 27, 1999 were as follows:


                                                                                       Year Ended
                                                                               ---------------------------
                                                        Thirty-One Weeks      February 26,    February 27,
                                                      Ended October 2, 2000       2000            1999
                                                      ---------------------   ------------    ------------
Net sales.........................................          $ 779,748          $1,342,495      $ 344,448
Income (loss) from operations before income tax
  expense.........................................             25,181              40,081        (18,748)
Income tax expense (benefit)......................             13,846              30,903         (5,925)
                                                            ---------          ----------      ---------
Income (loss) from discontinued operations........             11,335               9,178        (12,823)
Loss on disposal before income tax benefit........           (169,529)                 --             --
Income tax benefit................................                734                  --             --
                                                            ---------          ----------      ---------
Loss on disposal..................................           (168,795)                 --             --
                                                            ---------          ----------      ---------
Total income (loss) from discontinued operations..          $(157,460)         $    9,178      $(12,823)
                                                            =========          ==========      =========


                                                                        February 26, 2000
                                                                        -----------------
         Net current liabilities:
          Cash and cash equivalents.................................       $    4,843
          Accounts and other receivables, net.......................          614,432
          Other currents assets.....................................           42,707
          Claims and rebates payable................................         (924,951)
          Other current liabilities.................................         (127,084)
                                                                           ----------
                                                                           $ (390,053)
                                                                           ----------
         Net non-current assets:
          Property and equipment, net...............................       $  147,733
          Goodwill and intangibles, net.............................        1,816,221
          Noncurrent liabilities....................................         (220,126)
                                                                           ----------
                                                                           $1,743,828
                                                                           ==========


 Acquisition of Discontinued Operations
   On January 22, 1999, the Company purchased PCS for $1.5 billion, of which $1.3 billion was financed using commercial paper and $200 million was paid in cash. The PCS acquisition was accounted for using the

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

24. Discontinued Operations -- (Continued)

purchase method. In accordance with APB Opinion No. 16, the Company recorded the assets and liabilities of PCS at the date of acquisition at their fair values. The excess of the cost of PCS over the fair value of the acquired assets and liabilities of $1,286,089 was recorded as goodwill.

 Intangible Assets of Discontinued Operations

                                                                        February 26, 2000
                                                                        -----------------
         Goodwill...................................................       $1,298,520
         Prescription files and customer lists......................          434,100
         Trade name.................................................          113,100
         Internally developed software..............................           21,900
         Assembled workforce........................................           13,400
                                                                           ----------
                                                                            1,881,020
         Accumulated amortization...................................          (64,799)
                                                                           ----------
                                                                           $1,816,221
                                                                           ==========


   At acquisition, the Company determined that the estimated useful life of the goodwill recorded with the PCS acquisition was primarily indeterminate and likely exceeded 40 years. This estimate was based upon a review of the anticipated future cash flows and other factors the Company considered in determining the amount that it was willing to incur for the purchase of PCS. Additionally, management found no persuasive evidence that any material portion of these intangible assets would be depleted in less than 40 years. Accordingly, the Company amortized goodwill over the maximum allowable period of 40 years on a straight-line basis.

   The value of the PCS trade name was amortized over its estimated useful life of 40 years. The value of the customer base and pharmacy network acquired in the purchase of PCS was amortized over their estimated lives of 30 years. The value of assembled workforce and internally developed software acquired was amortized over their useful lives of six and five years, respectively.

 Impairment of Long-Lived Assets
   Long-lived assets of PCS consist principally of intangibles. The Company compared the estimates of future undiscounted cash flows of its service lines to which the intangibles relate to the carrying amount of those intangibles to determine if impairment occurred. Long-lived assets and certain identifiable intangibles to be disposed of, whether by sale or abandonment, were reported at the lower of carrying amount or fair value less cost to sell.

 Revenue Recognition of Discontinued Operations
   Revenues were recognized from claims processing fees when the related claims were adjudicated and approved for payment. Certain of the agreements required the customers to pay a fee per covered member rather than a fee per claim. These fees were recognized monthly based upon member counts provided by the customers. Revenue from manufacturer programs were recognized when claims eligible for rebate were adjudicated by the Company. The customer portion of rebates collected was not included in revenue, and correspondingly payments of rebates to customers were not included in expenses. Mail order program revenue was recognized when prescriptions were shipped.

25. Subsequent Events
   In March 2001, the Company reduced the outstanding balances of the PCS credit facility and the PCS exchange debt by $484,104 with the net proceeds from the sale of equity securities of AdvancePCS and the repayment of AdvancePCS senior subordinated notes.

                     RITE AID CORPORATION AND SUBSIDIARIES

   For the Years Ended March 3, 2001, February 26, 2000 and February 27, 1999
              (In thousands of dollars, except per share amounts)

25. Subsequent Events -- (Continued)

   Subsequent to March 3, 2001, the Company committed to issue 77,192,000 shares of its common stock in exchange for $511,351 of debt (see Note 13).

   Subsequent to March 3, 2001, the Company committed to $149,600 private placements comprised of 26,500,000 shares of common stock.

   On May 15, 2001, the Company entered into a $1,900,000 commitment agreement with a group of banks whereby the Company and the banks would enter into a new senior secured credit facility to replace the existing Senior Credit facility. The closing of the new credit facility is subject to the satisfaction of customary closing conditions and the issuance by the Company of approximately $1,050,000 in new debt or equity securities, of which $527,000 has already been committed or arranged. The Company plans to raise the additional $523,000 by issuing equity and fixed income securities and through real estate mortgage financings. The new credit facility will be secured by inventory, accounts receivable and certain other assets of the Company. While management believes that it will be successful in completing the refinancing, there is no assurance that the refinancing transaction will be consummated.

   On May 16, 2001, the Company agreed to issue five year warrants to purchase 3,040,000 shares of common stock at $6.00 per share in connection with the exchange by a holder of $152,000 of 10.5% notes due 2002 for a like principal amount of new 12.5% notes due 2006.

26. Consummation of Refinancing (Unaudited) Subsequent to the Date of the Independent Auditors' Report

On June 27, 2001, the Company completed a major refinancing that extended the maturity dates of the majority of debt to 2005 or beyond, provided additional equity, converted a portion of debt for equity and reclassified capital leases to operating leases. Major components of the refinancing are summarized below:

   New Secured Credit Facility: A new $1.9 billion syndicated senior secured credit facility was entered into with a syndicate of banks led by Citicorp USA, Inc. as senior agent. The new facility matures on June 27, 2005 unless more than $20.0 million of our 7.625% senior notes due April 15, 2005 are outstanding on December 31, 2004, then the maturity date becomes March 15, 2005. The new facility consists of a $1.4 billion term loan facility and a $500.0 million revolving credit facility. The term loan was used to prepay various outstanding debt balances.

   The Company's ability to borrow under the senior secured credit facility is based on a specified borrowing base consisting of eligible accounts receivable and inventory. At June 30, 2001, the term loan was fully drawn except for $21.9 million available on a delayed draw basis to pay for the remaining outstanding 10.5% senior notes when they mature on September 15, 2002. The Company had no outstanding draws on the revolving credit facility at June 30, 2001 and had $403.6 million in additional available borrowing capacity under the revolving credit facility at June 30, 2001, net of outstanding letters of credit of $96.4 million.

   High Yield Notes: $150.0 million of 11.25% notes due July 1, 2008 were issued in a private placement offering. These notes are unsecured, and subordinate to secured debt.

   Debt for Debt Exchange: $152.0 million of existing 10.5% notes were exchanged for an equal amount of 12.5% notes due September 15, 2006. These notes are secured by a second priority lien on the collateral of the senior secured credit facility. In addition, holders of these notes received 3.0 million warrants to purchase shares of common stock at $6.00 per share. On June 29, 2001, the warrant holders elected to exercise these warrants.

   Tender Offer: In connection with the refinancing, the Company announced a tender offer for the 10.50% Senior Secured Notes due 2002 at a price of 103% of face value on May 24, 2001. The tender offer was closed on June 27, 2001, at which time $174,462 principal was tendered. A tender offer premium of $5,670 was incurred as a result of the transaction. Proceeds from the new senior secured credit facility were used to fund the tender offer.

   Debt for Equity Exchanges: $212.5 million of debt was exchanged for 8.9 million shares of common stock and 2.1 million shares of Series C Convertible Preferred Stock.

   Sales of Common Stock: The Company sold 80.1 million shares of common stock for net proceeds of $528.2 million

   Lease Obligations: The terms of certain real estate leases on property previously sold and leased back were restructured, thereby reducing the outstanding capital lease obligations by $848.8 million.

   Impact on Results of Operations in Fiscal 2002: As a result of the refinancing activities in fiscal 2002, the Company will: i) record an extraordinary loss on early extinguishment of debt of approximately $66,000 subject to certain valuations; ii) record an approximate loss of $133,000 on debt for equity exchanges; iii) recognize a loss of $22,000 related to the reclassification of leases; and iv) defer debt issue costs of approximately $74,000.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of the common stock being registered, all of which will be paid by the registrant. All amounts are estimates except the registration fee.

    SEC registration fee .........................................   $246,255.39
    Accounting  fees and expenses ................................   $ 50,000.00
    Legal fees and expenses ......................................   $150,000.00
    Printing fees ................................................   $ 75,000.00
    Miscellaneous ................................................   $ 25,000.00
                                                                     -----------
    Total ........................................................   $546,255.39
                                                                     ===========


Item 14. Indemnification of Directors and Officers.

   Under the Section 145 of the Delaware General Corporation Law ("DGCL"), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (i) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonable believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person in fairly and reasonable entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys' fees) actually and reasonable incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current, director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

   Article Tenth of the Company's Certificate of Incorporated and Article VII of the Company's By-laws provide for the indemnification of its directors and officers as authorized by Section 145 of the DGCL.

   The directors and officers of the Company and its subsidiaries are insured (subject to certain exceptions and deductions) against liabilities which they may incur in their capacity as such including liabilities under the Securities Act, under liability insurance policies carried by the Company.

Item 15. Recent Sales of Unregistered Securities

   o On October 27, 1999, we sold to Green Equity Investors III, L.P. 3,000,000 shares of our series A cumulative convertible pay-in-kind preferred stock at a purchase price of $100.00 per share, for an aggregate purchase price of $300.0 million. The series A preferred stock had an 8% cumulative pay-in-kind dividend paid quarterly. On December 10, 1999, Green Equity Investors III, L.P. exchanged all of its series A preferred stock for 3,000,000 shares of our series B cumulative convertible pay-in-kind preferred stock ("series B preferred stock"). The series B preferred stock has the same terms as the series A preferred stock except that the series B preferred stock votes with the holders of our common stock and each holder of series B preferred stock has one vote for each share of the common stock issuable upon conversion of the holder's series B preferred stock. The holders of our series B preferred stock are also entitled to vote separately as a class to elect two directors to our Board of Directors. Leonard I. Green and Jonathan D. Sokoloff are the series B directors. When issued, the series B preferred stock was convertible into shares of our common stock at a conversion price of $11.00 per share subject to adjustment. As a result of the exchange of our bank debt for shares of our common stock at an exchange rate of $5.50 per share, as discussed below, the conversion price for the series B preferred stock was adjusted to $5.50 per share.

   o On October 27, 1999, we issued a warrant to J.P. Morgan Ventures Corporation, an affiliate of J.P. Morgan, to purchase 2,500,000 shares of our common stock. The exercise price for the common stock is $11.00 per share, subject to certain adjustments. The warrant expires on September 23, 2002. The warrant was issued in connection with the extension and restructuring of our PCS and RCF facilities in October 1999.

   o On June 14, 2000, certain lenders, including J.P. Morgan Ventures Corporation, exchanged an aggregate of $284.8 million of their loans outstanding under the PCS credit facility, the RCF credit facility and the $300.0 million demand note into an aggregate of 51,785,434 shares of our common stock at an exchange rate of $5.50 per share.

   o On June 14, 2000, we issued $374.3 million of our 10.5% senior secured notes due 2002 in exchange for $52.5 million of our outstanding 5.5% notes due December 2000 and $321.8 million of our outstanding 6.7% notes due December 2001. We also entered into an agreement with J.P. Morgan and another financial institution under which they agreed to purchase $93.2 million of the 10.5% senior secured notes due 2002 when the 5.5% notes that remain outstanding mature in December 2000.

The series A preferred stock, the series B preferred stock, the warrant, the 10.5% senior secured notes due 2002 and our common stock issued in exchange for certain of our bank debt were issued in transactions exempt from registration in reliance on Section 4(2) of the Securities Act.

   o On June 26, 2000, holders of approximately $177.8 million principal amount of our 5.25% convertible subordinated notes due 2002 exchanged these notes for an aggregate of 17,779,000 shares of our common stock. The common stock was issued in privately negotiated transactions exempt from registration in reliance on Section 3(a)(9) of the Securities Act.

   o On November 10, 2000, holders of approximately $79.9 million principal amount of our 5.25% convertible subordinated notes due 2002 and $12.3 million principal amount of our 6.0% dealer remarketable securities due 2003 exchanged these notes for an aggregate of 9,222,200 shares of our common stock. The common stock was issued in privately negotiated transactions exempt from registration in reliance on Section 3(a)(9) of the Securities Act.

   o On January 23, 2001, a holder of approximately $5.5 million principal amount of our 6.0% senior notes due 2005 and $2.0 million principal amount of our 7.625% senior notes due 2005 exchanged these notes for an aggregate of 862,500 shares of our common stock. The common stock was issued in a privately negotiated transaction exempt from registration in reliance on Section 3(a)(9) of the Securities Act.

   o On January 26, 2001, a holder of approximately $15.0 million principal amount of our 5.25% convertible subordinated notes due 2002 exchanged these notes for an aggregate of 1,875,000 shares of our common stock. The common stock was issued in a privately negotiated transaction exempt from registration in reliance on Section 3(a)(9) of the Securities Act.

   o On January 30, 2001, holders of approximately $20.0 million principal amount of our 5.25% convertible subordinated notes due 2002 exchanged these notes for an aggregate of 2,600,000 shares of our common stock. The common stock was issued in privately negotiated transactions exempt from registration in reliance on Section 3(a)(9) of the Securities Act.

   o On March 14, 2001, holders of approximately $201.4 million principal amount of our 5.25% convertible subordinated notes due 2002 exchanged these notes for an aggregate of 29,204,160 shares of our common stock. The common stock was issued in an exchange offer exempt from registration in reliance on section 3(a)(9) of the Securities Act.

   o On March 14, 2001, holders of approximately $77.9 million principal amount of our 6.0% dealer remarketable securities due 2003 exchanged these notes for an aggregate of 12,072,175 shares of our common stock. The common stock was issued in an exchange offer exempt from registration in reliance on Section 3(a)(9) of the Securities Act.

   o On April 6, 2001, holders of approximately $3.9 million principal amount of our 5.25% convertible subordinated notes due 2002 and $2.0 million principal amount of our 6.0% dealer remarketable securities due 2003 exchanged these notes for an aggregate of 856,000 shares of our common stock. The common stock was issued in privately negotiated transactions exempt from registration in reliance on Section 3(a)(9) of the Securities Act.

   o On April 25, 2001, holders of approximately $11.0 million principal amount of our 10.5% senior secured notes due 2002 exchanged these notes for an aggregate of 1,925,000 shares of our common stock. The common stock was issued in privately negotiated transactions exempt from registration in reliance on Section 3(a)(9) of the Securities Act.

   o On April 25, 2001, holders of approximately $5.0 million principal amount of our 10.5% senior secured notes due 2002 exchanged these notes for an aggregate of 785,000 shares of our common stock. The common stock was issued in a privately negotiated transaction exempt from registration in reliance on Section 3(a)(9) of the Securities Act.

   o On May 15, 2001, a holder of $10.0 million principal amount of indebtedness under our RCF credit facility exchanged this indebtedness for an aggregate of 1,473,405 shares of our common stock. The common stock was issued in a transaction exempt from registration in reliance on
     Section 3(a)(9) of the Securities Act.

   o On May 29, 2001, holders of $5.0 million principal amount of indebtedness under our PCS credit facility and $10.0 million principal amount of indebtedness under our RCF credit facility exchanged this indebtedness for an aggregate of 2,144,936 shares of common stock. The common stock was issued in privately negotiated transactions exempt from registration in reliance on Section 3(a)(9) of the Securities Act.

   o On May 29, 2001, holders of $40 million principal amount of our 10.5% senior secured notes due 2002 exchanged this indebtedness for an aggregate of 5,831,159 shares of our common stock. The common stock was issued in privately negotiated transactions exempt from registration in reliance on Section 3(a)(9) of the Securities Act.

   o On May 31, 2001, holders of $10.0 million principal amount of indebtedness under our RCF credit facility exchanged this indebtedness for an aggregate of 1,443,814 shares of common stock. The common stock was issued in privately negotiated transactions exempt from registration in reliance on Section 3(a)(9) of the Securities Act.

   o On June 22, 2001, a holder of $38.004 million principal amount of our 10.5% senior secured notes due 2002 exchanged these notes for an aggregate of 4,681,221 shares of common stock. The common stock was issued in privately negotiated transactions exempt from registration in reliance on Section 3(a)(9) of the Securities Act.

   o On June 25, 2001, a holder of $9.825 million principal amount of our 10.5% senior secured notes due 2002 exchanged these notes for an aggregate of 1,136,108 shares of common stock. The common stock was issued in a privately negotiated transaction exempt from registration in reliance on Section 3(a)(9) of the Securities Act.

   o On June 26, 2001, holders of $9,477,794 principal amount of our PCS credit facility, $7,247,300 principal amount of indebtedness under our RCF credit facility and $15,305,000 principal amount of our 10.5% senior secured notes due 2002 exchanged this indebtedness for an aggregate of 3,615,693 shares of common stock. The common stock was issued in privately negotiated transactions exempt from registration in reliance on
     Section 3(a)(9) of the Securities Act.

   o On June 27, 2001, holders of $132,658,503.67 principal amount of indebtedness under our RCF credit facility exchanged this indebtedness for an aggregate of 2,121,677 shares of our Series C preferred stock. The preferred stock was issued in privately negotiated transactions exempt from registration in reliance on Section 3(a)(9) of the Securities Act.

   o On June 27, 2001, we issued and sold to a group of institutional investors an aggregate of 80,082,727 shares of common stock for aggregate consideration of $551,319,750. The common stock was issued in privately negotiated transactions exempt from registration in reliance on Section 4(2) of the Securities Act.

   o On June 27, 2001, holders of $152.025 million principal amount of our 10.5% senior secured notes due 2002 exchanged these notes for $152.025 principal amount of new 12.5% senior secured notes due 2006 and the issuance to such holders of common stock purchase warrants exercisable to purchase 3,000,000 shares of common stock at an exercise price of $6.00 per share. The 12.5% senior secured notes due 2006 and the common stock purchase warrants were issued in a privately negotiated transaction exempt from registration in reliance on Section 3(a)(9) of the Securities Act.

   o On June 27, 2001, we issued and sold to a group of institutional investors $150 million aggregate principal amount of new 11.25% senior secured notes due 2008. The 11.25% senior secured notes due 2008 were issued in a privately negotiated transaction exempt from registration in reliance on Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

a. Exhibits

 Exhibit                                                                                         Incorporation by
  Numbers                             Description                                                  Reference to
  -------                             -----------                                                  ------------
  3.1     Restated Certificate of Incorporation dated December 12, 1996              Exhibit 3(i) to Form 8-K filed on November 2,
                                                                                     1999

  3.2     Certificate of Amendment to the Restated Certificate of Incorporation      Exhibit 3(ii) to Form 8-K filed on November 2,
          dated October 25, 1999                                                     1999

  3.3     Series C Preferred Stock Certificate of Designation dated June 26, 2001    Filed herewith

  3.4     Certificate of Amendment to Restated Certificate of Incorporation dated    Filed herewith
          June 27, 2001

  3.5     By-laws, as amended on November 8, 2000                                    Exhibit 3.1 to Form 8-K filed on November 13,
                                                                                     2000

  4.1     Supplemental Indenture, dated as of February 3, 2000, between Rite Aid     Exhibit 4.2 to Form 8-K filed on February 7,
          Corporation and Harris Trust and Savings Bank to the Indenture, dated      2000
          September 10, 1997, between Rite Aid Corporation and Harris Trust and
          Savings Bank

  4.2     Supplemental Indenture, dated as of February 3, 2000, between Rite Aid     Exhibit 4.3 to Form 8-K filed on February 7,
          Corporation and Harris Trust and Savings Bank, to the Indenture, dated     2000
          September 22, 1998, between Rite Aid Corporation and Harris Trust and
          Savings Bank

  4.3     Supplemental Indenture, dated as of February 3, 2000, between Rite Aid     Exhibit 4.4 to Form 8-K filed on February 7,
          Corporation and Harris Trust and Savings Bank to the Indenture, dated      2000
          December 21, 1998, between Rite Aid Corporation and Harris Trust and
          Savings Bank

  4.4     Indenture, dated as of June 14, 2000, among Rite Aid Corporation, as       Exhibit 4.1 to Form 8-K filed on
          Issuer, each of the Subsidiary Guarantors named therein and State          June 21, 2000
          Street Bank and Trust Company, as Trustee

  4.5     Exchange and Registration Rights Agreement, dated as of June 14, 2000,     Exhibit 4.2 to Form 8-K filed on
          by and among Rite Aid Corporation, State Street Bank and Trust Company     June 21, 2000
          and the Holders of the 10.50% Senior Secured Notes due 2002

  4.6     Registration Rights Agreement, dated as of June 14, 2000, by and among     Exhibit 4.3 to Form 8-K filed on
          Rite Aid Corporation and the Lenders listed therein                        June 21, 2000

  4.7     Indenture, dated as of June 27, 2001, between Rite Aid Corporation, as     Filed herewith
          issuer and State Street Bank and Trust Company, as trustee, related to the Company's 12.50% Senior Secured Notes due 2006.

 Exhibit                                                                                    Incorporation by
  Numbers      Description                                                                   Reference to
  -------      -----------                                                                   ------------
 4.8      Indenture, dated as of June 27, 2001 between Rite Aid Corporation, as      Filed herewith
          issuer and BNY Midwest Trust Company, as trustee, related to the
          Company's 11 1/4% Senior Notes due 2008.

 4.9      Exchange and Registration Rights Agreement, dated as of June 27, 2001,     Filed herewith
          between Rite Aid Corporation and Salomon Smith Barney Inc., Credit
          Suisse First Boston Corporation, J.P. Morgan Securities Inc. and Fleet
          Securities, Inc., as initial purchasers, for the benefit of the holders of the Company's 11 1/4% Senior Notes due 2008.

 5        Opinion of Skadden, Arps, Slate, Meagher & Flom LLP                        To be filed by amendment

 10.1     1999 Stock Option Plan                                                     Exhibit 10.1 to Form 10-K filed on May 21,
                                                                                     2001

 10.2     2000 Omnibus Equity Plan                                                   Included in Proxy Statement dated October 24,
                                                                                     2000

 10.3     2001 Stock Option Plan                                                     Exhibit 10.3 to Form 10-K filed on May 21,
                                                                                     2001

 10.4     Registration Rights Agreement, dated as of October 27, 1999, by and        Exhibit 4.1 to Form 8-K filed on November 2,
          between Rite Aid Corporation and Green Equity Investors III, L.P.          1999

 10.5     Registration Rights Agreement, dated as of October 27, 1999, by and        Exhibit 4.2 to Form 8-K filed on November 2,
          between Rite Aid Corporation and J.P. Morgan Ventures Corporation          1999

 10.6     Warrant to purchase Common Stock, par value $1.00 per share, of Rite       Exhibit 4.3 to Form 8-K filed on November 2,
          Aid Corporation, dated October 27, 1999, issued to J.P. Morgan Ventures    1999.
          Corporation

 10.7     Employment Agreement by and between Rite Aid Corporation and Robert G.     Exhibit 10.1 to Form 8-K filed on January 18,
          Miller, dated as of December 5, 1999                                       2000


 10.8     Amendment No. 1 to Employment Agreement by and between Rite Aid            Exhibit 10.9 to Form 10-K filed on May 21,
          Corporation and Robert G. Miller, dated as of May 7, 2001                  2001

 10.9     Rite Aid Corporation Restricted Stock and Stock Option Award Agreement,    Exhibit 4.31 to Form 8-K filed on January 18,
          made as of December 5, 1999, by and between Rite Aid Corporation and       2000
          Robert G. Miller

 10.10    Employment Agreement by and between Rite Aid Corporation and Mary F.       Exhibit 10.2 to Form 8-K filed on January 18,
          Sammons, dated as of December 5, 1999                                      2000

 10.11    Amendment No. 1 to Employment Agreement by and between Rite Aid            Exhibit 10.11 to Form 10-K filed on May 21,
          Corporation and Mary F. Sammons, dated as of May 7, 2001                   2001

 Exhibit                                                                                           Incorporation by
  Numbers  Description                                                                               Reference to
  -------  -----------                                                                               ------------


 10.12    Rite Aid Corporation Restricted Stock and Stock                            Exhibit 4.32 to Form 8-K filed on January 18,
          Option Award Agreement, made as of December 5, 1999, by and between        2000
          Rite Aid Corporation and Mary F. Sammons

 10.13    Employment Agreement by and between Rite Aid Corporation and David R.      Exhibit 10.3 to Form 8-K filed on January 18,
          Jessick, dated as of December 5, 1999                                      2000


 10.14    Rite Aid Corporation Restricted Stock and Stock Option Award Agreement,    Exhibit 4.33 to Form 8-K filed on January 18,
          made as of December 5, 1999, by and between Rite Aid Corporation and       2000
          David R. Jessick

 10.15    Employment Agreement by and between Rite Aid Corporation and John T.       Exhibit 10.4 to Form 8-K filed on January 18,
          Standley, dated as of December 5, 1999                                     2000


 10.16    Rite Aid Corporation Restricted Stock and Stock Option Award Agreement,    Exhibit 4.34 to Form 8-K filed on January 18,
          made as of December 5, 1999, by and between Rite Aid Corporation and       2000
          John T. Standley

 10.17    Employment Agreement by and between Rite Aid Corporation and Elliot S.     Exhibit 10.18 to Form 10-K filed on May 21,
          Gerson, dated as of November 16, 2000                                      2001


 10.18    Employment Agreement by and between Rite Aid Corporation and Eric          Exhibit 10.19 to Form 10-K filed on May 21,
          Sorkin, dated as of April 2, 1999                                          2001

 10.19    Employment Agreement by and between Rite Aid Corporation and James         Exhibit 10.20 to Form 10-K filed on May 21,
          Mastrain, dated as of  September 27, 2000                                  2001


 10.20    Rite Aid Corporation Special Deferred Compensation Plan                    Exhibit 10.20 to Form 10-K filed on July 11,
                                                                                     2000

 10.21    Executive Separation Agreement and General Release, dated February 28,     Exhibit 10.46 to Form 10-K filed on July 11,
          2000, between Rite Aid Corporation and Timothy Noonan                      2000

 10.22    Letter Agreement, dated February 28, 2000, between Rite Aid Corporation    Exhibit 10.47 to Form 10-K filed on July 11,
          and Timothy Noonan, amending Executive Separation Agreement and General    2000
          Release, dated February 28, 2000, between Rite Aid Corporation and
          Timothy Noonan

 10.23    Equity for Bank Debt Exchange Agreement between                            Exhibit 10.45 to Form 10-K filed on May 21,
          Rite Aid Corporation, Fir Tree Value Fund, L.P., Fir Tree Institutional    2001
          Value Fund, L.P., Fir Tree Value Partners LDC and Fir Tree Recovery
          Master Fund, L.P.

 10.24    Side Letter to Equity for Bank Debt Exchange Agreement, dated April 30,    Exhibit 10.46 to Form 10-K filed on May 21,
          2001, between Rite Aid Corporation, Fir Tree Value Fund, L.P., Fir Tree    2001
          Institutional Value Fund, L.P., Fir Tree Value Partners LDC and Fir
          Tree Recovery Master Fund, L.P.

 Exhibit                                                                                        Incorporation by
  Numbers                       Description                                                       Reference to
  -------                       -----------                                                       ------------

 10.25    Employment Agreement by and between Rite Aid Corporation and               Exhibit 10.46 to Form 10-K filed on May 21,
          Christopher Hall, dated as of January 26, 2001                             2001


 10.26    Employment Agreement by and between Rite Aid Corporation and Robert B.     Exhibit 10.49 to Form 10-K filed on May 21,
          Sari, dated as of February 28, 2001                                        2001


 10.27    Registration Rights Agreement dated as of June 14, 2001 by and between     Filed herewith
          Rite Aid Corporation and Marathon Special Opportunity Fund Ltd. and
          Marathon Master Fund, Ltd.

 10.28    Registration Rights Agreement dated as of June 19 2001 by and between      Filed herewith
          Rite Aid Corporation and OZ Master Fund, Ltd. and OZF Credit
          Opportunities Master Fund, Ltd.

 10.29    Registration Rights Agreement dated as of May 24, 2001 by and between      Filed herewith
          Rite Aid Corporation and Liberty View Fund, LP, Liberty View Fund, LLC
          and Liberty View Global Volatility Fund LP

 10.30    Senior Credit Agreement, dated as of June 27, 2001 among Rite Aid          Filed herewith
          Corporation, the financial institutions party thereto, Citicorp USA,
          Inc., as senior administrative agent and as senior collateral agent, and The Chase Manhattan Bank, Credit Suisse First Boston and Fleet
          Retail Finance Inc., as syndication agents

 10.31    Senior Subsidiary Guarantee Agreement, dated as of June 27, 2001 among     Filed herewith
          the Subsidiary Guarantors (as defined therein) and Citicorp USA, Inc., as senior collateral agent.

 10.32    Senior Subsidiary Security Agreement, dated as of June 27, 2001 by the     Filed herewith
          Subsidiary Guarantors (as defined therein) in favor of the Citicorp USA
          (senior collateral agent).

 10.33    Collateral Trust and Intercreditor Agreement, dated as of June 27, 2001    Filed herewith
          among Rite Aid Corporation, the Subsidiary Guarantors (as defined therein), Wilmington Trust Company, as collateral trustee for the holders from time to time of the Second Priority Debt Obligations (as defined therein), Citicorp USA, Inc., as collateral agent for the
          Senior Secured Parties (as defined therein) under the Senior Loan
          Documents (as defined therein), Citibank USA, Inc., as agent for the
          Synthetic Lease Parties (as defined therein), State Street Bank and
          Trust Company, as trustee under the Exchange Note Indenture (as defined therein) for the holders of the Exchange Notes (as defined therein), and each other Second Priority Representative (as defined therein)
          which from time to time becomes a party thereto.

 Exhibit                                                                                        Incorporation by
  Numbers                       Description                                                       Reference to
  -------                       -----------                                                       ------------
 10.34    Second Priority Subsidiary Guarantee Agreement, dated as of June 27,       Filed herewith
          2001 among the Subsidiary Guarantors (as defined therein) and
          Wilmington Trust Company, as collateral agent.

 10.35    Second Priority Subsidiary Security Agreement, dated as of June 27,        Filed herewith
          2001 by the Subsidiary Guarantors (as defined therein) in favor of
          Wilmington Trust Company, as collateral trustee.

 10.36    Each of the Mortgages, Deeds of Trust, Assignments of Leases and Rents,    Filed herewith
          Security Agreements, Financing Statements and Fixture Filings, dated
          June 27, 2001, from the Subsidiary Guarantors (as defined therein)
          listed therein, to Citicorp USA, Inc. as Senior Collateral Agent.

 10.37    Each of the Mortgages, Deeds of Trust, Assignments of Leases and Rents,    Filed herewith
          Security Agreements, Financing Statements and Fixture Filings, dated
          June 27, 2001, from the Subsidiary Guarantor listed therein, to
          Wilmington Trust Company, as Second Priority Collateral Trustee.

 10.38    Participation Agreement, dated as of June 27, 2001 among Rite Aid          Filed herewith
          Realty Corp., a Delaware corporation; Rite Aid Corporation, a Delaware corporation; Wells Fargo Northwest, National Association, not in its
          individual capacity except as expressly set forth therein but solely as trustee of the RAC Distribution Statutory Trust; the persons named therein as note holders and certificate holders; and Citicorp USA,
          Inc., in its capacity as administrative agent.

 10.39    Lease, dated as of June 27, 2001 between Wells Fargo Northwest,            Filed herewith
          National Association, not in its individual capacity, but solely as trustee of the RAC Distribution Statutory Trust, and Rite Aid Realty
          Corp., a Delaware corporation.

 10.40    Ground Lease Agreement dated as of June 27, 2001 between Thrifty           Filed herewith
          Payless, Inc., a California corporation, and Wells Fargo Northwest,
          National Association, not in its individual capacity, but solely as trustee of the RAC Distribution Statutory Trust.

 10.41    Security Agreement, dated as of June 27, 2001, made by Rite Aid Realty     Filed herewith
          Corp., a Delaware corporation in favor of Wells Fargo Northwest,
          National Association, not in its individual capacity, but solely as trustee of the RAC Distribution Statutory Trust.

 10.42    Parent Guarantee, dated as of June 27, 2001, by Rite Aid Corporation, a    Filed herewith
          Delaware corporation to Wells Fargo Northwest, National Association, not in its individual capacity, but solely as trustee of the RAC
          Distribution Statutory Trust.

 Exhibit                                                                                        Incorporation by
  Numbers                       Description                                                       Reference to
  -------                       -----------                                                       ------------

 10.43    Instrument Guarantee, dated as of June 27, 2001, by Rite Aid Realty        Filed herewith
          Corp., a Delaware corporation, to each of the Note Holders and
          Certificate Holders (each as defined in Participation Agreement, dated as of June 27, 2001 among Rite Aid Realty Corp., a Delaware corporation; Rite Aid Corporation, a Delaware corporation; Wells Fargo
          Northwest, National Association, not in its individual capacity, but solely as trustee of the RAC Distribution Statutory Trust; the Persons named therein as note holders and certificate holders; and Citicorp
          USA, Inc., in its capacity as administrative agent).

 10.44    Loan Agreement dated as of June 27, 2001 among Wells Fargo Northwest,      Filed herewith
          National Association, not in its individual capacity, but solely as trustee of the RAC Distribution Statutory Trust, the Persons named therein as note holders and/or any assignee thereof.

 10.45    Assignment and Security Agreement, dated as of June 27, 2001, by Wells     Filed herewith
          Fargo Northwest, National Association, not in its individual capacity, but solely as trustee of the RAC Distribution Statutory Trust, in favor of Citicorp USA, Inc., as Agent.

 10.46    Amended and Restated Declaration of Trust dated as of June 27, 2001,       Filed herewith
          between Wells Fargo Northwest, National Association and the Certificate
          Holders as defined therein.

 10.47    Stock Purchase Agreement dated June 12, 2001 by and between Rite Aid       Filed herewith
          Corporation, American Century Mutual Funds, Inc. and American Century
          World Mutual Funds, Inc.

 10.48    Stock Purchase Agreement dated June 12, 2001 by and between Rite Aid       Filed herewith
          Corporation, Bessent Global Equity Master and Quantum Partners Bessent
          Global.

 10.49    Stock Purchase Agreement dated June 12, 2001 by and between Rite Aid       Filed herewith
          Corporation and Fidelity.

 10.50    Stock Purchase Agreement dated June 12, 2001 by and between Rite Aid       Filed herewith
          Corporation; Putnam Investment Management, LLC; The Putnam Advisory
          Company, LLC; and Putnam Fiduciary Trust Company.

 10.51    Stock Purchase Agreement dated May 17, 2001 by and between Rite Aid        Filed herewith
          Corporation and Transamerica Investment Management, LLC.

 10.52    Exchange and Registration Rights Agreement dated as of June 27, 2001 by    Filed herewith
          and between Rite Aid and the Fidelity holders.

 10.53    Registration Rights Agreement dated June 27, 2001 by and between Rite      Filed herewith
          Aid Corporation and Fidelity holders.

 Exhibit                                                                                        Incorporation by
  Numbers                       Description                                                       Reference to
  -------                       -----------                                                       ------------

 10.54    Registration Rights Agreement dated June 27, 2001 by and between Rite      Filed herewith
          Aid Corporation, American Century Mutual Funds, Inc.; American Century
          World Mutual Funds, Inc.; Bessent Global Equity Master; Quantum
          Partners Bessent Global; Fidelity; Putnam Investment Management, LLC;
          The Putnam Advisory Company, LLC; and Putnam Fiduciary Trust Company.

 10.55    Registration Rights Agreement dated June 27, 2001 by and between Rite      Filed herewith
          Aid Corporation and Transamerica Investment Management, LLC.

 10.56    Registration Rights Agreement dated May 31, 2001 by and between Rite       Filed herewith
          Aid Corporation; Fir Tree Value Fund, L.P; Fir Tree Institutional Value
          Fund, L.P.; Fir Tree Value Partners LDC; and Fir Tree Recovery Master
          Fund, L.P.;

 10.57    Note Exchange Agreement dated June 27, 2001 by and between Rite Aid        Filed herewith
          Corporation and the Fidelity holders.

 10.58    Form of Common Stock Purchase Warrant dated June 27, 2001 issued by
          Rite Aid Corporation to Fidelity and funds affiliated with or controlled by Fidelity.

 10.59    Purchase Agreement dated June 20, 2001 between Rite Aid Corporation and    Filed herewith
          Salomon Smith Barney Inc., Credit Suisse First Boston Corporation, J.P.
          Morgan Securities Inc. and Fleet Securities Inc. as representatives of the initial purchasers of the Company's 11 1/4% Senior Notes due 2008.

 21       Subsidiaries of the registrant                                             Exhibit 19 to the Form 10-K filed on July 11,
                                                                                     2000

 23.1     Independent Auditors' Consent                                              Filed herewith

 23.2     Independent Auditors' Consent                                              Filed herewith

b. Financial Statement Schedules

   Independent Auditors' Report and Schedule II - Valuation and Qualifying Accounts (see pages II-15 and II-16)

   All other schedules are omitted because they are not applicable, not required or the required information is included in the consolidated financial statements or notes thereto.

   Financial statements of 50% or less owned companies have been omitted since they do not constitute significant subsidiaries.

Item 17. Undertakings.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Camp Hill, State of Pennsylvania, on July 10, 2001.

                                RITE AID CORPORATION


                                By: /s/ ROBERT G. MILLER
                                 ----------------------------------------------
                                                Robert G. Miller
                                       Chairman of the Board of Directors
                                          and Chief Executive Officer

   Each person whose signature appears below hereby constitutes and appoints Elliot S. Gerson and Kevin Twomey, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all (1) amendments (including post-effective amendments) and additions to this Registration Statement and (2)
Registration Statements, and any and all amendments thereto (including post-effective amendments), relating to the offering contemplated pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                         Title                                   Date
               ---------                      ------------                               ----
        /s/ ROBERT G. MILLER              Chairman of the Board and                   July 10, 2001
  ------------------------------------    Chief Executive Officer
            Robert G. Miller



          /s/ MARY F. SAMMONS             President, Chief Operating                  July 10, 2001
  ------------------------------------    Officer and Director
             Mary F. Sammons



         /s/ JOHN T. STANDLEY             Chief Financial Officer and Senior          July 10, 2001
  ------------------------------------    Executive Vice President
            John T. Standley



         /s/ CHRISTOPHER HALL             Executive Vice President,                   July 10, 2001
  ------------------------------------    Finance and Accounting
            Christopher Hall

               Signature                         Title                                   Date
               ---------                      ------------                               ----
           /s/ KEVIN TWOMEY               Chief Accounting Officer and                July 10, 2001
  ------------------------------------    Senior Vice President
              Kevin Twomey



        /s/ WILLIAM J. BRATTON            Director                                    July 10, 2001
  ------------------------------------
           William J. Bratton



         /s/ ALFRED M. GLEASON            Director                                    July 10, 2001
  ------------------------------------
            Alfred M. Gleason



         /s/ LEONARD I. GREEN             Director                                    July 10, 2001
  ------------------------------------
            Leonard I. Green



        /s/ NANCY A. LIEBERMAN            Director                                    July 10, 2001
  ------------------------------------
           Nancy A. Lieberman



          /s/ STUART M. SLOAN             Director                                    July 10, 2001
  ------------------------------------
             Stuart M. Sloan



       /s/ JONATHAN D. SOKOLOFF           Director                                    July 10, 2001
  ------------------------------------
          Jonathan D. Sokoloff



         /s/ LEONARD N. STERN             Director                                    July 10, 2001
  ------------------------------------
            Leonard N. Stern

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Rite Aid Corporation
Camp Hill, Pennsylvania


We have audited the consolidated financial statements of Rite Aid Corporation and subsidiaries as of March 3, 2001 and February 26, 2000, and for each of the three years in the period ended March 3, 2001, and have issued our report thereon dated May 8, 2001, except for Note 25, as to which the date is May 16, 2001 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule of Rite Aid Corporation, listed in
Item 16 of this Registration Statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


/s/ DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
May 8, 2001

                     RITE AID CORPORATION AND SUBSIDIARIES


                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
  For the Years Ended March 3, 2001, February 26, 2000, and February 27, 1999
                             (dollars in thousands)


                                                                                               Additions
                                                                                Balance at    Charged to                 Balance at
Allowances deducted from accounts receivable                                     Beginning     Costs and                   End of
for estimated uncollectible amounts:                                            of Period     Expenses     Deductions     Period
--------------------------------------------                                    ----------    ----------    ----------   ----------
Year ended March 3, 2001 ....................................................     $43,371       $21,147      $27,468       $37,050
Year ended February 26, 2000 ................................................      30,296        29,268       16,193        43,371
Year ended February 27, 1999 ................................................      47,268        15,916       32,888        30,296

                                 EXHIBIT INDEX

 Exhibit                                                                                    Incorporation by
 Numbers              Description                                                            Reference to
 -------              -----------                                                            ---------------
  3.1     Restated Certificate of Incorporation dated                                Exhibit 3(i) to Form 8-K filed on November 2,
          December 12, 1996                                                          1999

  3.2     Certificate of Amendment to the Restated Certificate of Incorporation      Exhibit 3(ii) to Form 8-K filed on November 2,
          dated October 25, 1999                                                     1999

  3.3     Series C Preferred Stock Certificate of Designation dated June 26, 2001    Filed herewith

  3.4     Certificate of Amendment to Restated Certificate of Incorporation dated    Filed herewith
          June 27, 2001

  3.5     By-laws, as amended on November 8, 2000                                    Exhibit 3.1 to Form 8-K filed on November 13,
                                                                                     2000

  4.1     Supplemental Indenture, dated as of February 3, 2000, between Rite Aid     Exhibit 4.2 to Form 8-K filed on February 7,
          Corporation and Harris Trust and Savings Bank to the Indenture, dated      2000
          September 10, 1997, between Rite Aid Corporation and Harris Trust and
          Savings Bank

  4.2     Supplemental Indenture, dated as of February 3, 2000, between Rite Aid     Exhibit 4.3 to Form 8-K filed on February 7,
          Corporation and Harris Trust and Savings Bank, to the Indenture, dated     2000
          September 22, 1998, between Rite Aid Corporation and Harris Trust and
          Savings Bank

  4.3     Supplemental Indenture, dated as of February 3, 2000, between Rite Aid     Exhibit 4.4 to Form 8-K filed on February 7,
          Corporation and Harris Trust and Savings Bank to the Indenture, dated      2000
          December 21, 1998, between Rite Aid Corporation and Harris Trust and
          Savings Bank

  4.4     Indenture, dated as of June 14, 2000, among Rite Aid Corporation, as       Exhibit 4.1 to Form 8-K filed on
          Issuer, each of the Subsidiary Guarantors named therein and State          June 21, 2000
          Street Bank and Trust Company, as Trustee

  4.5     Exchange and Registration Rights Agreement, dated as of June 14, 2000,     Exhibit 4.2 to Form 8-K filed on
          by and among Rite Aid Corporation, State Street Bank and Trust Company     June 21, 2000
          and the Holders of the 10.50% Senior Secured Notes due 2002

  4.6     Registration Rights Agreement, dated as of June 14, 2000, by and among     Exhibit 4.3 to Form 8-K filed on
          Rite Aid Corporation and the Lenders listed therein                        June 21, 2000

  4.7     Indenture, dated as of June 27, 2001, between Rite Aid Corporation, as     Filed herewith
          issuer and State Street Bank and Trust Company, as trustee, related to the Company's 12.50% Senior Secured Notes due 2006.

 Exhibit                                                                                    Incorporation by
 Numbers              Description                                                            Reference to
 -------              -----------                                                            ---------------

 4.8      Indenture, dated as of June 27, 2001 between Rite Aid Corporation, as      Filed herewith
          issuer and BNY Midwest Trust Company, as trustee, related to the
          Company's 11 1/4% Senior Notes due 2008.

 4.9      Exchange and Registration Rights Agreement, dated as of June 27, 2001,     Filed herewith
          between Rite Aid Corporation and Salomon Smith Barney Inc., Credit
          Suisse First Boston Corporation, J.P. Morgan Securities Inc. and Fleet
          Securities, Inc., as initial purchasers, for the benefit of the holders of the Company's 11 1/4% Senior Notes due 2008.

 5        Opinion of Skadden, Arps, Slate, Meagher & Flom LLP                        To be filed by amendment

 10.1     1999 Stock Option Plan                                                     Exhibit 10.1 to Form 10-K filed on May 21,
                                                                                     2001

 10.2     2000 Omnibus Equity Plan                                                   Included in Proxy Statement dated October 24,
                                                                                     2000

 10.3     2001 Stock Option Plan                                                     Exhibit 10.3 to Form 10-K filed on May 21,
                                                                                     2001

 10.4     Registration Rights Agreement, dated as of October 27, 1999, by and        Exhibit 4.1 to Form 8-K filed on November 2,
          between Rite Aid Corporation and Green Equity Investors III, L.P.          1999

 10.5     Registration Rights Agreement, dated as of October 27, 1999, by and        Exhibit 4.2 to Form 8-K filed on November 2,
          between Rite Aid Corporation and J.P. Morgan Ventures Corporation          1999

 10.6     Warrant to purchase Common Stock, par value $1.00 per share, of Rite       Exhibit 4.3 to Form 8-K filed on November 2,
          Aid Corporation, dated October 27, 1999, issued to J.P. Morgan Ventures    1999.
          Corporation

 10.7     Employment Agreement by and between Rite Aid Corporation and Robert G.     Exhibit 10.1 to Form 8-K filed on January 18,
          Miller, dated as of December 5, 1999                                       2000

 10.8     Amendment No. 1 to Employment Agreement by and between Rite Aid            Exhibit 10.9 to Form 10-K filed on May 21,
          Corporation and Robert G. Miller, dated as of May 7, 2001                  2001

 10.9     Rite Aid Corporation Restricted Stock and Stock Option Award Agreement,    Exhibit 4.31 to Form 8-K filed on January 18,
          made as of December 5, 1999, by and between Rite Aid Corporation and       2000
          Robert G. Miller

 10.10    Employment Agreement by and between Rite Aid Corporation and Mary F.       Exhibit 10.2 to Form 8-K filed on January 18,
          Sammons, dated as of December 5, 1999                                      2000

 10.11    Amendment No. 1 to Employment Agreement by and between Rite Aid            Exhibit 10.11 to Form 10-K filed on May 21,
          Corporation and Mary F. Sammons, dated as of May 7, 2001                   2001

 Exhibit                                                                                    Incorporation by
 Numbers              Description                                                            Reference to
 -------              -----------                                                            ---------------
 10.12    Rite Aid Corporation Restricted Stock and Stock Option Award               Exhibit 4.32 to Form 8-K filed on January 18,
          Agreement, made as of December 5, 1999, by and between Rite Aid            2000
          Corporation and Mary F. Sammons


 10.13    Employment Agreement by and between Rite Aid Corporation and David R.      Exhibit 10.3 to Form 8-K filed on January 18,
          Jessick, dated as of December 5, 1999                                      2000


 10.14    Rite Aid Corporation Restricted Stock and Stock Option Award Agreement,    Exhibit 4.33 to Form 8-K filed on January 18,
          made as of December 5, 1999, by and between Rite Aid Corporation and       2000
          David R. Jessick

 10.15    Employment Agreement by and between Rite Aid Corporation and John T.       Exhibit 10.4 to Form 8-K filed on January 18,
          Standley, dated as of December 5, 1999                                     2000


 10.16    Rite Aid Corporation Restricted Stock and Stock Option Award Agreement,    Exhibit 4.34 to Form 8-K filed on January 18,
          made as of December 5, 1999, by and between Rite Aid Corporation and       2000
          John T. Standley

 10.17    Employment Agreement by and between Rite Aid Corporation and Elliot S.     Exhibit 10.18 to Form 10-K filed on May 21,
          Gerson, dated as of November 16, 2000                                      2001


 10.18    Employment Agreement by and between Rite Aid Corporation and Eric          Exhibit 10.19 to Form 10-K filed on May 21,
          Sorkin, dated as of April 2, 1999                                          2001

 10.19    Employment Agreement by and between Rite Aid Corporation and James         Exhibit 10.20 to Form 10-K filed on May 21,
          Mastrain, dated as of September 27, 2000                                   2001


 10.20    Rite Aid Corporation Special Deferred Compensation Plan                    Exhibit 10.20 to Form 10-K filed on July 11,
                                                                                     2000

 10.21    Executive Separation Agreement and General Release, dated February 28,     Exhibit 10.46 to Form 10-K filed on July 11,
          2000, between Rite Aid Corporation and Timothy Noonan                      2000

 10.22    Letter Agreement, dated February 28, 2000, between Rite Aid Corporation    Exhibit 10.47 to Form 10-K filed on July 11,
          and Timothy Noonan, amending Executive Separation Agreement and General    2000
          Release, dated February 28, 2000, between Rite Aid Corporation and
          Timothy Noonan

 10.23    Equity for Bank Debt Exchange Agreement between                            Exhibit 10.45 to Form 10-K filed on May 21,
          Rite Aid Corporation, Fir Tree Value Fund, L.P., Fir Tree Institutional    2001
          Value Fund, L.P., Fir Tree Value Partners LDC and Fir Tree Recovery
          Master Fund, L.P.

 10.24    Side Letter to Equity for Bank Debt Exchange Agreement, dated April 30,    Exhibit 10.46 to Form 10-K filed on May 21,
          2001, between Rite Aid Corporation, Fir Tree Value Fund, L.P., Fir Tree    2001
          Institutional Value Fund, L.P., Fir Tree Value Partners LDC and Fir
          Tree Recovery Master Fund, L.P.

 Exhibit                                                                                    Incorporation by
 Numbers              Description                                                            Reference to
 -------              -----------                                                            ---------------
 10.25    Employment Agreement by and between Rite Aid Corporation and               Exhibit 10.46 to Form 10-K filed on May 21,
          Christopher Hall, dated as of January 26, 2001                             2001


 10.26    Employment Agreement by and between Rite Aid Corporation and Robert B.     Exhibit 10.49 to Form 10-K filed on May 21,
          Sari, dated as of February 28, 2001                                        2001


 10.27    Registration Rights Agreement dated as of June 14, 2001 by and between     Filed herewith
          Rite Aid Corporation and Marathon Special Opportunity Fund Ltd. and
          Marathon Master Fund, Ltd.

 10.28    Registration Rights Agreement dated as of June 19 2001 by and between      Filed herewith
          Rite Aid Corporation and OZ Master Fund, Ltd. and OZF Credit
          Opportunities Master Fund, Ltd.

 10.29    Registration Rights Agreement dated as of May 24, 2001 by and between      Filed herewith
          Rite Aid Corporation and Liberty View Fund, LP, Liberty View Fund, LLC
          and Liberty View Global Volatility Fund LP

 10.30    Senior Credit Agreement, dated as of June 27, 2001 among Rite Aid          Filed herewith
          Corporation, the financial institutions party thereto, Citicorp USA,
          Inc., as senior administrative agent and as senior collateral agent, and The Chase Manhattan Bank, Credit Suisse First Boston and Fleet
          Retail Finance Inc., as syndication agents

 10.31    Senior Subsidiary Guarantee Agreement, dated as of June 27, 2001 among     Filed herewith
          the Subsidiary Guarantors (as defined therein) and Citicorp USA, Inc., as senior collateral agent.

 10.32    Senior Subsidiary Security Agreement, dated as of June 27, 2001 by the     Filed herewith
          Subsidiary Guarantors (as defined therein) in favor of the Citicorp USA
          (senior collateral agent).

 10.33    Collateral Trust and Intercreditor Agreement, dated as of June 27, 2001    Filed herewith
          among Rite Aid Corporation, the Subsidiary Guarantors (as defined therein), Wilmington Trust Company, as collateral trustee for the holders from time to time of the Second Priority Debt Obligations (as defined therein), Citicorp USA, Inc., as collateral agent for the
          Senior Secured Parties (as defined therein) under the Senior Loan
          Documents (as defined therein), Citibank USA, Inc., as agent for the
          Synthetic Lease Parties (as defined therein), State Street Bank and
          Trust Company, as trustee under the Exchange Note Indenture (as defined therein) for the holders of the Exchange Notes (as defined therein), and each other Second Priority Representative (as defined therein)
          which from time to time becomes a party thereto.

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
 Exhibit                                                                                    Incorporation by
 Numbers              Description                                                            Reference to
 -------              -----------                                                            ---------------
 10.34    Second Priority Subsidiary Guarantee Agreement, dated as of June 27,       Filed herewith
          2001 among the Subsidiary Guarantors (as defined therein) and
          Wilmington Trust Company, as collateral agent.

 10.35    Second Priority Subsidiary Security Agreement, dated as of June 27,        Filed herewith
          2001 by the Subsidiary Guarantors (as defined therein) in favor of
          Wilmington Trust Company, as collateral trustee.

 10.36    Each of the Mortgages, Deeds of Trust, Assignments of Leases and Rents,    Filed herewith
          Security Agreements, Financing Statements and Fixture Filings, dated
          June 27, 2001, from the Subsidiary Guarantors (as defined therein)
          listed therein, to Citicorp USA, Inc. as Senior Collateral Agent.

 10.37    Each of the Mortgages, Deeds of Trust, Assignments of Leases and Rents,    Filed herewith
          Security Agreements, Financing Statements and Fixture Filings, dated
          June 27, 2001, from the Subsidiary Guarantor listed therein, to
          Wilmington Trust Company, as Second Priority Collateral Trustee.

 10.38    Participation Agreement, dated as of June 27, 2001 among Rite Aid          Filed herewith
          Realty Corp., a Delaware corporation; Rite Aid Corporation, a Delaware corporation; Wells Fargo Northwest, National Association, not in its
          individual capacity except as expressly set forth therein but solely as trustee of the RAC Distribution Statutory Trust; the persons named therein as note holders and certificate holders; and Citicorp USA,
          Inc., in its capacity as administrative agent.

 10.39    Lease, dated as of June 27, 2001 between Wells Fargo Northwest,            Filed herewith
          National Association, not in its individual capacity, but solely as trustee of the RAC Distribution Statutory Trust, and Rite Aid Realty
          Corp., a Delaware corporation.

 10.40    Ground Lease Agreement dated as of June 27, 2001 between Thrifty           Filed herewith
          Payless, Inc., a California corporation, and Wells Fargo Northwest,
          National Association, not in its individual capacity, but solely as trustee of the RAC Distribution Statutory Trust.

 10.41    Security Agreement, dated as of June 27, 2001, made by Rite Aid Realty     Filed herewith
          Corp., a Delaware corporation in favor of Wells Fargo Northwest,
          National Association, not in its individual capacity, but solely as trustee of the RAC Distribution Statutory Trust.

 10.42    Parent Guarantee, dated as of June 27, 2001, by Rite Aid Corporation, a    Filed herewith
          Delaware corporation to Wells Fargo Northwest, National Association, not in its individual capacity, but solely as trustee of the RAC
          Distribution Statutory Trust.

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
 Exhibit                                                                                    Incorporation by
 Numbers              Description                                                            Reference to
 -------              -----------                                                            ---------------
 10.43    Instrument Guarantee, dated as of June 27, 2001, by Rite Aid Realty        Filed herewith
          Corp., a Delaware corporation, to each of the Note Holders and
          Certificate Holders (each as defined in Participation Agreement, dated as of June 27, 2001 among Rite Aid Realty Corp., a Delaware corporation; Rite Aid Corporation, a Delaware corporation; Wells Fargo
          Northwest, National Association, not in its individual capacity, but solely as trustee of the RAC Distribution Statutory Trust; the Persons named therein as note holders and certificate holders; and Citicorp
          USA, Inc., in its capacity as administrative agent).

 10.44    Loan Agreement dated as of June 27, 2001 among Wells Fargo Northwest,      Filed herewith
          National Association, not in its individual capacity, but solely as trustee of the RAC Distribution Statutory Trust, the Persons named therein as note holders and/or any assignee thereof.

 10.45    Assignment and Security Agreement, dated as of June 27, 2001, by Wells     Filed herewith
          Fargo Northwest, National Association, not in its individual capacity, but solely as trustee of the RAC Distribution Statutory Trust, in favor of Citicorp USA, Inc., as Agent.

 10.46    Amended and Restated Declaration of Trust dated as of June 27, 2001,       Filed herewith
          between Wells Fargo Northwest, National Association and the Certificate
          Holders as defined therein.

 10.47    Stock Purchase Agreement dated June 12, 2001 by and between Rite Aid       Filed herewith
          Corporation, American Century Mutual Funds, Inc. and American Century
          World Mutual Funds, Inc.

 10.48    Stock Purchase Agreement dated June 12, 2001 by and between Rite Aid       Filed herewith
          Corporation, Bessent Global Equity Master and Quantum Partners Bessent
          Global.

 10.49    Stock Purchase Agreement dated June 12, 2001 by and between Rite Aid       Filed herewith
          Corporation and Fidelity.

 10.50    Stock Purchase Agreement dated June 12, 2001 by and between Rite Aid       Filed herewith
          Corporation; Putnam Investment Management, LLC; The Putnam Advisory
          Company, LLC; and Putnam Fiduciary Trust Company.

 10.51    Stock Purchase Agreement dated May 17, 2001 by and between Rite Aid        Filed herewith
          Corporation and Transamerica Investment Management, LLC.

 10.52    Exchange and Registration Rights Agreement dated as of June 27, 2001 by    Filed herewith
          and between Rite Aid and the Fidelity holders.

 10.53    Registration Rights Agreement dated June 27, 2001 by and between Rite      Filed herewith
          Aid Corporation and Fidelity holders.

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
 Exhibit                                                                                    Incorporation by
 Numbers              Description                                                            Reference to
 -------              -----------                                                            ---------------
 10.54    Registration Rights Agreement dated June 27, 2001 by and between Rite      Filed herewith
          Aid Corporation, American Century Mutual Funds, Inc.; American Century
          World Mutual Funds, Inc.; Bessent Global Equity Master; Quantum
          Partners Bessent Global; Fidelity; Putnam Investment Management, LLC;
          The Putnam Advisory Company, LLC; and Putnam Fiduciary Trust Company.

 10.55    Registration Rights Agreement dated June 27, 2001 by and between Rite      Filed herewith
          Aid Corporation and Transamerica Investment Management, LLC.

 10.56    Registration Rights Agreement dated May 31, 2001 by and between Rite       Filed herewith
          Aid Corporation; Fir Tree Value Fund, L.P; Fir Tree Institutional Value
          Fund, L.P.; Fir Tree Value Partners LDC; and Fir Tree Recovery Master
          Fund, L.P.;

 10.57    Note Exchange Agreement dated June 27, 2001 by and between Rite Aid        Filed herewith
          Corporation and the Fidelity holders.

 10.58    Form of Common Stock Purchase Warrant dated June 27, 2001 issued by
          Rite Aid Corporation to Fidelity and funds affiliated with or controlled by Fidelity.

 10.59    Purchase Agreement dated June 20, 2001 between Rite Aid Corporation and    Filed herewith
          Salomon Smith Barney Inc., Credit Suisse First Boston Corporation, J.P.
          Morgan Securities Inc. and Fleet Securities Inc. as representatives of the initial purchasers of the Company's 11 1/4% Senior Notes due 2008.

 21       Subsidiaries of the registrant                                             Exhibit 19 to the Form 10-K filed on July 11,
                                                                                     2000

 23.1     Independent Auditors' Consent                                              Filed herewith

 23.2     Independent Auditors' Consent                                              Filed herewith